Exhibit 10.1

EXECUTION VERSION

Amended and Restated Participation Agreement

dated as of May 2, 2019

among

Old Saw Mill Holdings LLC,
as Lessee,

BA Leasing BSC, LLC,
as Lessor,

Bank of America, N.A.,
not in its individual capacity, except as expressly
stated herein, but solely as Administrative Agent,

The Lenders party hereto from time to time

Banc of America Leasing & Capital, LLC,
as Sole Lead Arranger

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
as Syndication Agent and Bookrunner

JPMorgan Chase Bank, N.A.,
as Bookrunner

U.S. Bank National Association,
as Bookrunner

ii

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Appendices

Appendix 1	—	Definitions and Interpretation

Schedules

Schedule I	—	Lessor Commitment as of Original Closing Date
Schedule II	—	Lenders’ Commitments as of Original Closing Date
Schedule III	—	Notice Information, Payment Offices and Applicable Lending Offices
Schedule IV	—	Subsidiary Guarantors as of Restatement Date
Schedule 6.1(xi)	—	Governmental Actions; Filings and Recordings as of Original Closing Date

Exhibits

Exhibit A	—	[Reserved]
Exhibit B-2	—	Form of Lessee’s Restatement Date Certificate
Exhibit C-2	—	Form of Parent Guarantor’s Restatement Date Certificate
Exhibit D	—	Form of Amended and Restated Guaranty
Exhibit E	—	Form of Assignment Agreement
Exhibit F-1	—	Form of Officer’s Certificate of Lessee
Exhibit F-2	—	Form of Officer’s Certificate of Parent Guarantor
Exhibit F-3	—	Form of Officer’s Certificate of Subsidiary Guarantor
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Amended and Restated Participation Agreement

This Amended and Restated Participation Agreement (as amended, restated, supplemented, or otherwise modified from time to time, this “Participation Agreement”), dated as of May 2, 2019, is entered into by and among Old Saw Mill Holdings LLC, a New York limited liability company, as Lessee (together with its successors and permitted assigns, in its capacity as Lessee, the “Lessee”); BA Leasing BSC, LLC, a Delaware limited liability company, as Lessor (together with its successors and permitted assigns, in its capacity as Lessor, the “Lessor”); Bank of America, N.A., not in its individual capacity, except as expressly stated herein, but solely as Administrative Agent (together with its successors and permitted assigns, in its capacity as Administrative Agent, the “Administrative Agent”), and the financial institutions party hereto from time to time as Lenders (together with their permitted successors and assigns, each as a Lender under the Loan Agreement, a “Lender”, and collectively, the “Lenders”).

Witnesseth:

A. On March 3, 2017 (the “Original Closing Date”), Lessee, Lessor, Administrative Agent and Lenders entered into the Participation Agreement, dated as of the Original Closing Date (as amended, supplemented or otherwise modified prior to the Restatement Date, the “Original Participation Agreement”) and the other Operative Documents (as defined in the Original Participation Agreement) to finance the purchase of the Site and the Facility.

B. On the Original Closing Date, among other things, (i) Lessor acquired the Site and the Facility from the Sellers and (ii) Lessee and Lessor entered into the Lease pursuant to which Lessor leases to Lessee, and Lessee leases from Lessor, the Leased Property pursuant to the Lease.

C. Administrative Agent, using amounts funded by Participants, provided the Advance on the Original Closing Date to pay Participant Costs (including the Purchase Price and payment of, and reimbursement to the Parent Guarantor of, the Deposit).

D. To secure the repayment of the Funded Amounts and the other amounts due and payable by Lessee under the Operative Documents, the Administrative Agent, on behalf of the Participants, has the benefit of a Lien on the Leased Property and the other Collateral.

E. The Lessee has requested that the Original Participation Agreement be amended and restated as set forth herein, which amendment and restatement shall become effective on the Restatement Date.

F. It is the intent of the parties hereto that this Participation Agreement (i) shall amend, restate and supersede in its entirety the Original Participation Agreement and (ii) shall re-evidence the “Obligations” (under, and as defined in, the Original Participation Agreement) outstanding on the Restatement Date as contemplated hereby (and it shall not constitute a novation of the obligations and liabilities of the parties under the Original Participation Agreement or any other Operative Document).

Now, Therefore, in consideration of the mutual agreements contained in this Participation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Original Participation Agreement is hereby amended and restated in its entirety as follows:

Article I
Definitions; Interpretation

Section 1.1. Definitions; Interpretation. Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix 1 hereto for all purposes hereof; and the rules of interpretation set forth in Appendix 1 hereto shall apply to this Participation Agreement.

Article II
Original Closing Date; Acquisition Date; Restatement Date

Section 2.1. Effectiveness of Original Participation Agreement. The Original Participation Agreement became effective as of the Original Closing Date.

Section 2.2. Lease of Leased Property. Pursuant to the terms of the Original Participation Agreement, on the Original Closing Date, (i) Lessee assigned its right under the Purchase Agreement to Lessor and Lessor acquired the Site and the Facility from the Sellers, together with the Appurtenant Rights existing at such time and (ii) Lessor and Lessee entered into the Lease pursuant to which Lessor leases to Lessee, and Lessee leases from Lessor, the Leased Property for the Term.

Section 2.3. Participant Costs. On the Original Closing Date, the Lessor made the Advance, the proceeds of which were used for the payment of Participant Costs.

Section 2.4. Effectiveness of Amended and Restated Participation Agreement. This Participation Agreement shall be effective as of the earliest date (the “Restatement Date”) on which all of the conditions precedent thereto set forth in Section 6.2 have been satisfied or waived by the applicable parties as set forth therein.

Article III
Funding of Advances

Section 3.1. Fundings. (a) Amount of Fundings. Pursuant to the Original Participation Agreement and in reliance on the representations and warranties of each of the parties thereto contained therein or made pursuant thereto, on the Original Closing Date the Lessor made the Advance requested pursuant to the Advance Request and each Participant funded its portion of the Advance, as and to the extent provided in the Original Participation Agreement, in each case by making available to the Administrative Agent by wire transfer of immediately available funds in accordance with the instructions set forth in the Advance Request, an amount equal to (i) with respect to any Lender, the product of such Lender’s Commitment Percentage and the aggregate

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amount of the requested Advance and (ii) with respect to the Lessor, the product of Lessor’s Commitment Percentage and the aggregate amount of the requested Advance. The Funding by each Participant on the Original Closing Date was in an amount equal to such Participant’s Commitment and (y) the Advance made by the Participants on the Original Closing Date was in an amount equal to the Aggregate Commitment Amount. No amounts paid or prepaid with respect to Lessor Amount or the Loans may be readvanced.

(b) Notes and Lessor Amount. Each Lender’s Loans are evidenced by a single Note issued to such Lender and repayable in accordance with, and with Interest accruing pursuant to, the terms of the Loan Agreement. The Lessor Amount shall accrue Yield at the Yield Rate. Each Lender is authorized and entitled to make notations on its Note in accordance with the Loan Documents, each of which notations shall constitute prima facie evidence of the accuracy of the information so noted, absent manifest error.

(c) Funding. The Advance made by Lessor on the Original Closing Date pursuant to the Operative Documents was made by the Participants making the Funding directly to the Administrative Agent. The Funding by the Participants on the Original Closing Date to the Administrative Agent with respect to the Advance, and the Advance by the Administrative Agent on the Original Closing Date to any Person entitled to payments constituting Participant Costs, was deemed to constitute the required Advance by the Participants pursuant to the Original Participation Agreement.

(d) Advance; Limitations and Limits. Pursuant to Section 3.2 of the Original Participation Agreement, the Advance was used solely to pay Participant Costs. The Advance was made on the Original Closing Date, and there shall be no additional advances pursuant to this Participation Agreement.

Section 3.2. Payment of Participant Costs and Fees. On the Original Closing Date, the Participants made the Advance in the amount specified in the Advance Request to pay the Purchase Price less the Deposit to the Sellers (or their designee) and pay the Deposit to the Parent Guarantor (to reimburse the Parent Guarantor for same).

Section 3.3. Advance Request. Lessee delivered the Advance Request to Administrative Agent prior to the Original Closing Date pursuant to Section 3.3 of the Original Participation Agreement, which contained, among other things, a statement of the amount of the requested Advance setting forth the amount of the Advance to be used to Fund (A) the Purchase Price less the Deposit, to Sellers and (B) the Deposit, to the Parent Guarantor (to reimburse the Parent Guarantor for same).

All documents and instruments required to be delivered on the Original Closing Date and in connection with the Advance pursuant to the Original Participation Agreement were delivered at the offices of Chapman and Cutler LLP, 595 Market Street, Suite 2600, San Francisco, California 94105-2839, Attention: Vincent W. Pelleriti, Esq. or at such other location as the Administrative Agent and Lessee agreed. All documents and instruments required to be delivered subsequent to the Original Closing Date pursuant to this Participation Agreement shall be delivered to the Administrative Agent, or at such other location as the Administrative Agent,

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Required Participants, Lessor and Lessee may agree.

Section 3.4. Assignment of Purchase Agreement. On the Original Closing Date, Lessee entered into the Assignment of Purchase Agreement with the Lessor, which was in form and substance reasonably satisfactory to Lessor.

Article IV
Yield; Interest

Section 4.1. Yield. The amount of the Lessor Amount outstanding from time to time shall accrue Yield at the Yield Rate, calculated on the basis of a 360-day year using the actual number of days elapsed and, when the Yield Rate is based on an Alternate Base Rate, a 365 (or, if applicable, 366) day year basis, and, at all other times, a 360-day year basis. If all or any portion of the Lessor Amount outstanding, any Yield payable thereon or any other amount payable hereunder shall not be paid when due (whether at stated maturity, acceleration thereof or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Overdue Rate.

Section 4.2. Interest on Loans. Each Loan shall accrue Interest computed and payable in accordance with the terms of the Loan Agreement.

Section 4.3. Payments of Rent; and Payments and Prepayments of Funded Amounts. (a) Notwithstanding any provisions in the Lease to the contrary, the Lessor hereby directs the Lessee to pay to the Administrative Agent the Rent from time to time payable under the Lease (other than Supplemental Rent that is payable to Persons other than Lessor, which the Lessor hereby directs the Lessee to make directly to the applicable Person entitled thereto).

(b) In the event that the Lessee pays or causes to be paid the Lease Balance and all other amounts owing by Lessee to the Administrative Agent, if any, and/or the Participants under the Operative Documents (including, but without duplication, accrued and unpaid Rent) to the Lessor in connection with the Lessee’s purchase of the Leased Property in accordance with Section 15.1, 16.2(e) or 18.1 of the Lease or Article XIX of the Lease, the Lessor will prepay the entire outstanding principal amount of the Loans and the Lessor Amount. Each Participant hereby acknowledges that its Loans or Lessor Amount, as the case may be, may be so prepaid without any prepayment premium or charge (other than Break Costs, if any).

Section 4.4. Fees. Pursuant to the Original Participation Agreement, Lessee agreed to pay the following fees (collectively, the “Fees”): (x) to the Administrative Agent, for the account of the Participants, the Upfront Fees payable to the Participants on the Original Closing Date, (y) to Arranger, for its own account, the Arranger Fee payable to the Arranger on the Original Closing Date pursuant to, and in the amount set forth in, the Arranger Fee Letter, and (z) to the Administrative Agent: the periodic agency fees payable to the Administrative Agent pursuant to, and in the amounts and at the times set forth in, the Administrative Agent Fee Letter. The Fees referred to in clause (x), clause (y) and, to the extent payable prior to the Restatement Date, clause (z) above were previously paid by the Lessee. The Lessee agrees to continue to pay the Fees referred to in clause (z) above pursuant to, and in the amounts and at the times set forth in,

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the Administrative Agent Fee Letter.

Section 4.5. Obligations Several. The obligations of the Participants hereunder or elsewhere in the Operative Documents shall be several and not joint; and no Participant shall be liable or responsible for the acts or defaults of any other party hereunder or under any other Operative Document.

Section 4.6. Highest Lawful Rate. It is the intention of the parties hereto to conform strictly to applicable usury laws, and, anything herein or in any other Operative Document to the contrary notwithstanding, the obligations of (x) Lessee to Lessor under this Participation Agreement, the Lease and the other Operative Documents, (y) Lessor to the Lenders under the Loan Agreement and the Notes and (z) either Lessee or Lessor or any other party under any other Operative Document shall, in each case, be subject to the limitation that payments of Interest or of other amounts constituting interest under Applicable Laws shall not be required to the extent that receipt thereof would be in excess of the Highest Lawful Rate or otherwise contrary to provisions of Applicable Laws applicable to the recipient limiting rates of interest which may be charged or collected by the recipient. Accordingly, if the transactions or the amount paid or otherwise agreed to be paid for the use, forbearance or detention of money under this Participation Agreement, the Lease, the Loan Agreement, the Notes, the Lessor Amount or any other Operative Document would exceed the Highest Lawful Rate or otherwise be usurious under Applicable Laws (including without limitation the federal and state laws of the United States of America or of any other jurisdiction whose laws may be mandatorily applicable) with respect to the recipient of any such amount, then, in that event, notwithstanding anything to the contrary in this Participation Agreement, the Lease, the Loan Agreement, the Notes or any other Operative Document, it is agreed as follows as to the recipient of any such amount:

(a) the provisions of this Section 4.6 shall govern and control over any other provision in this Participation Agreement, the Lease, the Loan Agreement, the Notes, the Lessor Amount and any other Operative Document, and each provision set forth therein is hereby so limited;

(b) the aggregate of all consideration which constitutes interest under Applicable Laws that is contracted for, charged or received under this Participation Agreement, the Lease, the Loan Agreement, the Notes or any other Operative Document shall under no circumstances exceed the maximum amount of interest allowed by Applicable Laws (such maximum lawful interest rate, if any, with respect to such recipient herein shall be called the “Highest Lawful Rate”), and all amounts owed under this Participation Agreement, the Lease, the Loan Agreement, the Notes and any other Operative Document shall be held subject to reduction and: (i) the amount of interest which would otherwise be payable to the recipient under this Participation Agreement, the Lease, the Loan Agreement, the Notes or any other Operative Document shall be automatically reduced to the amount allowed under Applicable Laws, and (ii) any unearned interest paid in excess of the Highest Lawful Rate shall be credited to the payor by the recipient (or, if such consideration shall have been paid in full, refunded to the payor);

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(c) all sums paid or agreed to be paid for the use, forbearance and detention of the money under this Participation Agreement, the Lease, the Loan Agreement, the Notes or any other Operative Document shall, to the extent permitted by Applicable Laws, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and

(d) if at any time the interest, together with any other fees, late charges and other sums payable pursuant to or in connection with this Participation Agreement, the Lease, the Loan Agreement, the Notes and any other Operative Document executed in connection herewith or therewith and deemed interest under Applicable Laws, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees, charges and sums to accrue to the recipient of such interest, fees, charges and sums pursuant to the Operative Documents shall be limited, notwithstanding anything to the contrary in the Operative Documents, to that amount which would have accrued at the Highest Lawful Rate for the recipient, but any subsequent reductions, as applicable, shall not reduce the interest to accrue pursuant to the Operative Documents below the recipient’s Highest Lawful Rate until the total amount of interest payable to the recipient (including all consideration which constitutes interest) equals the amount of interest which would have been payable to the recipient (including all consideration which constitutes interest), plus the amount of fees which would have been received but for the effect of this Section 4.6.

Section 4.7. Renewal of Lease. (a) Lessee may request in writing (the “Renewal Option Request”) to the Administrative Agent, Lessor and each Participant pursuant to the Lease to renew the Term (the “Lease Renewal”) for one additional five-year period commencing on the last day of the Base Term (a “Lease Renewal Term”), and that the Maturity Date for the Loans and the Lessor Amount be correspondingly extended to the extended Expiration Date. Such Renewal Option Request must be delivered in writing to Administrative Agent not later than one hundred eighty (180) days nor more than three hundred sixty-five (365) days prior to the expiration of the Base Term. The Administrative Agent shall distribute a copy of the Renewal Option Request to each Participant, promptly after receipt thereof from the Lessee. Each Participant will notify Administrative Agent (who shall promptly notify the Lessee) in writing of whether or not it has consented to such Renewal Option Request not later than forty-five (45) days after the date on which the Administrative Agent receives the Renewal Option Request (the “Renewal Option Response Date”). Any failure by any Participant to so notify Administrative Agent by the Renewal Option Response Date will be deemed to be a non-consent by such Participant. Each Participant’s determination with respect to the Renewal Option Request shall be a new credit determination and within such Participant’s sole and absolute discretion and may be conditioned upon such terms and conditions as shall be deemed appropriate by such Participant, which may include receipt of such financial information, documentation or other information or conditions as may be requested in writing by such Participant and the receipt of a satisfactory appraisal of the Leased Property. It is a condition that all Participants consent to the renewal set forth in the Renewal Option Request for any renewal of the Lease to be effective. Lessee shall have thirty (30) days after the Renewal Option Response Date (such time period being referred to as the “Renewal Rescission Period”) to irrevocably rescind the Renewal Option

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Request and elect not to extend the Term (a “Renewal Rescission”). If Lessee exercises a Renewal Rescission, the Lease shall terminate on the last day of the Term and Lessee shall be deemed to have exercised the Purchase Option. Any failure by Lessee to exercise a Renewal Rescission during the Renewal Rescission Period shall be deemed a waiver of the right of Lessee to effectuate a Renewal Rescission and, subject to Section 4.7(c), Lessee shall have been deemed to have accepted the Participants’ respective terms and conditions to their respective consents to the Renewal Option Request.

If consented to by all Participants pursuant to the preceding paragraph, Lessee, the Administrative Agent and the Participants shall proceed promptly to execute and deliver all such amendments and modifications to the Operative Documents as are necessary to set forth any terms and conditions relating to the Renewal Option not reflected in the Operative Documents and the renewal shall become effective as of the first date (the “Renewal Effective Date”) on or after the Renewal Option Response Date on which all of the Participants shall have consented to such Lease Renewal; provided that on both the date of the Renewal Option Request and the Renewal Effective Date in addition thereto: (w) each of the representations and warranties made by Lessee and each Guarantor in or pursuant to the Operative Documents shall be true and correct in all material respects as if made on and as of each such date (except to the extent any such representation or warranty specifically relates to an earlier date), (x) Lessee shall not have exercised the Purchase Option or Sale Option, (y) no Default or Event of Default shall have occurred and be continuing, and (z) on each of such dates, Lessor shall have received a certificate of a Responsible Officer of Lessee as to the matters set forth in clauses (w), (x) and (y) above and (3) without duplication, the conditions set forth in Section 19.3 of the Lease shall have been satisfied as of the dates required therein.

(b) Following the Renewal Effective Date, Lessee’s election of the Lease Renewal Term shall be undertaken pursuant to, and shall be subject to the terms and conditions set forth in, Section 19.1(a) of the Lease.

(c) The Lessee shall have the right, but shall not be obligated, to replace any Participant that fails to consent to a Renewal Option Request pursuant to Section 4.7(a) or, as a condition to such consent, requires renewal terms that the Lessee has not accepted (any such Participant, a “Non-Renewing Participant”), in any such case, in accordance with the procedures provided in Section 14.9. Any such replacement Participant shall have entered into an Assignment Agreement with such Non-Renewing Participant in accordance with the procedures provided in Section 14.9, effective on or before the Renewal Effective Date. Prior to any Non-Renewing Participant being so replaced pursuant hereto, such Non-Renewing Participant may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Lessee, to become a consenting Participant pursuant to this Section 4.7 and/or to withdraw any of its renewal terms that the Lessee has not accepted.

Article V
Certain Intentions of the Parties

Section 5.1. Nature of Transaction. It is the intention of the parties that:

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(a) for all purposes, including GAAP, federal and all state and local income and transfer taxes, bankruptcy, insolvency, conservatorships and receiverships (including the substantive law upon which bankruptcy, conservatorship and insolvency and receivership proceedings are based), real estate and commercial law and UCC purposes:

(i) the Overall Transaction constitutes a secured lending transaction by the Participants to Lessee and preserves beneficial ownership in the Leased Property in Lessee, the Lessor holds only legal title to the Leased Property within the meaning of 11 U.S.C. Section 541(d), Lessee (and not the Lessor, the Administrative Agent or the other Participants) will be entitled to all tax benefits with respect to the Leased Property and other Collateral available to the owner of the Leased Property for tax purposes, the obligations of Lessee to pay Basic Rent shall be treated as payments of interest to the Participants, the payment by Lessee of any amounts (other than Basic Rent) in respect of the Lease Balance shall be treated as payments of principal to the Participants and, in the event Lessee purchases the Leased Property pursuant to the terms of the Lease and pays in full the Lease Balance and all other amounts outstanding under the Operative Documents, legal title to the Leased Property shall automatically vest in the Lessee; and

(ii) in order to secure the obligations of Lessee now existing or hereafter arising under the Lease or any of the other Operative Documents, the Lease, together with the other Security Instruments, creates a security interest or a lien, as the case may be, in the Leased Property and the other Collateral in favor of the Administrative Agent, and for the benefit of the Participants, to secure Lessee’s payment and performance of the Obligations; and

(iii) the Security Instruments create Liens on and security interests in the Leased Property and the other Collateral, granted by Lessor or Lessee, as applicable, in favor of the Administrative Agent for the benefit of all of the Participants to secure Lessor’s and Lessee’s payment and performance of their respective obligations under the Lease, the Loan Agreement, the Notes and other applicable Operative Documents.

Each of the parties hereto agrees that it will not, nor will it permit any Affiliate to at any time, take any action or fail to take any action with respect to the preparation, filing or audit of any income tax return, including an amended income tax return, to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 5.1.

Nevertheless, without limiting the foregoing agreement, each of the parties hereto acknowledges and agrees that none of the Lessee, the Participants, the Administrative Agent or Arranger has made any representations or warranties concerning the tax, accounting or legal characteristics of the Operative Documents or any aspect of the Overall Transaction and that such party has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents and the Overall Transaction as such party deems appropriate.

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(b) Specifically, without limiting the generality of clause (a), the parties hereto intend and agree that in the event of any insolvency, conservatorship or receivership proceedings or matters or a petition under the United States bankruptcy laws, or any other applicable insolvency, conservatorship or receivership laws or statute of the United States of America or any State or Commonwealth thereof affecting Lessee, the Guarantors or any Participant or any collection actions, the transactions evidenced by the Operative Documents (including, without limitation, the Lease) constitute a financing made directly to Lessee by the Participants, as unrelated third party lenders, and that Lessor holds a fee interest in and title to the Leased Property to secure Lessee’s obligations to repay such financing to the Participants and all other amounts due under any of the Operative Documents and that Lessee retains the beneficial ownership of the Leased Property.

Section 5.2. Amounts Due Under Lease. Anything else herein or elsewhere to the contrary notwithstanding, it is the intention of the Lessee and the Participants that: (i) the amount and timing of installments of Basic Rent due and payable from time to time under the Lease shall be equal to the aggregate payments due and payable as Interest on the Loans and Yield on the Lessor Amount due on each Payment Date; (ii) if the Lessee elects the Early Termination Option, the Purchase Option or becomes obligated or otherwise elects to purchase the Leased Property under the Lease, the Loans, the Lessor Amount, all accrued and unpaid Interest and Yield thereon, any Fees and all other obligations of the Lessee owing to the Participants pursuant to the Operative Documents shall be paid in full by the Lessee; (iii) if the Lessee properly elects the Sale Option with respect to the Leased Property and subject to Articles XX and XXI of the Lease, the Lessee shall only be required to pay to the Administrative Agent the proceeds of the sale of the Leased Property, the Sale Option Recourse Amount with respect to the Leased Property and any amounts due pursuant to Section 20.2 of the Lease, together with all other amounts due and payable as Supplemental Rent, but subject to the right of the parties with respect to the Gross Proceeds as set forth at Section 5.3(d); and (iv) upon an Event of Default resulting in an acceleration of the Lessee’s obligations to purchase the Leased Property under the Lease, the amounts then due and payable by the Lessee under the Lease on a recourse basis shall include all amounts necessary to pay in full the Lease Balance and all other amounts owing by Lessee to the Administrative Agent, if any, and/or the Participants under the Operative Documents (including, but without duplication, accrued and unpaid Rent).

Section 5.3. Distribution. (a) Each payment of Basic Rent to the extent attributable to Interest and Yield (and any payment of interest on overdue installments of Basic Rent) received by the Administrative Agent shall be distributed by the Administrative Agent to the Participants, in accordance with, and for application to, the amount of Interest and Yield then due on the Loans and the Lessor Amount, as well as any overdue Interest or Yield due to each Lender or Lessor (to the extent permitted by Applicable Laws); provided, however, until the Lessor Shortfall Amount has been reduced to zero, the Administrative Agent shall distribute Basic Rent attributable to Interest (and any payment of interest on overdue installments of Basic Rent) that is received by the Administrative Agent on a on a pro rata basis, based on their respective shares of the Loan Balance, to the Lenders.

(b) Any payment received by the Administrative Agent as a result of:

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(i) the purchase of the Leased Property pursuant to the provisions of the Lease (including, but not limited to, Section 18.1 and 19.1 of the Lease), or

(ii) the payment of the Lease Balance or Purchase Amount pursuant to the Lease,

shall be distributed by the Administrative Agent in the following amounts and order of priority:

first, on a pro rata basis based on their respective shares of the Loan Balance, to the Lenders in an amount not to exceed the sum of (i) (A) the Lessor Shortfall Amount divided by (B) the Commitment Percentage with respect to the Lessor, minus (ii) the Lessor Shortfall Amount, for application to pay the Loan Balance owing to them;

second, on a pro rata basis, as applicable, based on their respective shares of the Participant Balance, to the Participants for application to pay in full the Lease Balance owing to them and all other amounts owing by Lessee to the Administrative Agent, if any, and/or the Participants under the Operative Documents (including, but without duplication, accrued and unpaid Rent); and

third, the balance, if any, of such payment or amounts remaining after the satisfaction of all the Lessee’s liabilities under the respective Operative Documents shall be promptly distributed to, or as directed by, the Lessee.

(c) The payment by the Lessee of the Sale Option Recourse Amount to the Administrative Agent in accordance with Section 20.1(j) of the Lease upon the Lessee’s exercise of the Sale Option shall be distributed by the Administrative Agent in the following amounts and order of priority:

first, on a pro rata basis based on their respective shares of the Loan Balance, to the Lenders for application to pay in full the Loan Balance owing to them and all other amounts owing by Lessee to the Lenders under the Operative Documents (including, but without duplication, accrued and unpaid Rent); and

second, to the Lessor (and its designees) for application to pay in full the Lessor Balance and all other amounts owing by Lessee to the Lessor under the Operative Documents (including, but without duplication, accrued and unpaid Rent); and

third, the balance, if any, of such payment or amounts remaining after the satisfaction of all the Lessee’s liabilities under the respective Operative Documents shall be promptly distributed to, or as directed by, the Lessee.

(d) Any payments received by the Administrative Agent as Gross Proceeds from the sale of the Leased Property pursuant to the Lessee’s exercise of the Sale Option pursuant to Article XX of the Lease or pursuant to Section 13.2 herein shall be distributed in the following order of priority:

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first, to the extent not previously deducted therefrom, in an amount equal to the reasonable sales costs, expenses and related taxes incurred by Lessee, Lessor or Administrative Agent in connection with any sale of the Leased Property to the party that incurred such amount;

second, on a pro rata basis based on their respective shares of the Loan Balance, to the Lenders for application to pay in full the Loan Balance owing to them;

third, to the Lessor (and its designees) for application to pay in full the Lessor Balance plus all other amounts owing under the Operative Documents; and

fourth, the balance, if any, of such payment or amounts shall be promptly distributed to, or as directed by, the Lessee.

(e) All payments of Supplemental Rent received by the Administrative Agent (excluding any amounts payable pursuant to the preceding provisions of this Section 5.3) shall be distributed promptly by the Administrative Agent upon receipt thereof to the Persons entitled thereto pursuant to the Operative Documents.

(f) If, on any date, after an Event of Default has occurred and is continuing, a payment is made of the proceeds from the sale of the Collateral or any part thereof or payments received and amounts realized by the Administrative Agent under the Operative Documents, then distributions of such amounts shall be made by the Administrative Agent in the following order of priority:

first, to the extent not previously deducted therefrom, in an amount not to exceed the reasonable sales costs, expenses and taxes incurred by Lessor, Lessee or Administrative Agent in connection with any sale of the Leased Property, second, on a pro rata basis based on their respective shares of the Participant Balance, to the Participants for application to pay in full the Lease Balance owing to them; and

third, the balance, if any, of such payment or amounts shall be promptly distributed to, or as directed by, the Lessee.

(g) (i) Any payment received by the Administrative Agent for which no provision as to the application thereof is made in the Operative Documents or elsewhere in this Section 5.3 shall be distributed in accordance with Section 5.3(f).

(ii) Except as otherwise provided in Section 5.3(a), all payments received and amounts realized by the Administrative Agent under the Operative Documents or otherwise with respect to the Leased Property, or any proceeds thereof, to the extent received or realized at any time after an indefeasible payment in full of the Participant Balances of all Participants and all other amounts due and owing to the Participants, shall be distributed forthwith by the Administrative Agent in the order of priority set forth in

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Section 5.3(f), except that such payment shall be distributed omitting clause “first” of such Section 5.3(f).

(iii) Any payment received by the Administrative Agent for which provision as to the application thereof is made in an Operative Document, but not elsewhere in this Section 5.3, shall be distributed forthwith by the Administrative Agent to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document.

(h) Except to the extent clause (g) is applicable thereto, any amounts payable to the Administrative Agent as a result of a Casualty or Condemnation pursuant to the Lease shall be distributed as follows: (x) if a Termination Notice shall have been given, all amounts that are to be applied to the purchase price of the Leased Property in accordance with Section 15.1(b) of the Lease shall be distributed by the Administrative Agent in accordance with Section 5.3(b); and (y) all amounts payable to the Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with Section 14.1(a) of the Lease shall, except as otherwise provided in the Lease, be distributed to, or as directed by, the Lessee.

(i) To the extent any payment made to any Participant, personally, is insufficient to pay in full the Participant Balance of such Participant, then each such payment which is payable to a Lender shall first be applied to accrued Interest and then to principal outstanding on the Loans and each such payment which is payable to Lessor shall first be applied to accrued Yield and then to the Lessor Amount, as applicable.

Section 5.4. Adjustments. If any Participant (a “Benefited Participant”) shall at any time receive any payment of all or part of its Loans or Lessor Amount, as applicable, or Interest or Yield thereon, as applicable, or receive any of the Collateral in respect thereof (whether voluntarily or involuntarily, by setoff, or otherwise), in an amount greater than the amount to which such Participant was entitled pursuant to Section 5.3, such Participant shall return such amount or Collateral to the Administrative Agent for distribution to the Person(s) entitled thereto in accordance with Section 5.3; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Participant so that the excess payment or benefits returned by such Benefited Participant exceed the remaining excess payment or benefits held by such Benefited Participant, the excess payment or benefits, as applicable, returned by such Benefited Participant shall be restored to the Benefited Participant, to the extent of such recovery.

Article VI
Conditions Precedent

Section 6.1. Conditions Precedent to the Original Closing Date and the Advance. The obligations of the Lessor (through the Administrative Agent) to make the Advance on the Original Closing Date and the obligation of the Lenders to make the related Funding of their Loans on the Original Closing Date and the initial effectiveness of the Operative Documents were subject to the satisfaction or waiver on or prior to the Original Closing Date of each of the following conditions precedent (capitalized terms used in the following provisions of this Section

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6.1 shall have the meanings assigned to such terms as set forth in the Original Participation Agreement, and references in this Section 6.1 to “this Participation Agreement,” “herein,” “hereof” or words of like import shall mean and be a reference to the Original Participation Agreement):

(i) Corporate Certificates. (A) The Lessee shall have delivered to the Lessor and the Administrative Agent (1) a status certificate with respect to the Lessee’s existence in the State of New York from the Secretary of State of the State of New York, issued by such office no earlier than thirty (30) days prior to the Original Closing Date and (2) a Responsible Officer’s Certificate of Lessee substantially in the form of Exhibit F-1 to the Original Participation Agreement, attaching and certifying as to (x) the limited liability company authority for the execution, delivery and performance by Lessee of each Operative Document to which it is or will be a party, (y) its organizational documents, and (z) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party, (B) the Parent Guarantor shall have delivered to the Lessor and the Administrative Agent (1) a status certificate with respect to the Parent Guarantor’s existence in the State of New York from the Secretary of State of the State of New York, issued by such office no earlier than thirty (30) days prior to the Original Closing Date and (2) a Responsible Officer’s Certificate of Parent Guarantor substantially in the form of Exhibit F-2 to the Original Participation Agreement, attaching and certifying as to (x) the corporate authority for the execution, delivery and performance by Parent Guarantor of each Operative Document to which it is or will be a party, (y) its organizational documents, and (z) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party and (C) each Subsidiary Guarantor shall have delivered to the Lessor and the Administrative Agent (1) a good standing/status certificate with respect to such Subsidiary Guarantor from the Secretary of State (or similar public official) of such Subsidiary Guarantor’s jurisdiction of organization, issued by such office no earlier than thirty (30) days prior to the Original Closing Date and (2) a Responsible Officer’s Certificate of such Subsidiary Guarantor substantially in the form of Exhibit F-3 to the Original Participation Agreement, attaching and certifying as to (x) the corporate or other organizational authority for the execution, delivery and performance by such Subsidiary Guarantor of each Operative Document to which it is or will be a party, (y) its organizational documents and (z) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party.

(ii) Opinions of Special Counsel to Parent Guarantor. The Lessee shall have delivered to the Lessor and the Administrative Agent a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Parent Guarantor, which shall address such matters as may be reasonably required by the Lessor and the Administrative Agent with respect to the Lessee and the Guarantors, including without limitation, such local real estate matters as may be reasonably required by the Lessor and the Administrative Agent.

(iii) Original Closing Date Certificates. Lessee shall have delivered to the Administrative Agent and the Lessor a certificate dated as of the Original Closing Date in

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the form of Exhibit B to the Original Participation Agreement. Parent Guarantor shall have delivered to the Administrative Agent and the Lessor a certificate dated as of the Original Closing Date in the form of Exhibit C to the Original Participation Agreement.

(iv) Taxes. All taxes (including any mortgage taxes), fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Documents, if any, that are required to be paid by the Lessee or any Guarantor as of the Original Closing Date pursuant to any of the Operative Documents (including Transaction Expenses described in clause (f) or (g) of the definition thereof that are due and payable as of the Original Closing Date) shall have been paid by the Lessee or the Parent Guarantor or from the Advance, or provisions for such payment shall have been made by the Lessee or Parent Guarantor to the reasonable satisfaction of the Lessor and the Administrative Agent.

(v) Leased Property and Appraisal Matters. The Lessor and the Administrative Agent shall have received an appraisal (the “Appraisal”) performed by the Appraiser, which Appraisal shall be in form and substance reasonably satisfactory to the Participants. The Appraisal shall meet the requirements of FIRREA.

(vi) Environmental Report. At least five (5) Business Days prior to the Original Closing Date, an Environmental Audit with respect to the Site shall have been received by and be reasonably satisfactory in all material respects to the Lessor, and the Participants and the Administrative Agent shall have received a letter from the consultant performing the Environmental Audit which allows the Lessor to rely on such report.

(vii) Matters relating to the Site.

(A) The Deed shall be reasonably satisfactory to Lessor and have been transferred by the Sellers to the Lessor;

(B) Lessor and Administrative Agent shall have received evidence reasonably satisfactory to it that the Memorandum of Lease shall have been recorded with the appropriate Governmental Authorities, and the UCC Financing Statements shall have been or are being filed with the appropriate Governmental Authorities (or arrangements reasonably satisfactory to Lessor and Administrative Agent shall have been made for such recordations);

(C) Lessor and Administrative Agent shall have received evidence reasonably satisfactory to it that the Assignment of Leases shall have been recorded with the appropriate Governmental Authorities (and the issuance of the title insurance policies in Section 6.1(x) below shall be satisfactory evidence of the foregoing), and the UCC Financing Statements with respect to such Site shall have been filed with the appropriate Governmental Authorities (or arrangements reasonably satisfactory to Lessor and Administrative Agent shall have been made for such recordations); provided that the related conditions in this clause (C) shall be deemed to have been satisfied to the extent that such items are addressed (to

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the reasonable satisfaction of the Lessor and Administrative Agent) in the Title Policies delivered pursuant to Section 6.1(x) below; and

(D) Lessor shall have received evidence reasonably satisfactory to it that the Site is a separate and distinct tax parcel or parcels (other than with respect to the Home Depot Ground Lease). All real estate Taxes imposed on, or with respect to the Site, have been paid to date, to the extent then due and payable.

(viii) Searches. Lessor and Administrative Agent shall have received (A) as to Lessee, results of a search of the applicable UCC files maintained by the office of the secretary of state of the state in which Lessee is organized, dated not earlier than thirty (30) Business Days prior to the Original Closing Date, which results shall disclose no Liens on the assets of the Lessee other than Liens permitted by Section 9(b) of the Guaranty, and (B) as to the Site, results of a search of the applicable UCC files and any indices of Liens maintained by the appropriate county filing or recording office of the county in which such Site is located, dated not earlier than thirty (30) Business Days prior to the Original Closing Date, which results shall disclose no Liens on the Site other than Permitted Liens.

(ix) Survey. Lessee shall have, or shall have caused to be, delivered and certified to Lessor, the Title Insurance Company and the Administrative Agent an ALTA survey of the Site (A) dated a date reasonably satisfactory to the Lessor, (B) in a form reasonably satisfactory to Lessor and the Title Insurance Company, (C) including any applicable flood zone designation with property annotations based on Federal Flood Insurance Rate Maps, (D) enabling the Title Insurance Company to delete any standard printing survey exception contained in the applicable Title Policy and to issue the Title Policies, (E) in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by ALTA and the National Society of Professional Surveyors effective February 23, 2016, (F) showing the location of all improvements thereon (without limiting the generality of the foregoing, there shall be surveyed and shown or stated on such survey, as applicable, the following: (v) the locations of any established building setback lines; (w) the lines of streets abutting the Site and the width thereof; (x) all access and other easements appurtenant to the Site necessary to use the Site; (y) all roadways, paths, driveways, easements, encroachments, overhanging projections and similar encumbrances affecting the Site, whether recorded, apparent from a physical inspection of the Site or otherwise known to the surveyor; (z) any encroachments on any adjoining property); (G) if the Site is described as being on a filed map, a legend relating the survey to said map and (H) a vicinity sketch showing the closest thoroughfare intersection.

(x) Title and Title Insurance. Lessor and the Administrative Agent shall have received from the Title Insurance Company (i) an ALTA 2006 owner’s policy of title insurance (or an irrevocable commitment for the issuance thereof) with respect to the Leased Property (the “Owner’s Policy”), reasonably acceptable in form and substance to Lessor, insuring that Lessor has a good and marketable fee ownership interest in the Leased Property, subject in each case to such exceptions to title as are permitted under

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any of the Operative Documents, in an amount equal to the Aggregate Commitment Amount together with complete, legible copies of all recorded documents referenced as exceptions therein and (ii) an ALTA 2006 lender’s policy of title insurance (or an irrevocable commitment for the issuance thereof) with respect to the Site and the Facility (the “Administrative Agent’s Policy”; together with the Owner’s Policy, the “Title Policies”), reasonably acceptable in form and substance to Participants, insuring the Lien created by the Assignment of Leases as a valid first priority Lien against the Leased Property, subject in each case to such exceptions to title as are permitted under any of the Operative Documents, in an amount equal to the Aggregate Commitment Amount together with complete, legible copies of all recorded documents referenced as exceptions therein. The Title Policies shall be dated as of the Original Closing Date and, to the extent permitted under Applicable Laws, shall, as applicable: (v) contain affirmative endorsements as to mechanics’ liens, zoning, comprehensive coverage, encroachments, the nonviolation of covenants and restrictions, rights of access and survey matters, (x) delete survey exclusions, (y) contain endorsements regarding the effect of recharacterization, and (z) contain such other endorsements reasonably requested by the Participants.

(xi) Filings and Recordings. All filings or recordings enumerated and described in Schedule 6.1(xi) shall have been made (or appropriate arrangements so to file shall have been made) in the appropriate places or offices. All recording and filing fees and taxes with respect to any recordings or filings made pursuant to this Section 6.1(xi) shall have been paid in full by Lessee or from the Advance on or prior to such date, and satisfactory evidence thereof shall have been delivered to the Lessor and Administrative Agent, or arrangements for such payment shall have been made by Lessee to the reasonable satisfaction of Lessor.

(xii) Insurance. Lessor shall have received (i) a report from the Insurance Consultant (or another insurance consultant reasonably acceptable to Lessor), in form and substance reasonably satisfactory to Lessor, stating that the Facility and the Site will be properly and adequately insured pursuant to the requirements of the Lease and (ii) insurance (including, without limitation, any flood insurance required to be obtained by the Lessee under the Operative Documents) complying with, and to the extent required to be in place on the Original Closing Date pursuant to, the provisions of the Lease shall be in full force and effect in all material respects as evidenced by customary certificates of insurance, broker’s reports or insurance binders provided by the Lessee’s or the Parent Guarantor’s brokers to Lessor, all in form and substance reasonably satisfactory to Lessor and the Administrative Agent.

(xiii) No Material Adverse Change. Since September 30, 2016 and excluding any Disclosed Matters, there shall be no Closing Date Material Adverse Effect.

(xiv) Requirements of Law. The Overall Transaction does not violate in any material respect any Applicable Laws and does not, in and of itself, subject any Participant to any material adverse regulatory prohibitions or constraints or cause any such Person to violate any Applicable Laws.

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(xv) [Reserved.]

(xvi) No Default. There shall not have occurred and be continuing any Default, Event of Default, Event of Loss, Specified Significant Environmental Event or Specified Material Environmental Violation, and no Default, Event of Default, Event of Loss Specified Significant Environmental Event or Specified Material Environmental Violation will have occurred and be continuing immediately after giving effect to the Advance Request.

(xvii) Subordination of Existing Lease. The Existing Lease shall have been subordinated to the Lease on terms reasonably acceptable to the Lessor and the Participants.

(xviii) Financial Statements. Receipt by Lessor of (A) audited consolidated balance sheets and related consolidated statements of income and statements of cash flows of the Parent Guarantor and its consolidated subsidiaries for the most recently completed fiscal year ending more than ninety (90) days prior to the Original Closing Date, and (B) unaudited consolidated balance sheets and related consolidated statements of income and statements of cash flows for any quarterly interim period or periods (other than the fourth fiscal quarter of the Parent Guarantor’s fiscal year) of the Parent Guarantor and its consolidated subsidiaries ending more than forty-five (45) days prior to the Original Closing Date; provided that the requirements set forth in this paragraph may be fulfilled by the filing of the Parent Guarantor’s Annual Report on Form 10-K with the Securities and Exchange Commission for the applicable fiscal year (in the case of clause (A) above) and the Parent Guarantor’s Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the applicable fiscal quarter (in the case of clause (B) above).

(xix) Collateral Documents. Lessor and Administrative Agent shall have received an executed copy of the Assignment of Purchase Agreement.

(xx) Governmental Approvals. Except as could not reasonably be expected to cause a Material Adverse Effect: (A) all Governmental Actions and other approvals, consents, licenses and easements (but excluding any approvals of the subdivision of the parcel of real property of which the Site is a part) required to be taken, given or obtained, as the case may be, by or from any Governmental Authority or another Person, or by or from any trustee or holder of any indebtedness or obligation of Lessee or any Guarantor, that are necessary in connection with the performance of their respective obligations under the Operative Documents, and that are necessary to have been obtained prior to the Original Closing Date shall have been taken, given or obtained, as the case may be, shall be in full force and effect, and (B) the time for appeal with respect thereto shall have expired (or, if an appeal shall have been taken, the same shall have been dismissed) and shall not be subject to any pending proceedings or appeals (administrative, judicial or otherwise).

(xxi) Advance Request. Lessor and the Administrative Agent shall have

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received a fully executed counterpart of the Advance Request, executed by the Lessee, in accordance with Section 3.3(a) of the Original Participation Agreement.

(xxii) Fees. The Administrative Agent, the Participants and the Arranger shall have received all Fees due and payable pursuant to Section 4.4 of the Original Participation Agreement, or such payment will be made out of the requested Advance to the extent permitted pursuant to the terms hereof.

(xxiii) Representation and Warranties. On the Original Closing Date, the representations and warranties of the Lessee and each Guarantor herein and in each of the other Operative Documents shall be true and correct in all material respects as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(xxiv) Litigation. Except for Disclosed Matters, no action or proceeding shall have been instituted, nor to Lessee’s or Parent Guarantor’s knowledge, shall any action or proceeding be threatened, before any Governmental Authority, nor shall any order, judgment or decree have been issued or be reasonably expected to be proposed to be issued by any Governmental Authority (i) to set aside, restrain, enjoin or prevent the performance by Lessee or any Guarantor in any material respect of this Participation Agreement, any other Operative Document or any transaction contemplated as part of the Overall Transaction or (ii) that questions the validity of the Operative Documents or the rights or remedies of the Lessor or the Administrative Agent with respect to the Lessee, each Guarantor, the Leased Property or the other Collateral under the Operative Documents, and in each case as to clause (i) or clause (ii) above, for which there is a reasonable expectation of an adverse decision which would have or would reasonably be expected to have a Material Adverse Effect.

(xxv) [Reserved.]

(xxvi) Commitment Amount. The aggregate amount to be Funded by the Participants on the Original Closing Date does not exceed the Aggregate Commitment Amount.

(xxvii) Transaction Expenses. Lessee shall have paid or made arrangements to pay all applicable Transaction Expenses and other fees and expenses required to be paid or reimbursed by the Lessee on the Original Closing Date pursuant to the Arranger Fee Letter (to the extent invoiced at least three (3) Business Days prior to the Original Closing Date (or such later date as the Lessee may reasonably agree)).

(xxviii) Authorization, Execution and Delivery of Documents. The Participation Agreement, the Guaranty, the Deed, the Assignment of Purchase Agreement, the Purchase Agreement, the Lease, the Memorandum of Lease, the Loan Agreement, the Notes, the Security Instruments and the Fee Letters shall have been duly authorized, executed and delivered by each of the other initial parties thereto, shall (to the extent the

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form and substance thereof shall not be prescribed hereby) be in form and substance satisfactory to each Participant and copies of an executed counterpart of each thereof (except for (i) the Notes, originals of which shall only be delivered to the applicable Lender and (ii) each Fee Letter, originals and copies of which shall only be delivered to the parties thereto) shall have been received by each of the Participants, the Administrative Agent and Lessor. Each Lender shall have received an original, duly executed Note registered in such Lender’s name. Each of the Operative Documents listed in this clause (xxviii) shall be in full force and effect as to all other initial parties thereto.

All documents and instruments required to be delivered on the Original Closing Date were delivered at the offices of Chapman and Cutler LLP, 595 Market Street, Suite 2600, San Francisco, California 94105-2839, Attention: Vincent W. Pelleriti, Esq., or at such other location as was determined by the Lessor and the Lessee.

Section 6.2. Conditions Precedent to the Restatement Date. The amendment and restatement of the Original Participation Agreement as set forth in this Participation Agreement shall not become effective until the first date on which each of the following conditions is satisfied or waived:

(i) Corporate Certificates. (A) The Lessee shall have delivered to the Lessor and the Administrative Agent (1) a status certificate with respect to the Lessee’s existence in the State of New York from the Secretary of State of the State of New York, issued by such office no earlier than thirty (30) days prior to the Restatement Date and (2) a Responsible Officer’s Certificate of Lessee substantially in the form of Exhibit F-1, attaching and certifying as to (x) the limited liability company authority for the execution, delivery and performance by Lessee of each Operative Document to which it is or will be a party, (y) its organizational documents, and (z) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party, (B) the Parent Guarantor shall have delivered to the Lessor and the Administrative Agent (1) a status certificate with respect to the Parent Guarantor’s existence in the State of New York from the Secretary of State of the State of New York, issued by such office no earlier than thirty (30) days prior to the Restatement Date and (2) a Responsible Officer’s Certificate of Parent Guarantor substantially in the form of Exhibit F-2, attaching and certifying as to (x) the corporate authority for the execution, delivery and performance by Parent Guarantor of each Operative Document to which it is or will be a party, (y) its organizational documents, and (z) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party and (C) each Subsidiary Guarantor shall have delivered to the Lessor and the Administrative Agent (1) a good standing/status certificate with respect to such Subsidiary Guarantor from the Secretary of State (or similar public official) of such Subsidiary Guarantor’s jurisdiction of organization, issued by such office no earlier than thirty (30) days prior to the Restatement Date and (2) a Responsible Officer’s Certificate of such Subsidiary Guarantor substantially in the form of Exhibit F-3, attaching and certifying as to (x) the corporate or other organizational authority for the execution, delivery and performance by such Subsidiary Guarantor of each Operative Document to which it is or will be a party, (y) its organizational documents and (z) the incumbency

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and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party.

(ii) Opinions of Special Counsel to Parent Guarantor. The Lessee shall have delivered to the Lessor and the Administrative Agent a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Parent Guarantor, which shall address such customary matters as may be reasonably required by the Lessor and the Administrative Agent with respect to the Lessee and the Guarantors in connection with the amendment and restatement of certain Operative Documents on the Restatement Date.

(iii) Restatement Date Certificates. Lessee shall have delivered to the Administrative Agent and the Lessor a certificate dated as of the Restatement Date in substantially the form of Exhibit B-2 hereto. Parent Guarantor shall have delivered to the Administrative Agent and the Lessor a certificate dated as of the Restatement Date in substantially the form of Exhibit C-2 hereto.

(iv) No Default. There shall not have occurred and be continuing any Default, Event of Default, Event of Loss, Specified Significant Environmental Event or Specified Material Environmental Violation.

(v) Representation and Warranties. On the Restatement Date, the representations and warranties of the Lessee and each Guarantor herein and in each of the other Operative Documents shall be true and correct in all material respects as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(vi) Transaction Expenses. Lessee shall have paid or made arrangements to pay all reasonable and documented out-of-pocket costs and expenses required to be paid or reimbursed by the Lessee pursuant to the Operative Documents, to the extent due and payable on or prior to the Restatement Date and invoiced at least two (2) Business Days prior to the Restatement Date.

(vii) Authorization, Execution and Delivery of Documents. The Restated Operative Documents shall have been duly authorized, executed and delivered by each of the other parties thereto as of the Restatement Date, shall (to the extent the form and substance thereof shall not be prescribed hereby) be in form and substance reasonably satisfactory to each Participant and copies of an executed counterpart of each thereof.

All documents and instruments required to be delivered on the Restatement Date shall be delivered at the offices of Chapman and Cutler LLP, 111 W. Monroe Street, 14th Floor | Chicago, Illinois 60603, Attention: Vincent W. Pelleriti, Esq., or at such other location as may be determined by the Lessor and the Lessee.

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Article VII

[Omitted]

Article VIII
Representations

Section 8.1. Representations of the Participants. As of the Restatement Date (or, if later, the date of its execution of an Assignment Agreement or other joinder to this Participation Agreement), each Participant represents and warrants, severally and only as to itself, to the other Participants, the Administrative Agent, Lessee and the Guarantors that:

(a) Power and Authority. Such Participant has the requisite power and authority to enter into and perform its obligations under the Operative Documents to which it is a party.

(b) Lessor Liens. There are no Lessor Liens attributable to such Participant on the Lease, the Leased Property or any other Collateral.

(c) Organization, etc. Such Participant is a corporation, banking association, limited liability company or other organization validly organized or incorporated, as applicable, and existing and in good standing under the laws of the State or jurisdiction of its creation.

(d) ERISA. Such Participant (i) did not make, or subsequently purchase or otherwise acquire an interest in, any of the Loans or other Advances with the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA), which is subject to Title I of ERISA or “plan” (as defined in Section 4975(e)(1) of the Code), and (ii) is not performing its obligations under the Operative Documents with any such assets.

Section 8.2. Representations of Lessee. Lessee, on behalf of itself and its Subsidiaries, represents and warrants to each of the other parties hereto as of the Restatement Date, other than with respect Disclosed Matters, that:

(a) Organization; Powers. Each of the Lessee and its Material Subsidiaries is (i) duly organized or incorporated, as the case may be, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its organization or incorporation (as applicable), (ii) has all requisite organizational power and authority to carry on its business as now conducted and (iii) is qualified to do business in, and (to the extent the concept is applicable in such jurisdiction) is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, in any such case of clauses (i) (solely with respect to the good standing status of any such Subsidiary that is not a Subsidiary Guarantor), (ii) (solely with respect to the power and authority of any such Subsidiary that is not a Subsidiary Guarantor) and (iii), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) Authorization; Enforceability. The Operative Documents to which the Lessee is a party are within Lessee’s organizational powers and have been duly authorized by all

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necessary organizational actions and, if required, actions by equity holders of Lessee. The Operative Documents to which Lessee is a party have been duly executed and delivered by Lessee and constitute a legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (iii) requirements of reasonableness, good faith and fair dealing.

(c) Governmental Approvals; No Conflicts. The execution, delivery and performance by the Lessee of the Operative Documents to which the Lessee is a party (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as are not material or have been, or will be by the time required, obtained or made and are, or will be by the time required, in full force and effect, (ii) will not violate in any material respect any applicable material law or regulation or the charter, by-laws, constitution or other organizational documents of Lessee or any material order of any Governmental Authority binding upon Lessee or its assets, (iii) will not violate in any material respect or result in a default under any indenture, material agreement or other material instrument binding upon the Lessee or its assets, or give rise to a right thereunder to require any payment to be made by the Lessee, except, in the case of this clause (iii), for any such violations, defaults or rights that could not reasonably be expected to result in a Material Adverse Effect, and (iv) will not result in the creation or imposition of any Lien on any asset of the Lessee, other than Permitted Liens and requirements (if any) to provide cash collateral or deposits under any of the Operative Documents.

(d) Location of Chief Executive Office and Principal Place of Business, etc. As of the Restatement Date, (i) the “location” (as such term is used in Section 9-307 of the Uniform Commercial Code) of the Lessee is the State of New York, (ii) the place where its records concerning the Leased Property and all documents relating to the Leased Property are kept is located in the towns of Mount Pleasant and Greenburgh, New York, and (iii) Old Saw Mill Holdings LLC is its true legal name as registered in the jurisdiction of its organization, its federal employer identification number is 81-5162016.

Section 8.3. Representations and Warranties of Administrative Agent. As of the Restatement Date, Bank of America, N.A., in its individual capacity and not in its capacity as Administrative Agent (with the exception of the last sentence of clause (b) below, which representation and warranty is made by Bank of America, N.A. solely in its capacity as Administrative Agent), hereby represents and warrants to each of the other parties hereto that:

(a) Organization and Authority. It is duly organized as a national banking association under the laws of the United States of America, and has the corporate power and authority to enter into and perform its obligations under the Operative Documents.

(b) Authorization; Binding Effect. The Operative Documents to which Administrative Agent is or will be a party have been or will be, on the date required to be delivered hereby, duly authorized, executed and delivered by the Administrative Agent. This Participation Agreement is, and each such other Operative Documents is, or, when

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so executed and delivered by the Administrative Agent will be, valid, legal and binding obligation of the Administrative Agent, enforceable against the Administrative Agent in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) Non-Contravention. Neither the execution and delivery by the Administrative Agent of the Operative Documents to which it is or will be a party, either in its individual capacity, or as Administrative Agent, or both, nor compliance with the terms and provisions thereof, conflicts with, results in a breach of, constitutes a default under (with or without the giving of notice or lapse of time or both), or violates any of the terms, conditions or provisions of: (i) its charter documents or bylaws; (ii) any bond, debenture, note, mortgage, indenture, agreement, lease or other instrument to which it is now a party or by which it or its property, either in its individual capacity, or as Administrative Agent, or both, is bound or affected, where such conflict, breach, default or violation would be reasonably likely to materially and adversely affect the ability of the Administrative Agent, either in its individual capacity, or as Administrative Agent, or both, to perform its obligations under any Operative Document to which it is or will be a party, either in its individual capacity, or as Administrative Agent, or both; or (iii) any of the terms, conditions or provisions of any law, rule, regulation, order, injunction or decree of any Governmental Authority or any of the terms, conditions or provisions of any law, rule, regulation, order, injunction or decree of any Governmental Authority applicable to it in its individual capacity or as Administrative Agent, or both, where such conflict, breach, default or violation would be reasonably likely to materially and adversely affect the ability of the Administrative Agent, either in its individual capacity, or as Administrative Agent, or both, to perform its obligations under any Operative Document to which it is or will be a party.

(d) Absence of Litigation, etc. There is no litigation (including derivative actions), arbitration or governmental proceedings pending or, to the best knowledge of the Administrative Agent, threatened against it which would be reasonably likely to adversely affect the Administrative Agent’s ability to perform its obligations under the Operative Documents to which it is or will be a party.

(e) Governmental Actions. No action, consent or approval of, registration or filing with or any other action by any federal or Governmental Authority is or will be required by the Administrative Agent in connection with the Overall Transaction, except those which have been made or obtained or will be obtained on a timely basis in the ordinary course of the Administrative Agent’s business, and which are in full force and effect.

Article IX
Covenants of Lessee

Section 9.1. Affirmative Covenants of Lessee regarding Existence and Conduct of Business. Until the Lease Balance has been paid in full, the Lessee shall (a) do or cause to be

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done all things necessary to preserve, renew and keep in full force and effect its legal existence and (b) take, or cause to be taken, all reasonable actions to maintain the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of the business of the Parent Guarantor and its Subsidiaries taken as a whole, except, in the case of this clause (b), to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 9.1 shall not prohibit any merger, consolidation, disposition, liquidation, dissolution or other transaction permitted under Section 9.2.

Section 9.2. Negative Covenants of Lessee regarding Fundamental Changes and Asset Sales. The Lessee covenants and agrees with the Participants that, until the Lease Balance has been paid in full, the Lessee will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions, including pursuant to a Sale and Leaseback Transaction) all or substantially all of the assets of the Lessee (taken as a whole) (whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(a) any Person (other than the Parent Guarantor or any of its Subsidiaries) may merge or consolidate with the Lessee; provided that any such merger or consolidation must result in the Lessee as the surviving entity (unless in connection therewith an Affiliate Transferee becomes the Lessee pursuant to Article VI of the Lease);

(b) the Parent Guarantor or any of its Subsidiaries may merge or consolidate with the Lessee; provided that any such merger or consolidation must result in the Lessee as the surviving entity (unless in connection therewith an Affiliate Transferee becomes the Lessee pursuant to Article VI of the Lease);

(c) the Lessee may enter into, terminate or modify leases, subleases, licenses and sublicenses of technology and other property (1) in the ordinary course of business (to the extent not prohibited by the Lease), (2) between or among the Parent Guarantor, the Lessee, any Subsidiary Guarantors and any of their Subsidiaries (or any combination thereof) (to the extent not prohibited by the Lease), or (3) as permitted by Article VI of the Lease;

(d) the Lessee may create, incur, assume or permit to exist Liens permitted under Section 9(b) of the Guaranty;

(e) with respect to any rights, title or interest of the Lessee in the Collateral and the Purchase Agreement, leases, subleases, assignments and other transfers pursuant to or permitted by any of the Operative Documents, including (i) the assignment of some or all of the rights under the Purchase Agreement (including the right to take title to the Facility) pursuant to the Assignment of Purchase Agreement and (ii) the assignment or other transfer by the Lessee to Parent Guarantor or a directly or indirectly wholly-owned Domestic Subsidiary of Parent Guarantor as an Affiliate Transferee pursuant to Article VI of the Lease; and

(f) other transactions permitted by Section 9(c)(J) of the Guaranty.

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Article X
Other Covenants and Agreements

Section 10.1. Covenants of the Administrative Agent and the Participants. (a) Lessor Liens. Each of the Participants (severally and not jointly with any other Participants), the Administrative Agent and Lessor hereby agrees that so long as this Participation Agreement is in effect it:

(i) will not create, incur, assume or suffer to exist a Lessor Lien attributable to it upon the Lease, the Leased Property or any other Collateral (other than as contemplated by any of the Operative Documents); and

(ii) will remove such Lessor Lien created or incurred by it and use its best efforts to remove Lessor Lien attributable to it assumed or suffered to exist by it upon the Lease, the Leased Property or any other Collateral (other than the Liens of the Security Instruments and such other Liens as are contemplated by any of the Operative Documents); provided, however, that any action taken pursuant to this clause (ii) shall not limit the Lessee’s rights or remedies under any of the Operative Documents.

(b) Loan Agreement. Lessor and each Participant hereby agree that, so long as the Lease is in effect, Lessor shall not consent to or permit any amendment, waiver or other modification of the terms and provisions of the Loan Agreement, any Security Instrument or any Note, whether or not any Event of Default shall have occurred and be continuing, if any such amendment, waiver, modification or action would have the effect of increasing the obligations of Lessee or any Guarantor or decreasing or otherwise adversely affecting the rights or remedies of Lessee or any Guarantor, in each case without the prior written consent of Lessee or such Guarantor, as applicable, except that without such consent, Lessor may waive performance by Administrative Agent of obligations to Lessor, the non-performance of which does not adversely affect Lessee or any Guarantor.

(c) Acceptance of Provisions of Lease. The Participants and the Administrative Agent hereby acknowledge and accept the terms and conditions of the Lease, including Sections 15.2, 19.1, 19.2 and 20.1 of the Lease.

(d) Depreciation. With respect to each taxable year or portion thereof that includes the Original Closing Date or that ends thereafter on or prior to the Expiration Date except following an Event of Default and foreclosure, Lessor and each other Participant agrees that it shall not claim any federal, state or local tax attributes or benefits (including depreciation) relating to the Leased Property or otherwise claim ownership of the Leased Property for federal, state or local tax purposes unless required to do so by an appropriate taxing authority or after a clearly applicable change in Applicable Laws or as a protective response to a proposed adjustment by a Governmental Authority; provided, however, that, if Lessor or any Participant claims or intends to claim any such federal, state or local tax attributes or benefits or if it proposes to claim any such federal, state or local tax attributes or benefits as a protective response, such Person shall promptly notify Lessee thereof and shall permit Lessee to contest such requirement in a manner similar to the contest rights provided in, and subject to any applicable limitation to a contest

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contained in, Section 13.4(b).

(e) Right of Set-Off. Each of the Participants, the Lessor and the Administrative Agent, in its individual capacity, and each of Lessee and the Guarantors covenants as to itself, not jointly with any other Person, that it shall not exercise, or attempt to exercise, any right of setoff, banker’s lien, or the like, against any deposit account or property of any Guarantor or Lessee, or any of their Affiliates held or maintained by such Person without the prior written consent of the Administrative Agent, which shall base its decision to grant such consent solely upon a determination, upon the advice of the Administrative Agent’s counsel, that such exercise shall not adversely affect the right of any other Participant to resort to any other right or remedy as a result of the application of state law relating to Lender; provided that, notwithstanding anything to the contrary in any Operative Document, no such rights shall be exercised unless an Event of Default has occurred and is continuing.

(f) Release of Documents. The Administrative Agent hereby agrees that, upon repayment in full of all Loans and Lessor Amount and all other amounts due and owing from Lessee under the Operative Documents to Administrative Agent and the Participants, the Administrative Agent shall, at Lessee’s sole cost and expense, execute and deliver to the Lessee a bill of sale, release of any Security Instrument, releases of all other Liens created by the Operative Documents and termination statements for any financing statements relating to the Leased Property or any of the Collateral which are then of record naming the Administrative Agent as secured party or assignee thereof.

(g) Release of Liens. Administrative Agent hereby agrees with Lessee (so long as no Event of Default shall have occurred and be continuing), the Lenders and Administrative Agent, except as otherwise expressly authorized or otherwise permitted under any of the Operative Documents, not to release the Lien of any of the Security Instruments on the Collateral.

(h) Specified Tax Abatement Documents. Subject to Section 8.3 of the Lease, the Administrative Agent and the Participants shall cooperate with the Lessee in connection with any existing or proposed Specified Tax Abatement Transaction and shall execute and deliver any Specified Tax Abatement Document as may be requested by Lessee from time to time.

(i) Requested Information. From time to time at Lessee’s written request, Lessor shall provide (subject to Section 15.25) Lessee with information similar to the information provided by Lessor to Lessee on or before the Original Closing Date with respect to ownership and control of the Lessor, in any such case, to the extent requested for accounting purposes in connection with the Operative Documents and transactions contemplated hereby and thereby.

Article XI
Lessee’s Right of Quiet Enjoyment

Notwithstanding anything contained herein to the contrary, the provisions of Section 4.1 of the Lease shall be applicable to the Participants and Administrative Agent under this Participation Agreement and each Participant and Administrative Agent hereby agrees to be bound by the

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provisions of such Section 4.1 of the Lease and to recognize the Lessee’s rights to purchase the Leased Property as set forth in the Lease.

Article XII
Transfers of Participants’ Interests

Section 12.1. Assignments.

(a) All or any part of the interest of any Lender in, to or under this Participation Agreement, the other Operative Documents, the Leased Property or the Notes may be assigned or transferred by such Lender at any time to any Person; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all such rights and obligations under the Loan Agreement (if applicable to such Lender); (ii) unless both parties to the assignment are Participants immediately prior to giving effect to the assignment, the amount of the Loan Balance of the assigning Lender being assigned pursuant to each such assignment shall not be less than $5,000,000.00 (or if less, the entire amount of such Lender’s Loan Balance) and shall be an integral multiple of $5,000,000.00 (or the entire amount of such Lender’s Loan Balance), (iii) each such assignment shall be to an Eligible Assignee, (iv) the Lessor shall have received from the assignee/transferee or the assignor/transferor of a transfer fee in the amount of $1,000.00; (v) each assignee or transferee shall have complied, as of the date of the transfer, with the delivery requirements of Section 12.3(a); (vi) each assignee or transferee shall (A) acknowledge in writing, addressed and delivered to each of the parties to this Participation Agreement, that the obligations to be performed by the assignor or transferor from and after the date of such transfer or assignment under this Participation Agreement and all other Operative Documents are its obligations, including the obligations imposed by this Section 12.1(a), the transferor and transferee Lender shall deliver to the Lessee, the Guarantors, the Administrative Agent and the Lessor an Assignment Agreement, each executed by the assignee or transferee and (B) represent and warrant to Lessor, the Guarantors, the Administrative Agent, each other Participant and the Lessee in writing each of the representations and warranties as set forth in Section 8.1 and that it has the requisite power and authority to accept such assignment or transfer and engage in the Overall Transaction; and (vii) to the extent required in the definition of “Eligible Assignee”, Lessee shall have provided its written consent (not to be unreasonably withheld or delayed) which consent shall not be required during the existence of an Event of Default.

Any transfer or assignment made in violation of the above requirements shall not be effective against the other parties to this Participation Agreement until such requirements are satisfied. Lessee shall not be responsible for any costs or expenses in connection with any such sale, assignment or other transfer.

(b) All or any part of the Lessor Amount and the corresponding interests of the Lessor in, to or under the Leased Property and the other Collateral may be assigned or transferred by the Lessor at any time to any Person; provided, however, that (i) Lessor shall give written notice of such assignment and the name of the assignee to Lessee; (ii) the assignee or transferee shall be an Eligible Assignee and have complied, as of the date of the transfer, with the delivery requirements of Section 12.3(a); (iii) the assignee or transferee shall (A) acknowledge in writing,

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addressed and delivered to each of the parties to this Participation Agreement, that the obligations to be performed by the assignor or transferor from and after the date of such transfer or assignment under this Participation Agreement and all other Operative Documents are its obligations, including the obligations imposed by this Section 12.1(b), the transferor and transferee shall deliver to the Lessee, the Guarantors, the Administrative Agent and the Lessor an Assignment Agreement, each executed by the assignee or transferee) and (B) represent and warrant to Lessor, the Guarantors, Administrative Agent and the Lessee in writing each of the representations and warranties as set forth in Section 8.1 and that it has the requisite power and authority to accept such assignment or transfer and to engage in the Overall Transaction; (iv) to the extent required in the definition of “Eligible Assignee”, Lessee shall have provided its written consent (not to be unreasonably withheld or delayed) which consent shall not be required during the existence of an Event of Default; and (v) unless the assignee to the assignment is a Lessor immediately prior to giving effect to the assignment, the amount of the Lessor Amount being assigned pursuant to such assignment shall not be less than $25,000,000.00 (or if less, the entire amount of the Lessor Amount) and shall be an integral multiple of $5,000,000.00 (or the Lessor Amount).

Notwithstanding anything contained in the foregoing to the contrary, so long as no Event of Default exists, such assignment shall not be made if (1) in the reasonable opinion of Lessee, such assignment would cause Lessee to lose or fail to achieve any accounting benefits in connection with the Lease and (2) Lessee provides the Administrative Agent and the Lessor written notice of such determination within ten (10) Business Days of (A) Lessee’s receipt of the notice described in clause (i) of the immediately preceding paragraph and (B) Lessee’s receipt of all information needed regarding the proposed assignee as may be reasonably requested by Lessee or Lessee’s independent public accountants, which request shall be made within ten (10) Business Days after Lessee’s receipt of the notice described in clause (i) of the immediately preceding paragraph. In the event Lessee has objected in writing to the proposed assignee above, Lessee hereby agrees to use commercially reasonably efforts to cooperate with Lessor to restructure the proposed assignment or with Lessor’s efforts to find a replacement assignee which shall be an Eligible Assignee and which shall comply with the terms and conditions set forth above and to which Lessee shall not have objected in writing pursuant to the terms hereof. The parties hereto and any such assignee will execute such documents and make such filings and recordings as are reasonably requested by the Lessor or the Administrative Agent to maintain the interests of the parties, preserve, protect and perfect the interest of Administrative Agent and Lessor in the Leased Property and other Collateral.

Any transfer or assignment made in violation of the above requirements shall not be effective against the other parties to this Participation Agreement until such requirements are satisfied.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Lessee, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Participants, and the Commitments of, and principal amounts (and stated interest) of the amounts owing to, each Participant pursuant to the terms hereof from time to time under this Participation Agreement or the other Operative Documents and the Collateral (including, without limitation, all or portion of

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the Rent owing to it) (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Lessee, the Administrative Agent and the Participants shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Participant hereunder for all purposes of this Participation Agreement and the other Operative Documents. The Register shall be available for inspection by the Lessee and any Participant, at any reasonable time and from time to time upon reasonable prior notice.

Section 12.2. Participations. Notwithstanding Section 12.1, any Participant may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a “Sub-Participant”) participating interests in all or a portion of its rights and obligations under this Participation Agreement or the other Operative Documents and the Collateral (including, without limitation, all or portion of the Rent owing to it) without the prior consent of the Lessee or the Administrative Agent; provided, however, that:

(a) no participation contemplated in this Section 12.2 shall relieve such Participant from its obligations hereunder or under any other Operative Document;

(b) such Participant shall remain solely responsible for the performance of its Commitment and such other obligations hereunder and under any Operative Documents;

(c) the Lessee, Lessor and the Administrative Agent shall continue to deal solely and directly with such Participant in connection with such Participant’s rights and obligations under this Participation Agreement and each of the other Operative Documents;

(d) no Sub-Participant shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Operative Document, except for matters requiring consent of all Participants or, as applicable, all Lenders; and

(e) the Lessee shall not be required to pay any amount under this Participation Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold.

Each Participant that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Lessee, maintain a register on which it enters the name and address of each Sub-Participant and the principal amounts (and stated interest) of each Sub-Participant’s interest in this Participation Agreement or the other Operative Documents and the Collateral (including, without limitation, all or portion of the Rent owing to it) (the “Sub-Participant Register”); provided that no Participant shall have any obligation to disclose all or any portion of the Sub-Participant Register (including the identity of any Sub-Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Participation Agreement or the other Operative Documents and the Collateral (including, without limitation, all or portion of the Rent owing to it)) to any Person except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Sub-Participant Register shall be conclusive absent manifest error, and such Participant shall treat each Person

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whose name is recorded in the Sub-Participant Register as the owner of such participation for all purposes of this Participation Agreement and the other Operative Documents notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Sub-Participant Register.

Section 12.3. Withholding Taxes; Disclosure of Information; Pledge Under Regulation A. (a) If any Participant and any assignee or, or Sub-Participant in, any Note or Lessor Amount (each such assignee or participant, a “Recipient”) is organized under the laws of the United States of America or any State thereof, then such Recipient shall (i) furnish to the Lessor, the Administrative Agent and the Lessee in duplicate, for each taxable year of Recipient during the Term, a properly completed and executed Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States withholding taxes on all payments hereunder, and (ii) provide to the Lessor, the Administrative Agent, the Guarantors and the Lessee a new Internal Revenue Service Form W-9 and any such additional form (or other such form) upon the expiration or obsolescence of any previously delivered form in accordance with applicable United States laws and regulations duly executed and completed by the Lessor or Recipient, as the case may be.

(b) If any Recipient is organized under the laws of any jurisdiction other than the United States or any State thereof, then the Recipient shall (i) furnish to the Lessor, the Administrative Agent, the Guarantors and the Lessee in duplicate, for each taxable year of Recipient during the Term, a properly completed and executed Internal Revenue Service Form W-8 ECI, Internal Revenue Service Form W-8 BEN-E or Internal Revenue Service Form W-8 IMY, as applicable, and any additional form (or such other form) as is necessary to benefit from complete exemption from United States withholding taxes on all payments hereunder, (ii) provide to the Lessor, the Administrative Agent, the Guarantors and the Lessee a new Internal Revenue Service Form W-8 ECI, Internal Revenue Service Form W-8 BEN-E or Internal Revenue Service Form W-8 IMY, as applicable, and any such additional form (or such other form) upon the expiration or obsolescence of any previously delivered form duly executed and completed by such Recipient, and (iii) comply at all times with all applicable United States laws and regulations and all provisions of any applicable tax treaty with regard to such withholding tax exemption.

(c) By its acceptance of an assignment of or participation in the interests, in whole or in part, of any Participant under this Participation Agreement, each assignee or Sub-Participant shall be deemed bound by the provisions set forth in this Article XII and to represent on the date it becomes a Recipient, that it is entitled to complete exemption from United States withholding taxes on all payments hereunder.

(d) Subject to Section 15.14 hereof, the Administrative Agent or any Participant may, in connection with any assignment, participation or proposed assignment or participation permitted pursuant to this Article XII, disclose to the Recipient or proposed Recipient any information relating to the Lessee.

(e) Anything in this Article XII to the contrary notwithstanding, any Participant may, without the consent of the Lessee, assign and pledge all or any portion of its interest in the Notes

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or this Participation Agreement to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board.

(f) If a payment made to a Participant under any Operative Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Participant shall deliver to the Lessee and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lessee or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lessee or the Administrative Agent as may be necessary for the Lessee and the Administrative Agent to comply with their obligations under FATCA and to determine that such Participant has complied with such Participant’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the Original Closing Date.

Article XIII
Indemnification

Section 13.1. Indemnification.

(a) General Indemnification. Without limitation on the rights of any Indemnitee under any other indemnification set forth in this Article XIII, whether or not any of the transactions contemplated hereby shall be consummated, Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect, defend, save and keep harmless each General Indemnitee from and against any and all Claims that may be imposed on, incurred by or asserted against such General Indemnitee (whether because of action or omission by such General Indemnitee), whether or not such Claim is covered by any other indemnification under this Article XIII or such General Indemnitee shall also be indemnified as to any such Claim by any other Person, and whether or not such Claim arises or accrues after the Expiration Date, in each case under this Section 13.1(a), arising out of or in any way relating to:

(1) any of the Operative Documents, any of the transactions contemplated thereby or any investigation, litigation or proceeding in connection therewith, and any amendment, modification or waiver in respect thereof;

(2) the Leased Property, or any part thereof or interest therein;

(3) the purchase, manufacturing, mortgaging, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer of title, redelivery, use, financing, refinancing, operation, condition, sale (including, without limitation, any sale or other transfer pursuant to Sections 15.1 or 16.2 of the Lease or any

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sale or transfer pursuant to Articles XVIII, XX or XXI of the Lease), return or other disposition of all or any part of any interest in the Leased Property or the Site or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon, including, without limitation: (i) Claims or penalties arising under the Purchase Agreement or any other agreements or obligations relating to the acquisition of the Site or from any violation of law or in tort (strict liability or otherwise) by Lessee, Administrative Agent, Lessor, any Participant or any other Person or with respect to the use, operation or maintenance of the Leased Property or the Site, (ii) loss of or damage to the environment (including, without limitation, investigation costs, cleanup costs, response costs, remediation and removal costs, costs of corrective action, costs of financial assurance, and all other damages, costs, fees and expenses, fines and penalties, including natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigating action required by or under any Environmental Laws, (iii) any Claim resulting from or related to latent or other defects in the Leased Property, whether or not discoverable, (iv) any Claims resulting from the existence or Release of any Hazardous Substance at or from the Leased Property or the Site, (v) any Claim resulting from or related to the purchase, acquisition, lease or transfer of the Leased Property, (vi) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Leased Property or the Site, (vii) the making of any Modifications in violation of any standards imposed by any insurance policies required to be maintained by the Lessee pursuant to the Lease which are in effect at any time with respect to the Leased Property or the Site or any part thereof, or (viii) any Claim for patent, trademark or copyright infringement;

(4) the offer, issuance, sale, transfer or delivery of the Notes or Lessor Amount in accordance with the terms of this Participation Agreement;

(5) any inaccuracy of any representation or warranty made by Lessee or any of its Subsidiaries in any Operative Document or any certificate delivered by it with respect to any of the Operative Documents;

(6) the transactions contemplated hereby or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code other than as a result of a breach of the representation set forth in Section 8.1(d) hereof;

(7) the retaining or employment of any broker, finder or financial advisor by the Lessee to act on its behalf in connection with this Participation Agreement; or

(8) any other agreement entered into or assumed by Lessee or its Affiliate in connection with the Leased Property (including, in connection with each of the matters described in this Section 13.1 to which this indemnity shall apply, matters based on or arising from the negligence of any Participant Indemnitee or any General Indemnitee).

It is expressly understood and agreed that the indemnities provided for herein shall, except as

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otherwise provided herein, (i) survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document and (ii) continue to benefit a Participant that has been replaced pursuant to Section 14.9 hereof or a Lender whose interest is purchased pursuant to Section 2.10 of the Loan Agreement.

(b) Exclusions from Indemnities. Notwithstanding the foregoing provisions of this Article XIII, Lessee shall not be obligated to indemnify a General Indemnitee under Section 13.1 and Lessor shall not be required to indemnify a Participant Indemnitee under Section 13.1(a) for any Claim to the extent that such Claim is attributable to: (i) criminal acts or the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final, non-appealable judgment; (ii) the breach by such Indemnitee of its representations and warranties in Section 8.1 or 8.3, as the case may be, or the breach by such Indemnitee of its covenants as set forth in this Participation Agreement or in any other Operative Document to which such Indemnitee is a party; (iii) any Claim resulting from the imposition of any Lessor Lien which such Indemnitee is responsible for discharging under the Operative Documents; (iv) acts occurring with respect to the Leased Property after any sale or taking possession pursuant to Section 16.2 of the Lease; or (v) acts occurring after the expiration or earlier termination of the Term, but, in the case of this clause (v), only to the extent not attributable to, relating to, or arising from, the Lessor’s ownership interests in the Leased Property); provided, however, that nothing in the foregoing clauses shall be deemed to exclude or limit any (x) Claim that Lessor or any Participant Indemnitee may have under any Operative Document or Applicable Laws for damages from the Lessee for breach by Lessee or the Guarantors of its representations or warranties made by it in any Operative Document or (y) any remedy under or right to damages pursuant to Article XVI of the Lease.

Section 13.2. Nonconformance. If (a) Lessee elects the Sale Option, an Event of Default occurs, or Lessee returns the Leased Property to Lessor or Administrative Agent and (b) after paying to Lessor, for the benefit of the Participants, any amounts then due under the Operative Documents (including the Sale Option Recourse Amount), the Lease Balance shall not have been reduced to zero (0), then Lessee shall promptly pay no later than the earlier of Expiration Date and the date which is thirty (30) days following the delivery of the report described below, an amount (the “Nonconformance Amount”) not to exceed the shortfall which such report indicates is the result of extraordinary wear and tear to or excessive usage of the Leased Property, whether or not permitted under the Lease. For purposes of making the determination provided for in this Section 13.2, Lessor shall cause to be delivered to Administrative Agent and Lessee within twenty (20) days of the occurrence of the event described in the first sentence of this Section 13.2 but in any event not less than ten (10) Business Days prior to the consummation of a sale of the Leased Property, at Lessee’s sole cost and expense, a report from an appraiser selected by the Required Participants and reasonably approved by Lessee, in form and substance reasonably satisfactory to the Required Participants and using approved methods reasonably satisfactory to the Required Participants, concerning the extent to which the fact that the actual Fair Market Value of the Leased Property as of the date of determination is less than the Fair Market Value anticipated for such date in the appraisal is due to any of the factors enumerated in the preceding sentence hereof. Any Nonconformance Amounts payable by Lessee shall be distributed in accordance with Section 5.3(d).

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Section 13.3. Proceedings in Respect of Claims. With respect to any amount that the Lessee is requested by an Indemnitee to pay by reason of Section 13.1 or 13.2, such Indemnitee shall, if so requested by the Lessee and prior to any payment, submit such additional information to the Lessee as Lessee may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment.

In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall, within a reasonable period, notify the Lessee in writing of the commencement thereof; provided that failure to notify Lessee shall not alter such Indemnitee’s rights under this Section 13.3, except to the extent such failure precludes or materially impairs Lessee’s ability to conduct a defense, and the Lessee shall be entitled, at its expense, to participate in, and, to the extent that the Lessee desires to, assume and control the defense thereof through its own counsel, which shall be subject to the reasonable approval of such Indemnitee; provided, however, that the Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnitee in respect of such action, suit or proceeding and, at the request of the Indemnitee, provide an indemnity and, if requested by such Indemnitee, collateral security, reasonably satisfactory to the Indemnitee, and, the Lessee shall keep such Indemnitee fully appraised of the status of such action, suit or proceeding and shall provide such Indemnitee with all information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request. Lessee must indicate its election to assume such defense by written notice to the Indemnitee within ninety (90) days following receipt of Indemnitee’s notice of the Claim, or in the case of a third party claim which requires a shorter time for response then within such shorter period as specified in the Indemnitee’s notice of Claim; provided that such Indemnitee has given Lessee notice thereof. Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any risk of imposition of criminal liability or any material risk of imposition of material civil liability on such Indemnitee or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Leased Property unless, in the case of civil liability, the Lessee shall have posted a bond or other security reasonably satisfactory to the relevant Indemnitees in respect to such risk or (y) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Indemnitee have been unable to sever from the indemnified Claim(s), or (C) an Event of Default has occurred and is continuing. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding controlled by the Lessee in accordance with the foregoing. The Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.2, as applicable, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed in the case of a money settlement not involving an admission of liability of such Indemnitee.

The party controlling the defense shall consult in good faith with the other party and its counsel with respect to the defense and shall keep the non-controlling party reasonably informed as to the progress of the defense. Each Indemnitee shall supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by Section 13.1 or 13.2, as

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applicable, and Lessee shall reimburse the Indemnitee for the reasonable out-of-pocket expenses of supplying such information and documents. Except during the occurrence of an Event of Default where Lessee or the Guarantors shall have failed to provide indemnity and, if requested by an Indemnitee, collateral security, both in form, substance and in such amounts reasonably satisfactory to each Indemnitee, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.2, as applicable, without the prior written consent of the Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 13.1 or 13.2, as applicable, with respect to such Claim, does not admit any criminal liability or civil liability on behalf of the Lessee in connection with such Claim, and uses reasonable efforts to advise the Lessee on the status of proceedings from time to time during the pendency of such Claim.

Upon payment in full of any Claim by the Lessee pursuant to Section 13.1 or 13.2, as applicable, to or on behalf of an Indemnitee, the Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise cooperate with the Lessee and give such further assurances as are necessary or advisable to enable the Lessee vigorously to pursue such claims.

Any amount payable to an Indemnitee pursuant to Section 13.1 or 13.2 shall be paid to such Indemnitee promptly, but in no event no later than thirty (30) days, after receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable; provided that the foregoing shall not limit any obligation of the Lessee to indemnify an Indemnitee for costs and expenses incurred by such Indemnitee in contesting such Claim in accordance with the terms herein.

Section 13.4. General Tax Indemnity.

(a) Indemnification. Without limitation on the rights of any Tax Indemnitee under any other indemnification provision of this Article XIII, and the immediately preceding sentence, the Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Leased Property and all Tax Indemnitees, and hold it and them harmless against, all Impositions on an After Tax Basis. It is expressly understood and agreed that the indemnities provided for in this Section 13.4 shall, except as otherwise provided herein, (i) survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document and (ii) continue to benefit a Participant that has been replaced pursuant to Section 14.9 hereof or a Lender whose interest is purchased pursuant to Section 2.10 of the Loan Agreement.

(b) Contests. If any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Imposition as to which the Lessee may have an indemnity obligation

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pursuant to this Section 13.4, or if any Tax Indemnitee shall determine that any Imposition for which the Lessee may have an indemnity obligation pursuant to this Section 13.4 may be payable, such Tax Indemnitee shall promptly (and in any event, within twenty (20) days) notify the Lessee in writing (provided that failure to so notify the Lessee within twenty (20) days shall not alter such Tax Indemnitee’s rights under this Section 13.4, except to the extent such failure precludes or materially adversely affects the ability to conduct a contest of any indemnified Taxes) and shall not take any action with respect to such claim, proceeding or Imposition without the written consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for thirty (30) days after the receipt of such notice by the Lessee; provided, however, that in the case of any such claim or proceeding, if such Tax Indemnitee shall be required by law or regulation to take action prior to the end of such thirty (30) day period, such Tax Indemnitee shall in such notice to the Lessee, so inform the Lessee, and such Tax Indemnitee shall not take any action with respect to such claim, proceeding or Imposition without the consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for ten (10) days after the receipt of such notice by the Lessee, unless the Tax Indemnitee shall be required by law or regulation to take action prior to the end of such ten (10) day period.

The Lessee shall be entitled for a period of thirty (30) days from receipt of such notice from the Tax Indemnitee (or such shorter period as the Tax Indemnitee has notified the Lessee is required by law or regulation for the Tax Indemnitee to commence such contest), to request in writing that such Tax Indemnitee contest the imposition of such Tax, at the Lessee’s expense. If (x) such contest can be pursued in the name of the Lessee and independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee, (y) such contest must be pursued in the name of the Tax Indemnitee, but can be pursued independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee or (z) the Tax Indemnitee so requests, then the Lessee shall be permitted to control the contest of such claim; provided that in the case of a contest described in any of clause (x), (y) or (z), if the Tax Indemnitee determines in good faith that such contest by the Lessee could have a material adverse impact on the business or operations of the Tax Indemnitee and provides a written explanation to the Lessee of such determination, the Tax Indemnitee may elect to control or reassert control of the contest, and provided, that by taking control of the contest, Lessee acknowledges that it is responsible for the Imposition ultimately determined to be due by reason of such claim, and provided, further, that in determining the application of clauses (x) and (y) of the preceding sentence, each Tax Indemnitee shall take any and all reasonable steps to segregate claims for any Taxes for which the Lessee indemnifies hereunder from Taxes for which the Lessee is not obligated to indemnify hereunder, so that the Lessee can control the contest of the former. In all other claims requested to be contested by the Lessee, the Tax Indemnitee shall control the contest of such claim, acting through counsel reasonably acceptable to the Lessee. In no event shall the Lessee be permitted to contest (or the Tax Indemnitee required to contest) any claim, (A) if such Tax Indemnitee provides the Lessee with a legal opinion of independent counsel that such action, suit or proceeding involves a risk of imposition of criminal liability or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Leased Property or any part of any thereof unless the Lessee shall have posted and maintained a bond or other security reasonably satisfactory to the relevant Tax Indemnitee in respect to such risk, (B) if an Event of Default has occurred and is continuing,

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unless the Lessee shall have posted and maintained a bond or other security reasonably satisfactory to the relevant Tax Indemnitee in respect of the Taxes subject to such claim and any and all expenses for which the Lessee is responsible hereunder reasonably foreseeable in connection with the contest of such claim, (C) unless the Lessee shall have agreed to pay and shall pay to such Tax Indemnitee on demand all reasonable out-of-pocket costs, losses and expenses that such Tax Indemnitee may incur in connection with contesting such Imposition, including all reasonable legal, accounting and investigatory fees and disbursements as well as the Impositions which are the subject of such claim to the extent the contest is unsuccessful, or (D) if such contest shall involve the payment of the Tax prior to the contest, unless the Lessee shall provide to the Tax Indemnitee an interest-free advance in an amount equal to the Imposition that the Indemnitee is required to pay (with no additional net after-tax costs (including Taxes) to such Tax Indemnitee). In addition for Tax Indemnitee controlled contests and claims contested in the name of the Tax Indemnitee in a public forum, no contest shall be required: (A) unless the amount of the potential indemnity (taking into account all similar or logically related claims that have been or could be raised in any audit involving such Tax Indemnitee for which the Lessee may be liable to pay an indemnity under this Section 13.4(b)) exceeds $50,000 and (B) unless, if requested by the Tax Indemnitee, the Lessee shall have provided to the Tax Indemnitee an opinion of counsel selected by the Lessee (which may be in-house counsel, except, in the case of income taxes indemnified hereunder, which opinion shall be that of independent tax counsel selected by the Tax Indemnitee and reasonably acceptable to the Lessee) that a reasonable basis exists to contest such claim. In no event shall a Tax Indemnitee be required to appeal an adverse judicial determination to the United States Supreme Court.

The party conducting the contest shall consult in good faith with the other party and its counsel with respect to the contest of such claim for Taxes (or claim for refund) but the decisions regarding what actions to be taken shall be made by the controlling party in its sole judgment; provided, however, that if the Tax Indemnitee is the controlling party and the Lessee recommends the acceptance of a settlement offer made by the relevant Governmental Authority and such Tax Indemnitee rejects such settlement offer then the amount for which the Lessee will be required to indemnify such Tax Indemnitee with respect to the Taxes subject to such offer shall not exceed the amount which it would have owed if such settlement offer had been accepted. In addition, the controlling party shall keep the non-controlling party reasonably informed as to the progress of the contest, and shall provide the non-controlling party with a copy of (or appropriate excerpts from) any reports or claims issued by the relevant auditing agents or taxing authority to the controlling party thereof, in connection with such claim or the contest thereof.

Each Tax Indemnitee shall supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 13.4(b), and the Lessee shall promptly reimburse such Indemnitee for the reasonable out-of-pocket expenses of supplying such information and documents. Except during the occurrence of an Event of Default where Lessee and/or the Guarantors shall have failed to provide indemnity and, if requested by a Tax Indemnitee, collateral security, both in form, substance and in such amounts reasonably satisfactory to each Tax Indemnitee, no Tax Indemnitee shall enter into any settlement or other compromise or fail to appeal an adverse ruling with respect to any claim which is entitled to be

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indemnified under this Section 13.4 (and with respect to which contest is required under this Section 13.4(b)) without the prior written consent of the Lessee, unless such Tax Indemnitee waives its right to be indemnified under this Section 13.4 with respect to such claim.

Notwithstanding anything contained herein to the contrary, a Tax Indemnitee will not be required to contest (and the Lessee shall not be permitted to contest) a claim with respect to the imposition of any Tax if (i) such Tax Indemnitee shall waive its right to indemnification under this Section 13.4 with respect to such claim (and any claim with respect to such year or any other taxable year, the contest of which is materially adversely affected as a result of such waiver) or (ii) such Tax is the sole result of a claim of a continuing and consistent nature, which claim has previously been resolved against the relevant Tax Indemnitee (unless a change in law or facts has occurred since such prior adverse resolution and Lessee provides an opinion of independent tax counsel to the effect it is more likely than not that such change in law or facts will result in a favorable resolution of the claim at issue).

(c) Payments. (i) To, or for the Account of, a Tax Indemnitee. Any Imposition indemnifiable under this Section 13.4 shall be paid directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to this Section 13.4 shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee, accompanied by a written statement describing in reasonable detail the amount so payable, but not before two (2) Business Days prior to the date that the relevant Taxes are due. Any indemnification payments made pursuant to this Section 13.4 shall be made directly to the Tax Indemnitee entitled thereto in immediately available funds at such bank or to such account as specified by the Tax Indemnitee in written directions to the Lessee, or, if no such direction shall have been given, by check of the Lessee payable to the order of the Tax Indemnitee by certified mail, postage prepaid at its address as set forth in this Participation Agreement. Upon the request of any Tax Indemnitee with respect to a Tax that the Lessee is required to pay, the Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for the Lessee’s payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.

(ii) To the Lessee. (x) If any Tax Indemnitee actually shall realize a Tax benefit (whether by way of deduction, or use of a credit) with respect to a Tax not indemnifiable hereunder which, in the Tax Indemnitee’s reasonable determination, would not have been realized but for any Tax with respect to which the Lessee has reimbursed or indemnified such Tax Indemnitee pursuant to the Operative Documents, which benefit was not previously taken into account in determining the amount of the Lessee’s payment to such Tax Indemnitee, such Tax Indemnitee shall pay to the Lessee an amount equal to the amount of such Tax benefit, increased by any actual Tax savings realized by such Tax Indemnitee and net of any additional Taxes and any expenses related to obtaining the Tax benefit actually borne by such Tax Indemnitee as a result of such payment (a “Grossed-Up Basis”); provided, however, that as long as an Event of Default is continuing any such amounts may be applied against any amounts due and owing by Lessee under the Lease; provided further, however, that no Tax Indemnitee shall be required to pay to the Lessee any Tax benefit to the extent such payment would be greater

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than the amount of such Taxes in respect of which the reimbursement or indemnification was paid by the Lessee, reduced by all prior payments by such Tax Indemnitee under this Section 13.4(c)(ii)(x) in respect of such amount; any payment to the Lessee which is so limited shall, to the extent of such unpaid excess, be carried over and shall be available to offset any future obligations of the Lessee under this Section 13.4. If such repaid Tax benefit is thereafter lost, the additional Tax payable shall be treated as a Tax indemnifiable hereunder without regard to the exclusions set forth in clauses (i) through (xi) of the definition of Impositions.

(y) Upon receipt by a Tax Indemnitee of a refund or the benefit of a credit which in the Tax Indemnitee’s reasonable determination was derived all or in part from any Taxes paid or indemnified against by the Lessee, which refund or credit was not previously taken into account in determining the amount of the Lessee’s payment to such Tax Indemnitee, such Tax Indemnitee shall pay to the Lessee, on a Grossed-Up Basis, an amount equal to the amount of such refund, plus any interest received by or credited to such Tax Indemnitee with respect to such refund; provided, however, that as long as an Event of Default is continuing any such amounts may be applied against any amounts due and owing by Lessee under the Lease; provided, further, however, that no Tax Indemnitee shall be required to pay to the Lessee any refund or credit to the extent such refund or credit is greater than the amount of Taxes in respect of which payment or indemnification was made by the Lessee, reduced by all prior payments by such Tax Indemnitee under this Section 13.4(c)(ii)(y) in respect of such amount. If such repaid refund or credit is thereafter lost, the additional Tax payable shall be treated as a Tax indemnifiable hereunder without regard to the exclusions set forth in clauses (i) through (x) of the definition of Impositions.

(d) Reports. In the case of any report, return or statement required to be filed with respect to any Taxes that are subject to indemnification under this Section 13.4 and of which the Lessee has knowledge, the Lessee shall promptly notify the Tax Indemnitee of such requirement and, at the Lessee’s expense (i) if the Lessee is permitted (unless otherwise requested by the Tax Indemnitee) by Applicable Laws, timely file such report, return or statement in its own name or (ii) if such report, return or statement is required to be in the name of or filed by such Tax Indemnitee or the Tax Indemnitee otherwise requests that such report, return or statement be filed in the name of or by such Tax Indemnitee, the Lessee shall prepare such report, return or statement for filing by such Tax Indemnitee in such manner as shall be satisfactory to such Tax Indemnitee and send the same to the Tax Indemnitee for filing no later than fifteen (15) days prior to the due date therefor. In any case in which the Tax Indemnitee will file any such report, return or statement, the Lessee shall, upon written request of such Tax Indemnitee, provide such Tax Indemnitee with such information as is reasonably necessary to allow the Tax Indemnitee to file such report, return or statement.

(e) Withholding Taxes. (i) Except as otherwise required by law, each payment to an Indemnitee under or contemplated by any Operative Document shall be free of Withholding Taxes (including any Withholding Taxes in respect of payments pursuant to this Section 13.4) and the Lessee agrees to indemnify, protect, defend and hold harmless the Tax Indemnitees

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against all such Withholding Taxes. If any such withholding is so required, the Lessee shall make the withholding and pay the amount withheld to the appropriate taxing authority before penalties attach thereto or interest accrues thereon. The Lessee shall forthwith pay the relevant Tax Indemnitee an amount that, after making all required deductions (including deductions applicable to additional sums payable under this Section), equals the amount that would have been paid if such withholding had not been required. Notwithstanding the first sentence of this Section 13.4(e), the Lessee shall not be required to make any additional payment to or on behalf of a Tax Indemnitee pursuant to this paragraph on account of:

(A) Withholding Taxes while they are being contested in accordance with Section 13.4(b), so long as such Tax Indemnitee shall be receiving all payments required to be made to it without reduction for any such Withholding Taxes;

(B) Withholding Taxes imposed on an assignee or transferee on the day of the assignment or transfer to the extent of the excess of such Withholding Taxes over the total amount of Withholding Taxes that would have been imposed on the transferor on the date of the transfer had there not been an assignment or transfer;

(C) Withholding Taxes imposed on a Recipient to the extent of the excess of such Withholding Taxes over the total amount of the Withholding Taxes that would have been imposed had such Recipient not relocated its Applicable Lending Office after the date on which it became a Recipient;

(D) Withholding Taxes resulting from the gross negligence, willful misconduct, or fraud of the Tax Indemnitee or any of its Affiliates or the breach of the Operative Documents by the Tax Indemnitee including directing the Lessor to engage in any activity not permitted under the Operative Documents;

(E) Withholding Taxes imposed under the laws of any jurisdiction other than the United States, or any state or local jurisdiction thereof, or any jurisdiction where such Tax is imposed solely as a result of the Lessee making the payment from such jurisdiction;

(F) Withholding Taxes imposed under FATCA due to the failure of a Recipient to comply with the provisions of Section 12.3; and

(G) Withholding Taxes imposed on any Recipient that would have been imposed under then Applicable Law as of the date such Person becomes a Recipient.

If the Lessee pays any amount to a Tax Indemnitee with respect to Withholding Taxes required to be withheld by law but not subject to indemnity pursuant to this Section 13.4, such Tax Indemnitee shall reimburse the Lessee within thirty (30) days of written demand therefor for the amount so paid by the Lessee; provided that, if

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such Tax Indemnitee fails to reimburse the Lessee within such thirty (30) days, such Tax Indemnitee shall thereafter be obligated to reimburse the Lessee for such amount together with interest on such amount at the Overdue Rate from the date such reimbursement was due until the date it is paid.

(ii) For purposes of this Section 13.4, it shall be assumed that the Lease constitutes a loan for United States federal income tax purposes (as is the parties’ intention).

(f) Disclosure. The parties agree that any party to this Participation Agreement (and each employee, representative, or other agent of such party) may disclose the tax aspects of the transactions contemplated by this Participation Agreement and the structural aspects of these transactions as they relate to such tax aspects without limitation of any kind on such disclosure.

Section 13.5. After Tax Basis. If an Indemnitee shall not be entitled to a corresponding and equal deduction with respect to any payment or Tax which Lessee is required to pay or reimburse under any other provision of this Article XIII (each such payment or reimbursement under this Article XIII, an “original payment”) and which original payment constitutes income to such Indemnitee when accrued or received, then Lessee shall pay to, or for the account of, such Indemnitee on demand the amount of such original payment on an After Tax Basis.

Section 13.6. [Reserved.]

Section 13.7. Environmental Indemnity. Without limitation of the other provisions of this Article XIII, Lessee hereby agrees to indemnify, hold harmless and defend each Indemnitee, in each case, from and against any and all Claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including reasonable and documented attorneys’ and/or paralegals’ fees and expenses), including all costs incurred in connection with any investigation or monitoring of the condition of the Leased Property or any clean-up, remedial, removal or restoration work required or conducted by any Governmental Authority or required by Environmental Laws (collectively, “Environmental Claims”), arising in whole or in part, out of:

(a) the presence on, under or around the Leased Property or any portion thereof of any Hazardous Substance, or any Release of any Hazardous Substance on, under, from, onto or around the Leased Property or any portion thereof,

(b) any activity, including, without limitation, construction, carried on or undertaken on the Leased Property or any portion thereof or off the Leased Property, and whether by Lessee or any of its Affiliates or any predecessor in title or any employees, agents, sublessees, contractors or subcontractors of Lessee, any of its Affiliates or any predecessor in title, or any other Persons (including such Indemnitee), in connection with the investigation, handling, treatment, remediation, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Substance that at any time has been or is

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Released, located or present on, under or around, or that at any time has or may migrate, flow, percolate, diffuse or in any way move onto or under the Leased Property or any portion thereof, or any activity that aggravates, contributes to or exacerbates existing environmental conditions or results in a violation of existing deed restrictions,

(c) loss of or damage to any property or the environment arising from, or in any way related to, the Leased Property or Lessee or any of its Affiliates (including, without limitation, investigation costs, clean-up costs, response costs, remediation, restoration and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigating action required by or under Environmental Laws, in each case arising from, or in any way related to, the Leased Property, Lessee, any of its Affiliates or the Overall Transaction or any portion thereof,

(d) any claim concerning lack of compliance with Environmental Laws in connection with the Leased Property, or any act or omission causing an environmental condition that requires remediation or would allow any Governmental Authority to record a Lien against the Leased Property or any portion thereof, or

(e) any residual contamination on or under any of the Leased Property, or affecting any natural resources, and any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Substance, in each case arising from, or in any way related to, the Leased Property, Lessee, any of its Affiliates, or the Overall Transaction or any portion thereof, and irrespective of whether any of such activities were or will be undertaken in accordance with Applicable Laws.

Notwithstanding the foregoing provisions of this Section 13.7, Lessee shall not be obligated to indemnify an Indemnitee under this Section 13.7 for any Claim (i) to the extent that such Claim is attributable to the gross negligence or willful misconduct of such Indemnitee, (ii) to the extent attributable to acts occurring after any sale or taking possession pursuant to Section 16.2 of the Lease or (iii) to the extent attributable to acts occurring after the expiration or earlier termination of the Term, but, in the case of this clause (iii), only to the extent not attributable to, arising from, or relating to, the Lessor’s ownership interests in the Leased Property. It is expressly understood and agreed that the indemnities provided for in this Section 13.7 shall, except as otherwise provided herein, (i) survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document and (ii) continue to benefit a Participant that has been replaced pursuant to Section 14.9 hereof or a Lender whose interest is purchased pursuant to Section 2.10 of the Loan Agreement.

Article XIV
Contingent Libor and Other Costs

Section 14.1. LIBO Rate Lending Unlawful. If any Participant shall reasonably determine (which determination shall, upon notice thereof to the Lessee and the Participants, be conclusive

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and binding on the Lessee and which notice shall be withdrawn whenever the applicable circumstances no longer exist) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Participant to make available, continue or maintain any Loan or Lessor Amount that bears Interest or Yield based upon the LIBO Rate, as the case may be, the obligation of such Participant to make available, continue or maintain any such Loan or Lessor Amount, as the case may be, on a LIBO Rate basis shall, upon such determination, forthwith be suspended (unless such Participant determines in its sole discretion that it can continue to make any Loan or Lessor Amount based upon the LIBO Rate at one of its lending offices where such action would not be deemed unlawful) until such Participant shall notify the Lessee and Lessor that the circumstances causing such suspension no longer exist and, to the extent required by any such introduction of or change in or in the interpretation of any law, all Loans and Lessor Amount, as the case may be, of such Participant shall automatically bear Interest or accrue Yield at the Alternate Base Rate either (a) on the last day of the then current Interest Period applicable to such Loan or Lessor Amount, as the case may be, if such Participant may lawfully continue to maintain and fund such Loan or Lessor Amount, or (b) immediately if such Participant shall determine that it may not lawfully continue to maintain and fund such Loan or Lessor Amount, as the case may be, to such day thereto or sooner, if required by such law or assertion. It is hereby understood and agreed that, notwithstanding anything to the foregoing set forth in this Section 14.1, if at any time the conditions set forth in Section 14.2(b)(i) or (ii) are in effect, the provisions of this Section 14.1 shall no longer be applicable for any purpose of determining any alternative rate of Interest or Yield under this Participation Agreement and Section 14.2(b) shall instead be applicable for all purposes of determining any alternative rate of Interest or Yield, as the case may be, under this Participation Agreement.

Section 14.2. Deposits Unavailable.

(a) If any Participant shall have determined that:

(i) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to such Participant in its relevant market; or

(ii) by reason of circumstances affecting such Participant’s relevant market, adequate means do not exist for ascertaining the LIBO Rate applicable to such Participant’s Loans or Lessor Amount,

then, upon notice from such Participant to the Lessee and the other Participants, (x) the obligations of the Participants to make available Loans or Lessor Amount on a LIBO Rate basis, as the case may be, shall be suspended and (y) each outstanding Loan and Lessor Amount, as the case may be, of the affected Participant shall begin to bear Interest or accrue Yield at the Alternate Base Rate on the last day of the then current Interest Period applicable thereto.

(b) Notwithstanding the foregoing, if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Lessee or Parent Guarantor notifies the Administrative Agent that it has determined, that (i) adequate and reasonable means do not exist for ascertaining the LIBO Rate (including

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because the LIBOR Screen Rate is not available or published on a current basis), for a Loan or Lessor Amount or for the applicable Interest Period and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in subclause (i) above have not arisen but any of (w) the supervisor for the administrator of the LIBOR Screen Rate has made a public statement that the administrator of the LIBOR Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (x) the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which the LIBOR Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (y) the supervisor for the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which the LIBOR Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Lessee shall endeavor to establish an alternate rate of interest or yield to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Participation Agreement to reflect such alternate rate of interest or yield and such other related changes (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) to this Participation Agreement as may be applicable; provided that, if such alternate rate of interest or yield as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Participation Agreement. Notwithstanding anything to the contrary in Section 15.5, such amendment shall become effective without any further action or consent of any other party to this Participation Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest or yield, as applicable, is provided to the Participants, a written notice from the Required Participants stating that such Required Participants object to such amendment. Until an alternate rate of interest or yield, as applicable, shall be determined in accordance with this Section 14.2(b) (but, in the case of the circumstances described in subclause (ii)(w), subclause (ii)(x) or subclause (ii)(y) of the first sentence of this Section 14.2(b), only to the extent the LIBOR Screen Rate for such Interest Period is not available or published at such time on a current basis), (A) the obligations of the Participants to make available Loans or Lessor Amount on a LIBO Rate basis, as the case may be, shall be suspended and (B) each outstanding Loan and Lessor Amount, as the case may be, of the affected Participant shall begin to bear Interest or accrue Yield at the Alternate Base Rate on the last day of the then current Interest Period applicable thereto.

Section 14.3. Increased Costs, etc. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority after the Original Closing Date increases or would increase the cost other than in respect of Taxes, except for withholding taxes imposed as the

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result of any change in law, regulation or treaty first enacted, promulgated or signed after the Original Closing Date (and without limiting Lessee’s obligations pursuant to Sections 13.4, 13.5 or 14.6 hereof), to any Participant of, or reduces or would reduce the amount of any sum receivable by, such Participant in respect of making available, continuing or maintaining (or of its obligation to make available, continue or maintain) or prevents or would prevent any Participant from being legally entitled to a complete exemption from withholding as described in Section 12.3 with respect to, any Loans or Lessor Amount, as the case may be, then the Lessee shall from time to time, within thirty (30) days of demand by such Participant together with the certificate referred to below (with a copy of such demand and certificate to the Administrative Agent), pay to the Administrative Agent for the account of such Participant additional amounts sufficient to compensate such Participant for such increased cost; provided, that no Participant shall be entitled to demand such compensation more than ninety (90) days following the later of such Participant’s incurrence or sufferance thereof and such Participant’s actual knowledge of the event giving rise to such Participant’s rights under this section; provided further, however, that the foregoing provision shall in no way limit the right of any Participant to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request if such demand is made within ninety (90) days after the implementation of such retroactive law, interpretation, guideline or request. A reasonably detailed certificate as to the nature and amount of such increased cost, submitted to the Lessee and the Administrative Agent by such Participant in good faith, shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued.

Section 14.4. Funding Losses. In the event any Participant shall incur any loss or out-of-pocket expense (including any Break Costs and any loss or out-of-pocket expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Participant to make available, continue or maintain any portion of the principal amount of any Loan or Lessor Amount, as the case may be, but in any such case excluding loss of anticipated profits) as a result of:

(a) any conversion or repayment or prepayment of the principal amount of any Loans or Lessor Amount, as the case may be, on a date other than the scheduled last day of the Interest Period applicable thereto, or

(b) any Loans or Lessor Amount, as the case may be, not made in accordance with the Advance Request (unless such failure to make such Loans or fund such Lessor Amount, as the case may be, constitutes a breach by the applicable Participant of its obligations under Article III), then, upon the written notice of such Participant to the Lessee (with a copy to Lessor), the Lessee shall, within thirty (30) days after its receipt thereof, pay directly to such Participant as

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Supplemental Rent such amount (determined on the basis of such Participant’s standard practices) as will reimburse such Participant for such loss or out-of-pocket expense. Such written notice (which shall include calculations in sufficiently reasonable detail to indicate the incurrence and amount of such loss and out-of-pocket expense) shall be presumed correct and binding on the Lessee absent demonstrable error. Notwithstanding anything herein to the contrary, Lessee shall not be required to compensate a Participant pursuant to this Section for any amounts under this Section 14.4 incurred more than one hundred twenty (120) days prior to the date that such Participant notifies Lessee of such amount and of such Participant’s intention to claim compensation therefor.

Section 14.5. Increased Capital Costs. If any Participant reasonably determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued, promulgated or made, as the case may be, after the Original Closing Date affects or would affect the amount or liquidity of capital required or expected to be maintained by such Participant or any corporation controlling such Participant and that the amount or liquidity of such capital is increased by or based upon the existence of such Participant’s Commitment hereunder and other commitments of this type then, within thirty (30) days of demand by such Participant together with the certificate referred to below (with a copy of such demand and certificate to the Administrative Agent), the Lessee shall pay to the Administrative Agent for the account of such Participant, from time to time as specified by such Participant, additional amounts sufficient to compensate such Participant or such corporation in the light of such circumstances, to the extent that such Participant determines such increase in capital to be allocable to the existence of such Participant’s Commitment hereunder or the Fundings made by such Participant hereunder; provided, that no Participant shall be entitled to demand such compensation if more than ninety (90) days following the later of such Participant’s incurrence or sufferance thereof and such Participant’s actual knowledge of the event giving rise to such Participant’s rights under this section; provided further, however, that the foregoing proviso shall in no way limit the right of any Participant to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described above if such demand is made within one hundred twenty (120) days after the implementation of such retroactive law, interpretation, guidelines or request. A reasonably detailed certificate as to such amounts submitted to the Lessee and the Administrative Agent by such Participant in good faith shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued.

Section 14.6. After Tax Basis. Lessee shall pay all amounts owing under this Article XIV on an After Tax Basis.

Section 14.7. Applicability of Certain Sections. The provisions of Sections 14.1 through

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14.6 are applicable to the Lessor and the Participants in connection with any funding or maintenance thereof by reference to the LIBO Rate, and not otherwise.

Section 14.8. Funding Office. If the Lessee is required to pay additional amounts to or for the account of any Participant pursuant to Sections 13.4, 14.1 to 14.3 or Section 14.5, to the extent applicable, then such Participant will agree to use reasonable efforts to reduce or eliminate any claim for compensation thereunder, including, without limitation, to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Participant, is not otherwise disadvantageous to such Participant.

Section 14.9. Replacement of Participants. (a) If (i) any Participant shall make demand for payment under Section 14.3 or 14.5, or shall deliver any notice to the Administrative Agent pursuant to Section 14.1 resulting in the suspension of certain obligations of the Participants with respect to LIBO Rate Advances, (ii) any Participant is a Non-Renewing Participant, (iii) any Participant shall refuse to consent to any amendment, modification or waiver which has been approved by the Required Participants but can only become effective upon the consent of all Participants, all Lenders, each Participant affected thereby or each Lender affected thereby, as the case may be, or (iv) any Recipient becomes subject to a Withholding Tax or any other Tax in respect of which Lessee is required to pay additional amounts pursuant to Section 13.4, then within sixty (60) days of such demand, failure to consent or refusal, Lessee may elect to replace such Participant as a party to this Participation Agreement (or, if later with respect to any Non-Renewing Participant, prior to the Renewal Effective Date); provided that, concurrently with such replacement, (1) another Eligible Assignee designated by the Lessee shall agree, as of such date, to (x) purchase for cash all (but not less than all) of the outstanding Participant Balance of such Participant being replaced (other than amounts, if any, paid by the Lessee pursuant to subclause (2) below) pursuant to an Assignment Agreement and (y) become a Participant for all purposes under this Participation Agreement and to comply with the requirements of Section 12.1, and (2) Lessee shall pay to such Participant being replaced in same day funds on the day of such replacement (x) all interest, fees and other amounts then accrued but unpaid to such Participant by Lessee hereunder to and including the date of termination (other than amounts, if any, paid by the replacement Participant pursuant to subclause (1) above), and (y) an amount, if any, which would have been due to such Participant under Section 14.4 hereof if such Participant’s Loans and/or Lessor Amount had been prepaid rather than assigned.

(b) The Administrative Agent and the Lessor hereby agree to reasonably cooperate with the Lessee, at Lessee’s sole cost and expense, in Lessee’s efforts to arrange one or more replacement Participants as contemplated by this Section 14.9.

(c) Each party hereto agrees that an assignment required pursuant to this Section 14.9 may be effected pursuant to an Assignment Agreement executed by the Lessee, the Administrative Agent and the assignee, and the Participant required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable

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Participant, provided that any such documents shall be without recourse to or warranty by the parties thereto.

Article XV
Miscellaneous

Section 15.1. Survival of Agreements. All covenants, agreements, representations and warranties in the Operative Documents made by the respective parties thereto and in the certificates or other instruments delivered in connection with or pursuant to any Operative Document shall be considered to have been relied upon by the other parties hereto and thereto and shall survive the execution and delivery of the Operative Documents and the making of the Advance, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any party hereto or thereto may have had notice or knowledge of any default or incorrect representation or warranty at the time any credit is extended hereunder or thereunder, and shall continue in full force and effect until the Lease Balance has been paid in full and the Commitments have expired or been terminated. The provisions of Article XIII and Sections 14.3, 14.4, 14.5, 15.15, 15.16 and 15.17 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Lease Balance, the expiration or termination of the Commitments or the termination of this Participation Agreement or any other Operative Document or any provision hereof or thereof.

Section 15.2. No Broker, Etc. Except for Lessee’s and the Guarantors’ dealing with Banc of America Leasing & Capital, LLC, as the Arranger, each of the parties hereto represents to the others that it has not retained or employed the Arranger, or any broker, finder or financial advisor to act on its behalf in connection with this Participation Agreement, nor has it authorized the Arranger, or any broker, finder or financial adviser retained or employed by any other Person so to act, nor has it incurred any fees or commissions to which Lessor, Administrative Agent or any Participant might be subjected by virtue of their entering into the Overall Transaction. Any party who is in breach of this representation shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation.

Section 15.3. Notices. (a) Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be deemed to have been duly given and shall be effective: (i) in the case of notice by letter, the earlier of when delivered to the addressee by hand or courier if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter or on the third Business Day after depositing the same in the mails, registered or certified mail, postage prepaid, return receipt requested, (ii) in the case of a prepaid delivery to a reputable national overnight air courier service, on the Business Day following such date of delivery, and (iii) in the case of notice by facsimile or bank wire, when receipt is confirmed if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter, addressed as provided on Schedule III hereto, or to such other address as any of the parties hereto may designate by written notice. Notices and other communications delivered through Electronic Systems, to the extent provided in Section 15.3(b) below, shall be effective as provided in such Section 15.3(b).

(b) Notices and other communications to the Participants under the Operative

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Documents may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent. The Administrative Agent, the Lessee or any Guarantor may, in its discretion, agree to accept notices and other communications to such party under the Operative Documents by electronic communications pursuant to procedures approved by such party; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Each Participant agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Participant for purposes of this Participation Agreement and other applicable Operative Documents. Each Participant agrees (i) to notify the Administrative Agent in writing of such Participant’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Participant becomes a party to this Participation Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Participant) and (ii) that any Notice may be sent to such e-mail address.

(d) The Lessee agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Participants by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system in connection with the transactions contemplated hereby (the “Approved Electronic Platform”).

(e) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Original Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Participants and the Lessee acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Participant that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Participants and the Lessee hereby approve distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

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(f) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE LESSEE, ANY GUARANTOR, ANY PARTICIPANT OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF TRANSMISSION OF COMMUNICATIONS BY THE LESSEE, ANY GUARANTOR, THE LESSOR OR THE ADMINISTRATIVE AGENT THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM EXCEPT WITH RESPECT TO ACTUAL OR DIRECT DAMAGES TO THE EXTENT DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF ANY APPLICABLE PARTY; PROVIDED THAT ANY COMMUNICATION OR ANY OTHER DISSEMINATION OR DISCLOSURE OF ANY INFORMATION (AS DEFINED IN SECTION 15.14) TO ANY PARTICIPANTS, PROSPECTIVE PARTICIPANTS, SUB-PARTICIPANTS OR PROSPECTIVE SUB-PARTICIPANTS OR, TO THE EXTENT SUCH DISCLOSURE IS OTHERWISE PERMITTED BY SECTION 15.14, TO ANY OTHER PERSON THROUGH THE APPROVED ELECTRONIC PLATFORM SHALL BE MADE SUBJECT TO THE ACKNOWLEDGEMENT AND ACCEPTANCE BY SUCH PERSON THAT SUCH COMMUNICATION IS BEING DISSEMINATED OR DISCLOSED ON A CONFIDENTIAL BASIS (ON TERMS SUBSTANTIALLY THE SAME AS SET FORTH IN SECTION 15.14 OR OTHERWISE REASONABLY ACCEPTABLE TO THE ADMINISTRATIVE AGENT AND THE LESSEE), WHICH SHALL IN ANY EVENT REQUIRE “CLICK THROUGH” OR OTHER AFFIRMATIVE ACTIONS ON THE PART OF THE RECIPIENT TO ACCESS SUCH COMMUNICATION.

(g) Each of the Participants and the Lessee agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(h) Nothing herein shall prejudice the right of the Lessee, any Guarantor, the Administrative Agent or any Participant to give any notice or other communication pursuant to

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any Operative Document in any other manner specified in such Operative Document.

Section 15.4. Counterparts. This Participation Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 15.5. Amendments. Except as provided in Section 14.2(b), no Operative Document nor any of the terms thereof may be terminated, amended, restated, supplemented, waived or modified without the written agreement or consent of Administrative Agent, Lessee and the Required Participants; provided, however, that Section 15.19 hereof may not be terminated, amended, restated, supplemented, waived or modified without the written agreement or consent of the Arranger; and provided, further, that such termination, amendment, supplement, waiver or modification shall require the written agreement or consent of each Participant if such termination, amendment, supplement, waiver or modification would:

(a) modify any of the provisions of this Section 15.5, change the definition of “Required Participants” or modify or waive any provision of an Operative Document expressly requiring consent, approval or action by each Participant or each Affected Participant;

(b) amend, modify, waive or supplement any of the provisions of Sections 4.1, 4.2, 4.5, 4.7 and 5.3 hereof or Sections 2.5, 2.6 or 2.7 of the Loan Agreement or the definitions of “Applicable Margin”, “Interest Rate” or “Yield Rate”;

(c) reduce, modify, amend or waive any fees or indemnities in favor of any Participant, including without limitation amounts payable pursuant to Article XIII (except that any Person may consent to any reduction, modification, amendment or waiver of any indemnity payable to it);

(d) modify, postpone, reduce or forgive, in whole or in part, any payment of Rent (other than pursuant to the terms of the Operative Documents), any Loan or Lessor Amount, the Lease Balance, the Loan Balance, Sale Option Recourse Amount, Recourse Amount, Permitted Development Area Release Payment, amounts due pursuant to Section 20.2 of the Lease, Interest, Yield or Upfront Fee (except that any Person may consent to any modification, postponement, reduction or forgiveness of any payment of any Fees payable to it or, subject to clause (c) above, any other amount payable to it under the Lease or this Participation Agreement), modify the definition or method of calculation of Rent (other than pursuant to the terms of the Operative Documents), Loans or Lessor Amounts, Lease Balance, Loan Balance, Lessor Balance, Sale Option Recourse Amount, Commitment, Participant Balance or any other definition which would affect the amounts to be advanced or which are payable under the Operative Documents;

(e) consent to any assignment of the Lease (other than any assignment or sublease permitted by Article VI of the Lease) by the Lessee releasing the Lessee from its obligations in respect of the payments of Rent, Loan Balance, Lessor Balance or Lease Balance or changing the absolute and unconditional character of such obligations;

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(f) except as provided in the Operative Documents, (i) release of any Lien granted by the Lessee or the Lessor under the Operative Documents, (ii) release of any Guarantor under the Guaranty or release the Guaranty or (iii) modify Section 1 of the Guaranty, or modify or waive any obligation of the Guarantor that relates to an obligation of the Lessee expressly requiring consent, approval or action by each Participant or each Affected Participant;

(g) amend, release or waive compliance with the terms of Section 16.1(h), (i) or (j) of the Lease with respect to the Lessee or the Parent Guarantor; or

(h) increase the Aggregate Commitment Amount without the consent of each Participant.

Without limiting the foregoing, (1) no increase in the Commitment of any Participant shall occur without the consent of such Participant and (2) no amendment, supplement, waiver or modification to the Operative Documents (A) shall be effective with respect to the definitions of “Excepted Rights” and “Excepted Payments”, the Loan Agreement, the Assignment of Leases, Articles VI, IX, X, XI, XIII, XIX or XX of the Lease, Article XII of this Participation Agreement or any definitions used therein, unless Lessor has agreed to such amendment, supplement, waiver or modification or (B) which increases the Lessor’s obligations under the Operative Documents or adversely affect the Lessor’s rights or its interest under the Operative Documents or the Leased Property, without the Lessor’s prior written consent. Notwithstanding anything to the contrary in this Section 15.5, any amendment or modification pursuant to Section 14.2(b) or of the financial covenants in this Participation Agreement (or defined terms used in the financial covenants in this Participation Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this Section 15.5 even if the effect of such amendment or modification would be to reduce the rate of Interest or Yield or to reduce any fee payable under any of the Operative Documents.

Section 15.6. Obligations. The Lessee shall pay, as Supplemental Rent, when due, all costs, expenses and other amounts (other than the principal and Interest on the Loans which are payable to the extent otherwise required by the Operative Documents) required to be paid by the Lessor to or on behalf of the Administrative Agent or the Lenders under the Loan Agreement and any Security Instrument.

Section 15.7. Headings, Etc. The Table of Contents and headings of the various Articles and Sections of this Participation Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

Section 15.8. Parties in Interest. Except as provided in Section 15.19 and as otherwise expressly provided herein, none of the provisions of this Participation Agreement is intended for the benefit of any Person except the parties hereto. Except as otherwise specifically provided for in an Operative Document, the Lessee shall not assign or transfer any of its rights or obligations under the Operative Documents without the prior written consent of the Required Participants.

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Section 15.9. Governing Law. This Participation Agreement shall in all respects, except as set forth in the proviso, be governed by the internal law of the State of New York as to all matters of construction, validity and performance, without regard to conflicts of law principles, except Title 14 of Article 5 of the New York general obligations law; provided, however, that with respect to the creation, perfection, effect of perfection, priority and enforcement of security interests and liens in the Leased Property and Collateral, such matters shall be governed by the laws of the State of New York and, to the extent applicable, the Uniform Commercial Code of such State (including the choice of law rules under such Uniform Commercial Code).

Section 15.10. Severability. Any provision of this Participation Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 15.11. Further Assurances. The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the reasonable expense of the Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in writing in order to carry out more effectively the intent and purposes of this Participation Agreement and the other Operative Documents and the Overall Transaction, including, without limitation, to establish, preserve, protect and perfect the right, title and interest of Lessor and Administrative Agent in the Leased Property, the Lien of Lessor and Administrative Agent in the other Collateral, and/or any Participant’s rights under this Participation Agreement and the other Operative Documents (including, without limitation, the preparation, execution and filing of any and all UCC Financing Statements (including precautionary financing statements) and other filings or registrations which the parties hereto may from time to time reasonably request in writing to be filed or effected). The Lessee, at its own expense and without the need of any prior request from any other party, shall take such action as may be necessary (including any action specified in the preceding sentence), or (if the Lessor shall so request) as so requested, in order to maintain and protect all Liens and security interests provided for hereunder or under any other Operative Document.

Section 15.12. Submission to Jurisdiction. Each party hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Participation Agreement or any other Operative Document, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceedings may be brought to such courts, and waives any objection that it may now or hereafter have to the venue of any

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such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth on Schedule III or at such other address of which the other parties hereto shall have been notified pursuant to Section 15.3; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall affect the right that any Participant or the Administrative Agent may otherwise have to sue in any other jurisdiction.

Section 15.13. Waiver of Jury Trial. The parties hereto voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Participation Agreement or any other Operative Document, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any of the parties hereto and thereto. The parties hereto hereby agree that they will not seek to consolidate any such litigation with any other litigation in which a jury trial has not or cannot be waived. The provisions of this Section 15.13 have been fully negotiated by the parties hereto and shall be subject to no exceptions. each party acknowledges and agrees that it has received full and sufficient consideration for this provision (and each other provision of each other Operative Document to which it is a party) and that this provision is a material inducement for each other party entering into this Participation Agreement and each other Operative Document.

Section 15.14. Confidentiality. Each of the Participants, the Arranger and the Administrative Agent shall keep confidential, and shall not disclose, any information (other than information (a) publicly available other than as a result of a breach of this Section or (b) that becomes available to the Participants, the Arranger or the Administrative Agent on a non-confidential basis from a source other than a party hereto or Lessee, any Guarantor or any of their respective Related Parties) that it obtains about the Lessee, the Guarantors or their respective Affiliates or their respective business or securities or the books and records of Lessee, the Guarantors or their respective Affiliates or relating to the Leased Property (collectively, the “Information”), except that such party may disclose such Information (i) to the extent required by Applicable Laws, (ii) to its Affiliates and its and such Affiliates’ respective attorneys, auditors, accountants and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); provided that the disclosing Administrative Agent or Participant, as applicable, shall be responsible for compliance by such

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Persons with the provisions of this Section 15.14, (iii) in connection with the enforcement of its rights or remedies under the Operative Documents, (iv) to any participant, transferee, potential participant or potential transferee of such disclosing party’s interests permitted by the Operative Documents; provided such participant, transferee, potential participant or potential transferee agrees to the terms of this Section 15.14, and (v) to any federal or state banking authority or other regulatory authority having jurisdiction over such Participant, the Arranger or Administrative Agent or any of their respective Affiliates.

EACH OF THE ADMINISTRATIVE AGENT AND EACH PARTICIPANT ACKNOWLEDGES THAT SUCH INFORMATION REFERRED TO ABOVE FURNISHED TO IT PURSUANT TO OR IN CONNECTION WITH THIS PARTICIPATION AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LESSEE, ANY GUARANTOR AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY OR ON BEHALF OF THE LESSEE OR ANY GUARANTOR OR THE ADMINISTRATIVE AGENT PURSUANT TO, IN CONNECTION WITH OR OTHERWISE IN THE COURSE OF ADMINISTERING, THIS PARTICIPATION AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LESSEE, THE GUARANTORS AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH PARTICIPANT REPRESENTS TO THE LESSEE AND THE GUARANTORS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 15.15. Limited Liability of Lessor. The parties hereto agree that the Lessor shall have no personal liability whatsoever to Lessee, the Lenders, Administrative Agent or any of their respective successors and assigns for any Claim based on or in respect of this Participation Agreement or any of the other Operative Documents or arising in any way from the Overall Transaction; provided, however, that the Lessor shall be liable in its individual capacity: (a) for its own willful misconduct or gross negligence (or negligence in the handling of funds), (b) for liabilities that may result from the inaccuracy or incorrectness of any representation or warranty made by it in this Participation Agreement or in any certificate or document delivered pursuant hereto, or from the failure of the Lessor to perform the covenants and agreements set forth in Section 10.1 hereof or any other breach by the Lessor of any of its other covenants or obligations

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hereunder or under any of the other Operative Documents, (c) any Lessor Lien attributable to it, (d) for any Tax based on, with respect to or measured by any income, fees, commission, compensation or other amounts received by it as compensation for services (including for acting as Lessor) or otherwise under, or as contemplated by, the Operative Documents and (e) as otherwise expressly provided in the Operative Documents; provided, further, in no event shall Lessor’s liability exceed its interest in the Facility (except that, notwithstanding this proviso, Lessor shall remain liable for actual damages caused by its gross negligence or willful misconduct).

Section 15.16. Limited Liability of Administrative Agent. The parties hereto agree that Administrative Agent, in its individual capacity, shall have no personal liability whatsoever to Lessee, Lessor, the Lenders or any of their respective successors and assigns for any Claim based on or in respect of this Participation Agreement or any of the other Operative Documents or arising in any way from the Overall Transaction; provided, however, that Administrative Agent shall be liable in its individual capacity: (a) for its own willful misconduct or gross negligence (or, to the extent Administrative Agent receives funds from any party hereto or any Guarantor, its negligence in the handling of funds) and, to each Participant for the breach of its obligations to such Participant in respect of the Operative Documents and the Leased Property, (b) for liabilities that may result from the incorrectness of any representation or warranty expressly made by it in this Participation Agreement or from its failure to perform the covenants and agreements set forth in this Participation Agreement or any other Operative Document, or (c) for any Tax based on or measured by any fees, commission or compensation received by it for actions contemplated by the Operative Documents. It is understood and agreed that, except as provided in the preceding proviso, Administrative Agent shall have no personal liability under any of the Operative Documents as a result of acting pursuant to and consistent with any of the Operative Documents.

Section 15.17. Payment of Transaction Expenses and Other Costs.

(a) Transaction Expenses and Continuing Expenses. Subject to clause (b) below, as and when any portion of Transaction Expenses becomes due and payable, including the continuing fees, expenses and disbursements (including reasonable and documented counsel fees) of Lessor, as Lessor under the Lease and Administrative Agent under the Operative Documents, such Transaction Expenses shall be paid by Lessee as Supplemental Rent (it being acknowledged that the Transaction Expenses that were due and payable prior to the Restatement Date were previously paid).

(b) Amendments, Supplements and Appraisal. Without limitation of the foregoing, Lessee agrees to pay to the Participants and Administrative Agent all reasonable and documented out-of-pocket costs and expenses (limited, in the case of legal fees, to reasonable and documented legal fees and expenses of special counsel to Administrative Agent and Lessor) incurred by any of them in connection with: (i) the considering, evaluating, investigating, negotiating and entering into or giving or withholding of any amendments or supplements or waivers or consents with respect to any Operative Document; (ii) any Event of Loss, Specified Significant Environmental Event or termination of the Lease or any other Operative Document; (iii) the negotiation and documentation of any restructuring or “workout”, whether or not

56

consummated, of any Operative Document; (iv) the enforcement of the rights or remedies under the Operative Documents; or (v) any transfer by Lessor or a Participant of any interest in the Operative Documents during the continuance of an Event of Default.

Section 15.18. Reproduction of Documents. This Participation Agreement, all documents constituting an Appendix, Schedule or Exhibit hereto, and all documents relating hereto received by a party hereto, including, without limitation: (a) consents, waivers and modifications that may hereafter be executed; (b) documents received by the Participants or Lessor in connection with the receipt and/or acquisition of the Leased Property; and (c) financial statements, certificates, and other information previously or hereafter furnished to Lessor, Administrative Agent or any Participant may be reproduced by the party receiving the same by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. Each of the parties hereto agrees and stipulates that, to the extent permitted by law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and that, to the extent permitted by law, any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 15.18 shall not prohibit the Lessee, the Guarantors or any other party hereto from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 15.19. Role of Arranger. Each party hereto acknowledges hereby that it is aware of the fact that Banc of America Leasing & Capital, LLC has acted as an “Arranger” with respect to the Overall Transaction. The parties hereto acknowledge and agree that Arranger and its Affiliates, including Bank of America, N.A., have not made any representations or warranties concerning, and that they have not relied upon the Arranger as to, the tax, accounting or legal characterization or validity of (i) the Operative Documents or (ii) any aspect of the Overall Transaction. The parties hereto acknowledge and agree that the Arranger has no duties, express or implied, under the Operative Documents in its capacity as Arranger. The parties hereto further agree that Section 5.1, Section 15.2, Section 15.17(a) and this Section 15.19 are for the express benefit of the Arranger, and the Arranger shall be entitled to rely thereon as if it were a party hereto.

Section 15.20. Retention of Consultants. In connection with any matters to be determined or resolved by an independent engineer, an independent environmental consultant or other third party expert, Administrative Agent is hereby authorized to retain any such third party consultant reasonably acceptable to Lessee, at Lessee’s reasonable cost and expense, in accordance with the terms of the Operative Document calling for or requiring the appointment of such third party consultant.

Section 15.21. Liability Limited. No Participant shall have any obligation to any other Participant or to the Lessee, the Lessor or the Administrative Agent with respect to the Overall Transaction, except those obligations of such Participant expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Participant shall be liable for performance by any other party hereto of such other party’s

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obligations under the Operative Documents, except as otherwise so set forth.

Section 15.22. Deliveries to Participants. Lessee may fulfill its obligations hereunder and under each of the other Operative Documents to provide any item (other than any notices) to any Participant by providing sufficient copies of such item directly to the Administrative Agent, along with the costs of postage, with instructions to the Administrative Agent to deliver such item to such Participant; provided that this Section 15.22 shall not apply with respect to notices and other communications made pursuant to Section 15.3(b) hereof or the last paragraph of Section 8(a) or 8(b) of the Guaranty.

Section 15.23. USA Patriot Act Notice. Each Participant that is subject to the Patriot Act hereby notifies Lessee, the Guarantors and Lessor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Lessee, the Guarantors and Lessor, which information includes the name and address of Lessee, the Guarantors and Lessor and other information that will allow such Participant, as applicable, to identify Lessee and Lessor, as applicable, in accordance with the Patriot Act.

Section 15.24. No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Operative Document), the Lessee acknowledges and agrees that: (i) (A) the services regarding this Participation Agreement provided by the Administrative Agent and the Participants are arm’s-length commercial transactions between the Lessee, on the one hand, and the Administrative Agent and the Participants, on the other hand, (B) Lessee has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Lessee is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Operative Documents; (ii) (A) the Administrative Agent and each Participant is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Lessee or any other Person and (B) neither the Administrative Agent nor any Participant has any obligation to the Lessee or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Operative Documents; and (iii) the Administrative Agent and the Participants and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Lessee and its Affiliates, and neither the Administrative Agent, nor any Participant has any obligation to disclose any of such interests to the Lessee or any of its Affiliates. None of the Administrative Agent and the Participants will use confidential information obtained from or on behalf of Lessee or any Guarantor by virtue of the transactions contemplated by the Operative Documents or its other relationships with Lessee or any Guarantor in connection with the performance by the Administrative Agent or such Participant of services for other companies, and none of the Administrative Agent and the Participants will furnish any such information to other companies. To the fullest extent permitted by law, the Lessee hereby waives and releases any claims that it may have against the Administrative Agent, or any Participant with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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(b) The Administrative Agent hereby informs the Participants that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Lease Balance and the Operative Documents, (ii) may recognize a gain if it extended the Advance or the Loans for an amount less than the amount being paid for an interest in the Advance or the Loans by such Participant or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Operative Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 15.25. Certain Confidentiality Obligations of Lessee. Lessee shall keep confidential, and shall not disclose, any information (other than information publicly available other than as a result of a breach of this Section) that it obtains about the Lessor pursuant to Section 10.1(i), except that Lessee may disclose such information (i) to the extent required by Applicable Laws, (ii) to its Affiliates and its and such Affiliates’ respective attorneys, auditors, accountants and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); provided that the Lessee shall be responsible for compliance by such Persons with the provisions of this Section 15.25, (iii) in connection with the enforcement of its rights or remedies under the Operative Documents, (iv) to any assignee or potential assignee of Lessee’s interests permitted by the Operative Documents; provided such assignee or potential assignee agrees to the terms of this Section 15.25, and (v) to any regulatory authority having jurisdiction over Lessee or any of its Affiliates.

Section 15.26. Effect of Restatement. On the Restatement Date, the Original Participation Agreement will be amended and restated as set forth in this Participation Agreement. The parties hereto acknowledge and agree, however, that (a) this Participation Agreement and the other Restated Operative Documents do not constitute a novation or termination of the Obligations under and as defined in the Original Participation Agreement or under the other Operative Documents as in effect immediately prior to the Restatement Date, (b) such Obligations are in all respects continuing with only the terms being modified as provided in this Participation Agreement and the other Restated Operative Documents, (c) the Guaranty, as amended and restated as of the Restatement Date, is in all respects continuing and remains in full force and effect with respect to all Liabilities (as defined therein), (d) the mortgage, liens and security interests in favor of the Lessor securing payment of such Obligations are in all respects continuing and in full force and effect with respect to all Obligations and (e) except to the extent the context requires otherwise, all references in the other Operative Documents to the “Participation Agreement” or other reference originally applicable to the Original Participation Agreement shall be deemed to refer without further amendment to this Participation Agreement, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

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Article XVI
The Administrative Agent

Section 16.1. Appointment. Each Participant hereby irrevocably designates and appoints the Administrative Agent as its agent under this Participation Agreement and the other Operative Documents, and each such Participant irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Participation Agreement and the other Operative Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Participation Agreement and the other Operative Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Participation Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Operative Documents, or any fiduciary relationship with any Participant or any other party to the Operative Documents, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Participation Agreement or any other Operative Document or otherwise exist against the Administrative Agent.

Section 16.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Participation Agreement and the other Operative Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of agents or attorneys-in-fact selected by it with reasonable care.

Section 16.3. Exculpatory Provisions. Neither the Administrative Agent (in its capacity as such) nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Participation Agreement or any other Operative Document, except for its or such Person’s own willful misconduct or gross negligence (or negligence in the handling of funds) or (b) responsible in any manner to any Participant or any other party to the Operative Documents for any recitals, statements, representations or warranties made by the Lessor or the Lessee or the Guarantors or any officer thereof contained in this Participation Agreement or any other Operative Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Participation Agreement or any other Operative Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Participation Agreement or any other Operative Document or for any failure of the Lessor or the Lessee or the Guarantors to perform their respective obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Participant or any other party to the Operative Documents to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Participation Agreement or any other Operative Document, or to inspect the properties, books or records of the Lessor, the Guarantors or the Lessee.

Section 16.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, Lessor Amount, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile message, statement, order or

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other document or other written communication believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Lessor or the Lessee), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note or Lessor Amount as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent, in accordance with the Loan Agreement or this Participation Agreement, as applicable. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Participation Agreement or any other Operative Document unless it shall first receive the advice or concurrence of the Required Participants, or it shall first be indemnified to its reasonable satisfaction by the applicable Participants against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Participation Agreement and the other Operative Documents in accordance with a request of the Required Participants, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Participants and all future transferees. Wherever in the Operative Documents the consent or approval of the Administrative Agent is required, in giving any such consent or approval the Administrative Agent may rely upon, or make its approval subject to, the directions of or consent or approval from the Required Participants.

Section 16.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Participant referring to this Participation Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Participants, Lessor and the Lessee. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Participants; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Participants, subject to any applicable terms of the Operative Documents.

Section 16.6. [Reserved].

Section 16.7. Administrative Agent in Its Individual Capacity. Each Participant acknowledges that Bank of America, N.A. is acting as Administrative Agent hereunder. Bank of America, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Lessor, the Lessee and their Affiliates as though it was not the Administrative Agent hereunder and under the other Operative Documents and without notice to or consent of the Participants. Each Participant acknowledges that, pursuant to such activities, Bank of America, N.A. or its Affiliates may receive information regarding the Lessee, the Guarantors, Lessor or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of the Lessee, Lessor or their

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respective Affiliates) and acknowledges that such Persons shall be under no obligation to provide such information to them.

Section 16.8. Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Participants and the Lessee and may be removed at any time with or without cause by the Required Participants. Upon any such resignation or removal, the Required Participants shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Participants, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Participants’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Participants, appoint a successor Administrative Agent, which shall be a commercial bank described in clause (i) or (ii) of the definition of Eligible Assignee with an office in New York, New York (or an Affiliate of any such bank) and have a combined capital and surplus of at least $150,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Participation Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XVI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Participation Agreement. Notwithstanding the foregoing if no Event of Default shall have occurred and be continuing, then no successor Administrative Agent shall be appointed under this Section 16.8 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld or delayed.

Section 16.9. Non-Reliance on Administrative Agent. Each Participant acknowledges that it has, independently and without reliance upon the Administrative Agent or any of its Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Participation Agreement. Each Participant also acknowledges that it will, independently and without reliance upon the Administrative Agent or any of its Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Participation Agreement, any other Operative Document or any related agreement or any document furnished hereunder or thereunder.

Section 16.10. Release of Collateral and Guarantors. Administrative Agent and the Participants acknowledge and agree that Lessee shall be a third party beneficiary of Section 6.2 of the Loan Agreement with respect to the provisions set forth therein regarding the release of Liens and the Guaranty.

[End of Page]
[Signature Pages Follow]

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In Witness Whereof, the parties hereto have caused this Amended and Restated Participation Agreement to be duly executed by their respective officers or other authorized signatories thereunto duly authorized as of the day and year first above written.

Old Saw Mill Holdings LLC, as Lessee

By:	/s/ Leonard N. Brooks
	Name:	Leonard N. Brooks
	Title:	Treasurer

[Signature Page to Amended and Restated Participation Agreement]

BA Leasing BSC, LLC, as Lessor

By:	/s/ Erin M. Parks
	Name:	Erin M. Parks
	Title:	Vice President

[Signature Page to Amended and Restated Participation Agreement]

Bank of America, N.A., not in its individual capacity, except as expressly stated herein, but solely as Administrative Agent

By:	/s/ Aamir Saleem
	Name:	Aamir Saleem
	Title:	Vice President

[Lenders’ signature pages to the Amended and Restated Participation
Agreement are on file with the Lessee and the Administrative Agent]

[Signature Page to Amended and Restated Participation Agreement]

Definitions and Interpretation

(a) Interpretation. In each Operative Document, unless a clear contrary intention appears:

(i) the definitions of terms herein or in any Operative Document shall apply equally to the singular and plural forms of the terms defined;

(ii) any reference in any Operative Document to any Person shall be construed to include such Person’s successors and assigns (subject to any applicable restrictions on assignment set forth in the Operative Documents) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, and any reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(iv) any definition of or reference to any agreement (including any Operative Document), instrument or other document in any Operative Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any applicable restrictions on such amendments, restatements, supplements or modifications set forth in the Operative Documents);

(v) any definition of or reference to any statute, rule or regulation or any other Applicable Law shall be construed as referring thereto as from time to time amended, restated, supplemented or otherwise modified (including by succession of comparable successor laws);

(vi) reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section of such Operative Document or Appendix, Schedule or Exhibit to such Operative Document;

(vii) the words “herein”, “hereof” and “hereunder”, and words of similar import in any Operative Document, shall be construed to refer to such Operative Document in its entirety and not to any particular provision of such Operative Document;

(viii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(ix) relative to the determination of any period of time, “from” means “from and including” and “to”, “until” and “through” means “to but excluding”;

Appendix 1
(to Amended and Restated Participation Agreement)

(x) the word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities;

(xi) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and

(xii) any reference in any Operative Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person, and any division of a limited liability company shall constitute a separate Person under such Operative Document (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(b) Accounting Terms; GAAP; Pro Forma Calculations.

(i) Except as otherwise expressly provided in any Operative Document, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent Guarantor or Lessee notifies the Administrative Agent that the Lessee requests an amendment to any provision of any Operative Document to eliminate the effect of any change occurring after the Original Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Lessee that the Required Participants request an amendment to any provision of any Operative Document for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained in any Operative Document, (x) all terms of an accounting or financial nature used in any Operative Document shall be construed, and all computations of amounts and ratios referred to in any Operative Document shall be made (1) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Guarantor or Lessee or any Subsidiary at “fair value”, as defined therein, and (2) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (y) notwithstanding any modification or interpretative change to GAAP after the Bank Credit Agreement Effective Date (including any such modification or change as a result of any treatment of leases under Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect)), any obligations relating to any of the following shall be deemed to be obligations relating to an operating lease and shall not constitute Capital Lease Obligations under the Operative Documents: (1) a lease that was or would have been accounted for by such Person as an operating lease as of the Bank Credit Agreement Effective Date, (2) any Specified Lease Arrangements of such Person or (3) any lease or arrangement similar to any of the foregoing entered into after the Bank Credit Agreement Effective Date by such Person or an Affiliate thereof. For the avoidance of doubt, it is understood and agreed that a lease or other arrangement that would be accounted for by such Person as an operating lease under Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) shall also be treated as an operating lease.

(ii) All pro forma computations required to be made under any Operative Document giving effect to any Acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated after giving pro forma effect thereto (and, in the case of any pro forma computation made under any Operative Document, to determine whether such Acquisition, disposition or issuance, incurrence or assumption of Indebtedness or other transaction is not prohibited to be consummated under the Participation Agreement or Guaranty) immediately after giving effect to such Acquisition, disposition or issuance, incurrence or assumption of Indebtedness (and to any other such transaction consummated since the first day of the period for which such pro forma computation is being made and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered after the Original Closing Date pursuant to Section 8(a)(i) or 8(a)(ii) of the Guaranty (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements delivered pursuant to Section 6.1(xviii) of the Original Participation Agreement), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of, any related incurrence or reduction of Indebtedness and any related cost savings, operating expense reductions and synergies, all in accordance with (and, in the case of cost savings, operating expense reductions and synergies, to the extent permitted by) Article 11 of Regulation S-X under the Securities Act; provided that no pro forma computation required to be made under any Operative Document shall make or result in any pro forma adjustment to Consolidated EBITDA for any Drug Acquisition or Exclusive License. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

(iii) Any computation of any financial ratio or other financial metric made or required to be made under any Restated Operative Document as of the end of, or with respect to a period that includes, a fiscal quarter that ended prior to the Restatement Date (including the computation of the financial covenants contained in the Guaranty for the period ended March 31, 2019) shall be calculated and determined in accordance with the definitions and other relevant provisions of the Restated Operative Documents, as in effect from time to time from and after the Restatement Date.

(c) Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, (i) the Participation Agreement shall prevail and control or (ii) if such conflict is between the Lease and any other Operative Document other than the Participation Agreement, the Lease shall prevail and control.

(d) Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

(e) Interest Rates; LIBOR Notification. Interest or Yield may be determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administration, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine Interest or Yield. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in the relevant provisions of Article XIV of the Participation Agreement, Section 14.2 of the Participation Agreement provides a mechanism for determining an alternative rate of Interest or Yield, as the case may be. The Administrative Agent will notify the Lessee, pursuant to Section 14.2 of the Participation Agreement, in advance of any change to the reference rate upon which the Interest and/or Yield is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 14.2, will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

(f) Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

“Accelerated Lessor Rent Amount” is defined in Section 3.1(c) of the Lease.

“Acceleration” is defined in Section 5.2(a) of the Loan Agreement.

“Acquisition” means (i) any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Parent Guarantor or any Subsidiary of (a) all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line (including rights in respect of any drug or other pharmaceutical product) or line of business of) any Person, or (b) all or substantially all the Equity Interests in a Person or division or line of business of a Person, (ii) a Drug Acquisition or (iii) an Exclusive License to develop and commercialize a drug or other product line of any Person.

“Acquisition Holiday” is defined in Section 9(f) of the Guaranty.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under the Participation Agreement, or any successor administrative agent pursuant to the terms of the Operative Documents.

“Administrative Agent Fee Letter” means the fee letter dated March 3, 2017, between Lessee and Administrative Agent.

“Advance” means the advance by Lessor on March 3, 2017, to the Administrative Agent for the benefit of the Lessee, of amounts Funded by the Participants pursuant to Article III of the Original Participation Agreement.

“Advance Request” means the Advance Request executed and delivered by the Lessee on February 28, 2017, in connection with the Original Participation Agreement.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transferee” is defined in Article VI of the Lease.

“After Tax Basis” means, with respect to any payment to be received (to the extent the receipt of such payment constitutes taxable income to such recipient), the amount of such payment increased so that, after deduction of the amount of all Taxes (including any Taxes payable by reason of inclusion of such amount in income otherwise excluded by the definition of Impositions, and assuming for this purpose that the recipient of such payment is subject to taxation at the highest Federal and applicable state and local marginal rates applicable to such recipient for the year in which such income is taxable) required to be paid by the recipient (less any tax savings, credits, deductions or other quantifiable tax benefits that are reasonably expected to be realized, utilizing the same tax rate assumptions as set forth in the immediately preceding parenthetical phrase, and the present value of any tax savings projected, utilizing the same tax rate assumptions as set forth in the immediately preceding parenthetical phrase, that are reasonably expected to be realized by the recipient as a result of the payment of the indemnified amount) with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

“Aggregate Commitment Amount” means Seven Hundred Twenty Million Dollars ($720,000,000.00).

“ALTA” means the American Land Title Association or any successor thereto.

“Alternate Base Rate” means, on any date with respect to any Loan or Lessor Amount, a fluctuating rate of interest per annum equal to the higher of (A) the rate of interest most recently announced by Bank of America, N.A. in the United States from time to time as its “prime rate”, and (B) the Federal Funds Effective Rate most recently determined by Administrative Agent plus ..50% per annum, plus the Applicable Margin. If either of the aforesaid rates or their equivalent changes from time to time after the Original Closing Date, the Alternate Base Rate shall be automatically increased or decreased, if appropriate and as the case may be, without notice to Lessee or any Participant, effective from and including the effective date of such change. The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Annual Modification Cap” is defined in Section 10.1(b) of the Lease.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and all similar laws, rules, and regulations of any jurisdiction applicable to Parent Guarantor or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations (including Environmental Laws), ordinances, codes and administrative or judicial precedents or authorities, including official rulings and interpretations thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof having the force of law or with which affected Persons customarily comply, and all applicable orders, judgments, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Applicable Lending Office” means, for each Participant, the office, branch, affiliate or correspondent bank of such Participant set forth as the Applicable Lending Office for such Participant on Schedule III to the Participation Agreement, as applicable, or such other office, branch, affiliate or correspondent bank of such Participant (or of an Affiliate of such Participant) as such Participant may from time to time specify to the Administrative Agent and Lessee by written notice as the office from which its Loans or Lessor Amount, as applicable, and accruing Interest or Yield, as applicable, at the LIBO Rate are made available and maintained.

“Applicable Margin” means, for any day, with respect to the Loans and the Lessor Amount, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Margin for Loans” or “Applicable Margin for Lessor Amount”, as the case may be, based upon the Pricing Level applicable on such date:

Pricing Level	Applicable Margin for Loans	Applicable Margin for Lessor Amount

I.	1.375%	1.675%

II.	1.500%	1.800%

III.	1.625%	1.925%

IV.	1.750%	2.050%

For purposes hereof: (i) Pricing Level I and Ratings Level A are equivalent and correspond to each other, and they are the highest levels for purposes of this definition, (ii) Pricing Level II, Leverage Level 2 and Ratings Level B are equivalent and correspond to each other, and they are the second highest levels for purposes of this definition, (iii) Pricing Level III, Leverage Level 3 and Ratings Level C are equivalent and correspond to each other, and they are the third highest levels for purposes of this definition and (iv) Pricing Level IV, Leverage Level 4 and Ratings Level D are equivalent and correspond to each other, and they are the lowest levels for purposes of this definition.

At any time of determination, the Pricing Level shall be determined by reference to the higher of the Leverage Level and the Ratings Level then in effect (or if Ratings Level A is then in effect, solely by reference to Ratings Level A).

Leverage Level Determination

Leverage Level	Total Leverage Ratio

1.	N/A

2.	< 1.00 to 1.00

3.	> 1.00 to 1.00 but < 2.00 to 1.00

4.	> 2.00 to 1.00

Unless Ratings Level A is then in effect, if at any time the Parent Guarantor fails to deliver the Financials on or before the date such Financials are due pursuant to Section 8(a) of the Guaranty, Leverage Level 4 shall be deemed applicable for the period commencing three (3) Business Days after such required date of delivery and ending on the date which is three (3) Business Days after such Financials are actually delivered, after which the Leverage Level shall be determined in accordance with this definition, as applicable.

Except as otherwise provided in the paragraph below or in the immediately preceding paragraph, adjustments, if any, to the Leverage Level then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Leverage Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Notwithstanding anything to the contrary set forth in this definition, Leverage Level 2 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable financial statements for the Parent Guarantor’s first full fiscal quarter ending after the Original Closing Date and adjustments to the Leverage Level then in effect shall thereafter be effected in accordance with the terms of this definition.

Ratings Level Determination

Ratings Level	Index Debt Rating (S&P/Moody’s)

A.	BBB+/Baa1 or higher

B.	BBB/Baa2

C.	BBB-/Baa3

D.	BB+/Ba1 or lower

For purposes of the foregoing, (i) if neither Moody’s nor S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a Ratings Level in Level D; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Ratings Levels, the Ratings Level shall be based on the higher of the two ratings unless one of the two ratings is two or more Ratings Levels lower than the other, in which case the Ratings Level shall be determined by reference to the Ratings Level next below that of the higher of the two ratings; (iii) if only one of S&P and Moody’s shall have in effect a rating for the Index Debt, the Ratings Level shall be determined by reference to the available rating; and (iv) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Parent Guarantor to the Administrative Agent pursuant to Section 8(a)(v) of the Guaranty or otherwise. Each change in the Ratings Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Lessee and the Participants shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Ratings Level shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Appraisal” is defined in Section 6.1(v) of the Participation Agreement

“Appraiser” means National Property Valuation Advisors, Inc., or any third party appraiser appointed as a successor thereto by the Lessor, which successor shall be a Designated Member of the Appraisal Institute and shall carry the “MAI” designation from the Appraisal Institute.

“Approved Electronic Platform” has the meaning assigned to such term in Section 15.3(d) of the Participation Agreement.

“Appurtenant Rights” means, with respect to the Site, (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, and other rights and benefits at any time belonging or pertaining to the Site or the Improvements thereon, including, without limitation, the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to the Site and (ii) all permits, licenses and rights, whether or not of record, appurtenant to the Site, but in any such case, excluding any Excluded Property.

“Arranger” means BALC, in its capacity as such.

“Arranger Fee” means the “Arrangement Fee” (as defined in the Arranger Fee Letter) payable to the Arranger on the Original Closing Date pursuant to the Arranger Fee Letter.

“Arranger Fee Letter” means that certain Engagement Letter between the Arranger and Parent Guarantor dated December 29, 2016.

“Assignment Agreement” means an assignment and assumption agreement entered into by a Participant and an assignee or transferee (with the consent of any party whose consent is required by Section 12.1 of the Participation Agreement), and accepted by the Administrative Agent, substantially in the form of Exhibit E to the Participation Agreement or any other form approved by the Administrative Agent and the Lessee.

“Assignment of Leases” means that certain Amended, Restated and Consolidated Mortgage, Assignment of Leases and Security Agreement, dated as of March 3, 2017, by Lessor and Lessee in favor of Administrative Agent for the benefit of the Lenders.

“Assignment of Purchase Agreement” means that certain Assignment of Right to Receive Deed, dated as of March 3, 2017, between Lessee and Lessor.

“BALC” means Banc of America Leasing & Capital, LLC.

“Bank Credit Agreement” means that certain Credit Agreement, dated as of December 14, 2018, among Regeneron Pharmaceuticals, Inc., the Subsidiary Borrowers (as such term is defined therein) party thereto from time to time, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, and Bank of America, N.A. and U.S. Bank National Association, as co-syndication agents, as the same may be amended, restated, modified, supplemented, extended, refinanced or replaced.

“Bank Credit Agreement Effective Date” means December 14, 2018.

“Bank Credit Agreement Specified Loan Party” means any borrower or guarantor under the Bank Credit Agreement that is (a) a Foreign Subsidiary, (b) a Domestic Foreign Holdco Subsidiary or (c) a Domestic Subsidiary whose Equity Interests are owned directly or indirectly by a CFC.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended.

“Base Term” is defined in Section 2.3 of the Lease.

“Base Term Commencement Date” means the Original Closing Date.

“Basic Rent” means, for any Payment Date on which Basic Rent is due, an amount equal to the sum of the aggregate amount of Interest and Yield payable under the Operative Documents on such date on the Notes and the Lessor Amount in respect of the applicable Interest Period.

“Basic Rent Adjustment” is defined in Section 3.1(c) of the Lease.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” and “Beneficiaries” is defined in Section 1 of the Guaranty.

“Benefitted Lender” is defined in Section 8.6 of the Loan Agreement.

“Borrower” means Lessor, in its capacity as borrower under the Loan Agreement.

“Break Costs” means an amount equal to the amount, if any, required to compensate Lessor or any Lender for any additional losses (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or funds acquired by Lessor or any Lender to fund its obligations under the Operative Documents, but excluding loss of anticipated profits) it may reasonably incur as a result of (w) the exercise by Lessor of the purchase option set forth in Section 2.10 of the Loan Agreement, (x) the Lessee’s payment of Basic Rent other than on a Payment Date, or (y) any conversion of the LIBO Rate during an Interest Period pursuant to and in accordance with the Operative Documents. A statement as to the amount of such loss, cost or expense, prepared in good faith and in reasonable detail and submitted by Lessor or any Lender, as the case may be, to the Lessee, shall be presumed correct absent demonstrable error.

“Business Day” means (i) each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in New York, New York are generally authorized or obligated, by law or executive order, to close and (ii) relative to any determination of the LIBO Rate, any day which is a Business Day under clause (i) and is also a day on which dealings in Dollars are carried on in the London interbank Eurodollar market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. The foregoing is subject to clause (b) of this Appendix 1 to the Participation Agreement.

“Casualty” means an event of damage or casualty relating to any portion of the Leased Property.

“CFC” means a Person that is a “controlled foreign corporation” within the meaning of section 957 of the Code.

“CFC Debt” means, with respect to any Person, any Indebtedness or accounts receivable that is owed, or treated as owed for United States federal income tax purposes, by any CFC to such Person.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder, each as in effect on the Bank Credit Agreement Effective Date) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Guarantor; (b) within any period of 24 consecutive months, occupation of a majority of the seats

(other than vacant seats) on the board of directors of the Parent Guarantor other than by individuals who were (i) directors at the beginning of such period, (ii) nominated or approved by the board of directors of the Parent Guarantor or (iii) appointed (or, in the case of a vacancy, elected) by directors so nominated, approved or appointed, in each case which nomination, approval or appointment (or, in the case of a vacancy, election) to such board of directors was made by individuals referred to in the foregoing clauses (i), (ii) or (iii) constituting at the time of such nomination, approval or appointment (or, in the case of a vacancy, election) at least a majority of such board; or (c) the Parent Guarantor ceases to (1) Control, directly or indirectly, Lessee or (2) own, directly or indirectly, 100% (other than (x) directors’ qualifying shares; (y) shares issued to foreign nationals to the extent required by applicable law; and (z) shares held by a Person on trust for, or otherwise where the beneficial interest is held by, the Parent Guarantor (directly or indirectly)) of the ordinary voting and economic interests in Lessee’s issued and outstanding Equity Interests; or (e) the Parent Guarantor ceases to (1) Control, directly or indirectly, any Subsidiary Guarantor that is also a borrower under the Bank Credit Agreement or (2) own, directly or indirectly, 100% (other than (x) directors’ qualifying shares; (y) shares issued to foreign nationals to the extent required by applicable law; and (z) shares held by a Person on trust for, or otherwise where the beneficial interest is held by, the Parent Guarantor (directly or indirectly)) of the ordinary voting and economic interests in the issued and outstanding Equity Interests of any Subsidiary Guarantor that is also a borrower under the Bank Credit Agreement, in any such case of this subclause (e), unless (i) a notice of termination of such Subsidiary Guarantor as a borrower under the Bank Credit Agreement (x) has become effective with respect to such Subsidiary Guarantor in accordance with the Bank Credit Agreement, or (y) will become effective with respect to such Subsidiary Guarantor substantially concurrently with any transaction not prohibited by the Operative Documents pursuant to which such Subsidiary Guarantor ceases to be a wholly-owned Subsidiary of the Parent Guarantor or (ii) such event under this subclause (e) does not constitute or has been waived as a “change in control” under the Bank Credit Agreement.

“Civil Asset Forfeiture Reform Act” means the Civil Asset Forfeiture Reform Act of 2000 (HR 1658), Pub. L. No. 106-185, 106th Cong. (2000), as amended.

“Claims” means any and all obligations, liabilities, losses, actions, suits, judgments, enforcement actions, proceedings, damages, penalties, fines, claims, demands, settlements, costs and expenses (including, without limitation, reasonable legal fees and expenses) of any nature whatsoever; provided, however, “Claims” shall not include Taxes.

“Closing Date Material Adverse Effect” means a material adverse effect on (a) the operations, financial condition or business of Parent Guarantor and its Subsidiaries taken as a whole, or (b) the ability of (i) Lessee to perform its material obligations under the Operative Documents (taken as a whole) or (ii) the Lessee and the Guarantors, taken as a whole, to perform their material obligations under the Operative Documents (taken as a whole).

“Code” means the United States Internal Revenue Code of 1986.

“Collaboration Arrangement” means any license, sublicense, lease, sublease, collaboration agreement or other profit-loss sharing arrangement relating to the discovery, research, development, manufacture or commercialization of any drug, product line or service.

“Collateral” means all of Lessee’s right, title and interest in (i) the Leased Property, (ii) the Purchase Agreement, (iii) contracts and warranties relating to the Leased Property, (iv) the Security Property, (v) any rights to rebates, offset or other warranty payments, or assignment under a purchase order, invoice or purchase agreement with any manufacturer of or contractor for any portion of the Collateral, (vi) all insurance policies required to be maintained pursuant to the Lease, and (vii) all products, excess successions, subleases, rents, issues, profits, products, returns, income and proceeds of and from any or all of the foregoing (including proceeds from any of the foregoing), and to the extent not otherwise included, all payments under insurance (whether or not Lessee is the loss payee thereof) or any indemnity, warranty or guarantee payable by reason of loss or damage to or otherwise with respect to any of the foregoing, in any such case, excluding any Excluded Property.

“Commitment” means (i) as to any Lender, its Loan Commitment, and (ii) as to Lessor, its Lessor Commitment.

“Commitment Percentage” means, (i) with respect to Lessor, the percentage of the Aggregate Commitment Amount represented by the Lessor Commitment (and the initial Commitment Percentage of the Lessor as of the Original Closing Date is set forth opposite Lessor’s name under the heading “Commitment Percentage (of the Aggregate Commitment Amount)” on Schedule I to the Participation Agreement) and (ii) with respect to any Lender, the percentage of the Aggregate Commitment Amount represented by such Lender’s Loan Commitment (and the initial Commitment Percentage of each Lender as of the Original Closing Date is set forth opposite such Lender’s name under the heading “Commitment Percentage (of the Aggregate Commitment Amount)” on Schedule II to the Participation Agreement), in each case, as such schedule may be amended or modified from time to time pursuant to the terms and conditions of the Participation Agreement.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Lessee or any Guarantor pursuant to any Operative Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Participant by means of electronic communications, including through an Electronic System.

“Condemnation” means any condemnation, requisition, confiscation, seizure or other taking or sale of the use or title to the Leased Property or any part thereof in, by or on account of any eminent domain proceeding or other action by any Governmental Authority under the power of eminent domain or otherwise or any transfer in lieu of or in anticipation thereof. A Condemnation shall be deemed to have “occurred” on the earliest of the dates that use or title is taken or transferred.

“Consolidated EBITDA” means, with reference to any period and without duplication, an amount equal to (a) Consolidated Net Income, plus (b) to the extent deducted in determining

Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income tax expenses, (iii) depreciation, (iv) amortization, (v) non-cash charges, expenses or losses (including any non-cash charges attributable to impairment of goodwill or other intangible assets or impairment of long-lived assets and non-cash expenses related to equity-based compensation, benefits or incentives), (vi) extraordinary, non-recurring or unusual charges, expenses or losses (including, without limitation, with respect to restructuring activities, consolidations, integration, headcount reductions or other similar actions, including severance charges in respect of employee terminations) and in an aggregate amount not in excess of $75,000,000 during any such period, (vii) losses due to fluctuations in currency exchange rates, (viii) unrealized losses under Swap Agreements, (ix) net after-tax losses (including all fees and expenses or charges relating thereto) on any sale or disposition of any asset of the Parent Guarantor or any of its Subsidiaries outside of the ordinary course of business and net after-tax losses from discontinued operations, (x) net after-tax losses (including all fees and expenses or charges relating thereto) on the retirement or extinguishment of debt, (xi) write-off of non-cash deferred revenue in connection with purchase accounting adjustments applied in respect of any Acquisition (it being understood that such non-cash deferred revenue shall be recognized in such period(s) as it would have been recognized but for such Acquisition), (xii) out-of-pocket fees, expenses and other transaction costs paid to unaffiliated third parties in connection with any actual or proposed Acquisitions, merger, joint venture, Collaboration Arrangements, other investments, sales or dispositions of assets, incurrence of indebtedness and issuance of Equity Interests or other securities by the Parent Guarantor or any of its Subsidiaries, in each case, to the extent incurred within twelve (12) months of the completion or abandonment (as applicable) of such transactions and so long as such transactions are not prohibited under the Operative Documents and whether or not consummated, (xiii) charges or losses that are, or could reasonably be expected to be, reimbursed or covered by insurance policies or contractual indemnities and not disputed by the insurer or contractual indemnitor thereunder, in each case so long as such amounts are actually reimbursed to the Parent Guarantor or applicable Subsidiary in cash within two (2) fiscal quarters after the related amount is first added to Consolidated EBITDA pursuant to this clause (xiii) (and if not so reimbursed within two (2) fiscal quarters, such amount shall be deducted from Consolidated EBITDA during the next applicable period), (xiv) acquired in-process research and development expenditures, (xv) unrealized non-cash losses arising from the revaluation of equity securities, and (xvi) Milestone Payments and one-time Upfront Payments, minus (c) to the extent included in Consolidated Net Income, (1) interest income, (2) income tax credits and refunds (to the extent not netted from income tax expense), (3) any cash payments made during such period in respect of items described in clauses (v) or (xi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (4) non-cash or extraordinary, unusual or non-recurring income or gains, (5) gains due to fluctuations in currency exchange rates, (6) unrealized gains under Swap Agreements, (7) net after-tax gains (less all fees and expenses or charges relating thereto) on any sale or disposition of any asset of the Parent Guarantor or any of its Subsidiaries outside of the ordinary course of business and net after-tax gains from discontinued operations (without reduction on account of any amounts added back in clause (b)(ii) of this definition), (8) any net after-tax gains (less and fees and expenses or charges related thereto) on the retirement or extinguishment of debt and (9) unrealized non-cash gains arising from the revaluation of equity securities, all calculated for the Parent Guarantor and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a

“Reference Period”), (i) if at any time during such Reference Period the Parent Guarantor or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Parent Guarantor or any Subsidiary shall have made a Material Acquisition and the Consolidated EBITDA attributable to the property that is the subject of such Material Acquisition is positive for such Reference Period, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property by the Parent Guarantor or any Subsidiary that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Parent Guarantor and its Subsidiaries in excess of $25,000,000 (calculated to include the aggregate amount of Indebtedness assumed in connection with such acquisition); and “Material Disposition” means any sale, transfer or disposition of property of the Parent Guarantor or any Subsidiary or series of related sales, transfers, or dispositions of property of the Parent Guarantor or such Subsidiary (other than any Exclusive License or transactions between or among any of the Parent Guarantor, the Guarantors, or any of their Subsidiaries (or any combination thereof)) that yields gross cash proceeds to the Parent Guarantor or any of its Subsidiaries in excess of $25,000,000 in the aggregate on or prior to the consummation thereof (and which, for the avoidance of doubt, shall not include any royalty, earnout, contingent payment or any other deferred payment that may be payable thereafter).

“Consolidated Interest Expense” means, with reference to any period, the excess of (a) the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Parent Guarantor and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP) minus (b) to the extent included in clause (a) above, (i) non-cash amounts attributable to amortization of financing costs paid in a previous period, (ii) non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, (iii) any break funding payment made pursuant to the Bank Credit Agreement and (iv) any interest expense in respect of any Operating Lease, including any interest, yield, rent or break funding payment (or similar obligations) paid or payable pursuant to any Operative Documents. In the event that the Parent Guarantor or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Parent Guarantor and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Parent Guarantor or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any dividends, distributions or other payments actually paid in cash (or to the extent converted into cash) in the relevant period to the Parent Guarantor or any wholly-owned Subsidiary of the Parent Guarantor.

“Consolidated Net Worth” means, as of the date of any determination thereof, the consolidated stockholders’ equity of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means at any date the sum, without duplication, of (a) the aggregate Indebtedness of the Parent Guarantor and its Subsidiaries (other than intercompany Indebtedness among the Parent Guarantor and its Subsidiaries) that is of a type that would be reflected on a consolidated balance sheet of the Parent Guarantor prepared as of such date in accordance with GAAP, (b) the aggregate amount of Indebtedness of the Parent Guarantor and its Subsidiaries constituting drawn and unreimbursed amounts under all letters of credit, bankers acceptances, bank guarantees and letters of guaranty issued by banks or other financial institutions for the account of the Parent Guarantor or any Subsidiary and (c) Indebtedness of the type referred to in clause (a) or (b) above of another Person (other than the Parent Guarantor or any Subsidiary) guaranteed by the Parent Guarantor or any of its Subsidiaries; provided that Consolidated Total Indebtedness (i) shall not include obligations in respect of letters of credit, bankers acceptances, bank guarantees, letters of guaranty issued by banks or other financial institutions and similar obligations except to the extent of amounts actually drawn thereunder and not yet cash collateralized or reimbursed by the Parent Guarantor or any Subsidiary and (ii) shall be subject, in all respects, to the limitations and exclusions set forth in the definition of Indebtedness, including as to the calculation of the amount of any limited recourse guarantee under clause (c) above.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Substances Act” means 21 U.S.C. ch. 13, §801 et seq., known as the Controlled Substances Act, as amended.

“Cumulative Basic Rent Adjustment” shall mean, as of a particular date, the sum of the Basic Rent Adjustments which have actually occurred as of such date.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deed” means the special warranty deed, executed by the Sellers and dated the Original Closing Date, with respect to the Facility and fixtures existing on the Leased Property, sufficient to convey to Lessor good and marketable fee simple title thereto free of all Liens, other than Permitted Liens.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would, unless cured or waived, constitute an Event of Default.

“Deposit” means $57,000,000, which is the aggregate amount of deposits paid by Parent Guarantor to Sellers pursuant to the Purchase Agreement.

“Disclosed Matters” means any event, circumstance, condition or other matter disclosed in the reports and other documents furnished to or filed with the SEC by the Parent Guarantor or posted by the Parent Guarantor on http://www.regeneron.com or https://investor.regeneron.com, in any such case, that are publicly available on or prior to the Restatement Date or described on any schedule to the Purchase Agreement or any Operative Document.

“Disinterested Director” means, with respect to any Person and transaction, a member of the board of directors (or similar governing body) of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction. It is understood and agreed that no such Person shall be deemed to have a material indirect financial interest if such Person would not be deemed to have an “indirect material interest” within the meaning of Item 404(a) of Regulation S-K.

“Disregarded Entity” means any entity treated as disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Foreign Holdco Subsidiary” means a Domestic Subsidiary (a) substantially all of the assets of which consist of the Equity Interests of one or more CFCs and, if any, CFC Debt or (b) that is a Disregarded Entity that holds no material assets other than Equity Interests of one or more CFCs and, if any, CFC Debt, in the case of clause (a) above, so long as such Domestic Subsidiary (i) does not conduct any substantial business or activities other than the ownership of such Equity Interests and, if any, CFC Debt (except for immaterial assets and activities reasonably related or ancillary thereto) and (ii) does not incur, and is not otherwise liable for, any material Indebtedness or other material liabilities (other than intercompany indebtedness permitted pursuant to Section 9(a)(iii) of the Guaranty and, if such Domestic Subsidiary is a borrower under the Bank Credit Agreement, Indebtedness permitted pursuant to Section 9(a)(xxi) of the Guaranty).

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Drug Acquisition” means any acquisition (including any license or any acquisition of any license) solely or primarily of all or any portion of the rights in respect of one or more drugs or pharmaceutical products, whether in development or on the market (including related intellectual property), but not of Equity Interests in any Person or any operating business unit.

“Early Termination Option” means the Lessee’s option to purchase all, but not less than all, of the Leased Property in accordance with the provisions of Section 18.1 of the Lease.

“Electronic System” means any electronic system, including e-mail, e-fax, any Approved Electronic Platform and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) any Participant or Affiliate or Subsidiary of a Participant, (b) any Person that is a lender or Affiliate or Subsidiary of a lender under the Bank Credit Agreement at the time of the proposed assignment pursuant to Section 12.1 of the Participation Agreement, (c) any other commercial bank, in any case of this clause (c), that (i) is approved by the Lessee (such approval not to be unreasonably withheld or delayed) and (ii) either is a bank organized or licensed under the laws of the United States of America or any State thereof or has agreed to provide the information listed in Section 12.3 of the Participation Agreement (to the extent that it may lawfully be a Participant) or (d) any other financial institution, leasing company or “accredited investor” (as defined in Regulation D), in any case of this clause (d), that (i) is approved by the Lessee (such approval not to be unreasonably withheld or delayed), (ii) is primarily engaged in making, purchasing or otherwise investing in commercial loans or lease transactions in the ordinary course of its business and (iii) either is organized or licensed under the laws of the United States of America or any State thereof or has agreed to provide the information listed in Section 12.3 of the Participation Agreement (to the extent that it may lawfully be a Participant); provided that (x) after the Original Closing Date, Lessee’s consent or approval is not required pursuant to clause (a) or (b) or, with respect to clause (c) or (d), during the existence and continuation of an Event of Default and (y) none of Lessee or any of its Affiliates or Subsidiaries shall qualify as an Eligible Assignee; provided further that in no event shall an Eligible Assignee be a natural person.

“Environmental Audit” means a Phase I environmental site assessment (the scope and performance of which meets or exceeds ASTM Standard E1527-13 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process or any updates thereto) of the Site and any other environmental assessments, reports or information reasonably requested by Lessor in writing to Lessee promptly prior to the Original Closing Date, including, if recommended or necessitated by the Phase I environmental site assessment, a Phase II environmental site assessment.

“Environmental Claims” is defined in Section 13.7 of the Participation Agreement.

“Environmental Laws” means any Applicable Law relating to pollution, protection of the environment, natural resources or wildlife, or the protection of human health and safety from or release of Hazardous Materials, including, without limitation, laws relating to (i) the Release or threatened Release of Hazardous Materials and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Violation” means, with respect to the Leased Property, any activity, occurrence or condition that violates or results in non-compliance with any Environmental Law.

“Equipment” means equipment, apparatus, fittings and personal property of every kind and nature whatsoever purchased, leased or otherwise acquired by the Lessor using amounts advanced by the Participants pursuant to the Participation Agreement and now or subsequently attached to, contained in or used or usable in any way in connection with any operation or letting of the Leased Property, including, but without limiting the generality of the foregoing, all screens, awnings, storm doors and windows, heating, electrical, switch gear, uninterrupted power supply, and mechanical equipment, lighting, switchboards, plumbing, ventilation, air conditioning and air-cooling apparatus, refrigerating and incinerating equipment, escalators, generators, elevators, loading and unloading equipment and systems, laundry equipment, cleaning systems (including window cleaning apparatus), communications systems (including satellite dishes and antennae), sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, fittings and fixtures of every kind and description.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other similar rights entitling the holder thereof to purchase or acquire any of the foregoing. Notwithstanding the foregoing, (a) Permitted Convertible Notes, (b) Permitted Call Spread Swap Agreements and (c) any Indebtedness that is convertible into Equity Interests and/or cash by reference to the value (howsoever defined or determined) of Equity Interests shall not constitute Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any written notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent Guarantor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Parent Guarantor or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Parent Guarantor or any ERISA Affiliate of any written notice, or the receipt by any Multiemployer Plan from the Parent Guarantor or any ERISA Affiliate of any written notice, concerning the imposition upon the Parent Guarantor or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” is defined at Section 16.1 of the Lease.

“Event of Loss” means any Significant Casualty or Significant Condemnation.

“Excepted Payments” means: (a) all indemnity payments or payments under any guaranty (including indemnity payments made pursuant to Article XIII of the Participation Agreement) to which any Participant or any of their respective Affiliates, agents, officers, directors or employees is entitled pursuant to the Operative Documents; (b) any amounts (other than Basic Rent or amounts payable by Lessee pursuant to Section 15.2 of the Lease or Article XVI or XVIII of the Lease) payable under any Operative Document to reimburse the Lessor or any of its Affiliates (including the reasonable expenses of the Lessor or such Affiliates incurred in connection with any such payment) for performing or complying with any of the obligations of the Lessee under and as permitted by any Operative Document; (c) any amount payable to any Participant by any transferee permitted under the Operative Documents of the interest of any Participant as the purchase price of the Participant’s interest (or a portion thereof); (d) any insurance proceeds (or payments with respect to self-insured risks or policy deductibles) under liability policies; (e) any insurance proceeds under policies maintained by the Administrative Agent or any Participant in accordance with Section 13.4 of the Lease; (f) Transaction Expenses or Fees paid or payable to or for the benefit of the Administrative Agent, the Arranger or any Participant; (g) all right, title and interest of the Lessor to the Leased Property or any portion thereof or any other property to the extent any of the foregoing has been released from the Liens of the Security Instruments following the payment of the Purchase Amount or Lease Balance, as applicable; and (h) any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (g) above.

“Excepted Rights” means the Lessor’s right (a) to receive from Parent Guarantor, Lessee or the Administrative Agent all notices, certificates, reports, filings, opinions of counsel, copies of all documents and all information which the Parent Guarantor and/or Lessee is permitted or required to give or furnish to the “Lessor” pursuant to the Lease or any other Operative Document, (b) to exercise the inspection rights provided for in Section 4.2 of the Lease, (c) to give any demand notice under Section 16.1 of the Lease and to demand payment from the Lessee under the Lease in default in respect thereof and to retain the right to cause the Lessee to take any action and execute and deliver such documents and assurances as the “Lessor” may from time to time reasonably request pursuant to Article XVI of the Lease and (d) Lessor’s rights under Section 15.5 of the Participation Agreement.

“Excluded Property” means (a) “Reserved Company Assets” and “Excluded Contracts” as such terms are defined in the Purchase Agreement, (b) computer software, (c) all furniture, furnishings, fixtures, equipment, vehicles, tools, and tangible personal property of every kind and description owned by or leased to (other than by the Lessee) any of the tenants, (d) any other personal property listed on Schedule 1.32 to the Purchase Agreement, (e) Lessee Property, (f) any lease (other than a sublease of Leased Property), license, contract or agreement to which Lessee is a party or under which Lessee has rights, and any of its rights or interests thereunder, if and to the extent that a security interest (i) is prohibited by or in violation of any Applicable Law, or (ii) is prohibited by or in violation of any term, provision or condition of any such lease, license, contract or agreement or creates a right of termination in favor of any other party thereto other than the Lessee or any of its Subsidiaries (unless such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of the security interest under the applicable Operative Documents pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that, to the extent such lease, license, contract or agreement would otherwise constitute Collateral but for this clause (f), Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable thereto and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement (that would otherwise constitute Collateral but for this clause (f)) not subject to the prohibitions specified in (i) or (ii) above; provided, further, that the exclusions referred to in this clause (f) shall not include any Proceeds of any such lease, license, contract or agreement that would otherwise constitute Collateral but for this clause (f) (to the extent such Proceeds do not otherwise constitute Excluded Property).

“Excluded Subsidiary” means (a) any Domestic Foreign Holdco Subsidiary, (b) any Domestic Subsidiary whose Equity Interests are owned directly or indirectly by a CFC, (c) any Subsidiary that is prohibited by applicable law or contractual obligations (other than any contractual obligation in favor of the Parent Guarantor or any of its Subsidiaries) existing on the Restatement Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any captive insurance company and (e) any Domestic Subsidiary that, at the applicable time of determination, (i) does not constitute a Material Subsidiary, (ii) is not a borrower or guarantor under the Bank Credit Agreement at such time and (iii) is not required to be a guarantor under the Bank Credit Agreement at such time.

“Exclusive License” means any license to develop and commercialize a drug or other product line of any Person with a term greater than five (5) years and made on an exclusive basis.

“Existing Lease” means, collectively:

(a) that certain Lease dated as of December 21, 2006, by and between BMR-Landmark at Eastview LLC and the Parent Guarantor, as amended by that certain First

Amendment to Lease dated as of October 24, 2007, that certain Second Amendment to Lease dated as of September 30, 2008, that certain Third Amendment to Lease dated as of April 29, 2009, that certain Fourth Amendment to Lease dated as of December 3, 2009, that certain Fifth Amendment to Lease dated as of February 11, 2010, that certain Sixth Amendment to Lease dated as of June 4, 2010, that certain Seventh Amendment to Lease dated as of December 22, 2010, that certain Eighth Amendment to Lease dated as of August 1, 2011, that certain Ninth Amendment to Lease dated as of September 30, 2011, that certain Tenth Amendment to Lease dated as of October 25, 2012, that certain Eleventh Amendment to Lease dated as of April 3, 2013, that certain Twelfth Amendment to Lease dated as of May 31, 2013, that certain Thirteenth Amendment to Lease dated as of May 31, 2013, that certain Fourteenth Amendment to Lease dated as of October 25, 2013, that certain Fifteenth Amendment to Lease dated as of June 12, 2014, that certain Sixteenth Amendment to Lease dated as of June 30, 2015, that certain Seventeenth Amendment to Lease, dated as of August 10, 2015, that certain Eighteenth Amendment to Lease, dated as of March 3, 2017, and the Omnibus Lease Amendment, as the same may have been further assigned, amended, amended and restated, supplemented or modified from time to time, whereby Parent Guarantor leases certain premises from Lessee at 735, 745, 755, 765, 767 and 777 Old Saw Mill River Road in Tarrytown, New York;

(b) that certain Mt. Pleasant Lease dated as of April 3, 2013, by and between BMR-Landmark at Eastview LLC and Parent Guarantor, as amended by that certain First Amendment to Mt. Pleasant Lease dated as of June 30, 2015, that certain Second Amendment to Mt. Pleasant Lease, dated as of March 3, 2017, and the Omnibus Lease Amendment, as the same may have been further assigned, amended, amended and restated, supplemented or modified from time to time, whereby Parent Guarantor leases certain premises from Lessee in the Mt. Pleasant Project known as Building 8 and Building 9 in Tarrytown, New York; and

(c) that certain Amended and Restated Agreement of Lease dated as of October 28, 2009, by and between BMR-Landmark at Eastview LLC and Progenics Pharmaceuticals, Inc., as amended by that certain First Amendment to Amended and Restated Agreement of Lease dated as of June 1, 2010, that certain Second Amendment to Amended and Restated Agreement of Lease dated as of November 19, 2010, that certain Third Amendment to Amended and Restated Agreement of Lease dated as of January 23, 2012, that certain Letter Agreement dated as of February 6, 2012, that certain Fourth Amendment to Amended and Restated Agreement of Lease dated as of May 30, 2013, as amended by Subordination, Non-Disturbance and Attornment Agreement dated January 27, 2016, that certain Assignment and Assumption Agreement dated as of May 6, 2016 between Progenics Pharmaceuticals, Inc. and Parent Guarantor, that certain Fifth Amendment to Amended and Restated Agreement of Lease dated as of May 6, 2016, that certain Sixth Amendment to Amended and Restated Agreement of Lease dated as of March 3, 2017, and the Omnibus Lease Amendment, as the same may have been further assigned, amended, amended and restated, supplemented or modified from time to time, whereby Parent Guarantor leases certain premises from Lessee at 771 Old Saw Mill River Road, Tarrytown, New York.

“Expiration Date” means the fifth anniversary of the Original Closing Date as such date may be renewed or otherwise extended pursuant to Section 4.7 of the Participation Agreement.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Facility” means the office, laboratory and research and development campus commonly known as “Landmark at Eastview” installed on the Site, including all buildings, structures, fixtures, Equipment and other improvements of every kind related thereto existing at any time and from time to time (including those purchased with amounts advanced by the Participants pursuant to the Participation Agreement) on or under the Site, together with any and all easements, rights of way or use, rights of ingress or egress, privileges, benefits, and Appurtenant Rights, including streets, sidewalks, ways, alleys, vaults and strips of land adjoining, abutting, adjacent, appurtenant or contiguous to the Site, all paving, grading, utility pipes, fencing, conduits and lines, signs, retaining walls, lighting, electrical and drainage structures, parking areas and roadways, all Modifications and other additions to or changes in the Facility at any time, but in any such case, excluding any Excluded Property.

“Fair Market Value” means with respect to the Leased Property or any portion thereof, as of the date of the determination, the amount (which in any event shall not be less than zero) as determined by the Appraiser (or any other independent appraiser chosen by Lessor at the direction of the Administrative Agent and reasonably acceptable to Lessee) that would be paid in an arm’s-length transaction between an informed and willing buyer (other than a buyer currently in possession) and an informed and willing seller, under no compulsion to buy or sell, and neither of which is related to Lessor, Administrative Agent or Lessee or any Affiliate thereof, for the purchase of the Leased Property or such portion thereof, as applicable. Such fair market value shall (a) be calculated assuming that the Leased Property is in the condition and state of repair required to be maintained by the terms of the Lease (unless such fair market value is being determined for purposes evaluating the items described in Section 5.3(d) or Section 13.2 of the Participation Agreement, in which case this assumption shall not be made) and (b) take into account the effect of any sublease of the Leased Property to any Person that is not an Affiliate of Lessee, to the extent such sublease is permitted pursuant to the Lease.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Original Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day and such rate is not so published for such day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to the next whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by the Administrative Agent; provided that, if the Federal

Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of the Operative Documents.

“Fee Letters” means, collectively, the Arranger Fee Letter and the Administrative Agent Fee Letter, and each a “Fee Letter”.

“Fees” is defined in Section 4.4 of the Participation Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, senior vice president-finance or controller (or, if applicable, deputy controller) of the Lessee (or, as the context may require, a Guarantor).

“Financials” means the annual or quarterly financial statements of the Parent Guarantor and its consolidated Subsidiaries required to be delivered pursuant to Section 8(a)(i) or 8(a)(ii) of the Guaranty and accompanying certificates required to be delivered pursuant to Section 8(a)(iii) of the Guaranty.

“FIRPTA” means a certification as to the nonforeign status for federal tax withholding purposes.

“FIRREA” means the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and all regulations promulgated pursuant thereto.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Fund,” “Funded” or “Funding” means the funding by a Participant of a portion of the principal under its Note or a portion of its Lessor Amount (as the case may be) constituting a portion of the Advance as described in Article III of the Participation Agreement.

“Funding Indemnity Agreement” means the Funding Indemnity Agreement, between Lessee and Administrative Agent, delivered in connection with the Advance.

“GAAP” means generally accepted accounting principles in the United States, subject to clause (b) of this Appendix 1 to the Participation Agreement.

“General Indemnitee” or “Tax Indemnitee” means each Participant, the Administrative Agent (in its individual capacity and as agent), the Arranger, any additional, separate co-agent appointed in accordance with the terms of the Participation Agreement, and the respective Affiliates, successors, permitted assigns, permitted transferees, contractors, employees, officers, directors, shareholders, partners, participants (including, without limitation, any assignee or transferee permitted by Article XII of the Participation Agreement), representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Lessee or any of its Affiliates be a General Indemnitee or Tax Indemnitee.

“Governmental Action” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees,

licenses, exemptions, publications, filings, comfort letters (to the extent any are in effect at the applicable time with respect to the applicable Person or property), no further action letters (to the extent any are in effect at the applicable time with respect to the applicable Person or property), environmental deed restrictions (to the extent any are in effect at the applicable time with respect to the applicable Person or property), notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Laws, and shall include, without limitation, all environmental and operating permits and licenses that are required for the ownership, occupancy, full use and operation of the Leased Property.

“Governmental Authority” means any federal, any state or other political subdivision thereof or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Proceeds” is defined in Section 20.1(l) of the Lease.

“Grossed-Up Basis” is defined in Section 13.4(c)(ii) of the Participation Agreement.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued by a bank or other financial institution to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as reasonably determined by the Parent Guarantor or Lessee in good faith.

“Guarantors” means, individually and collectively, the Parent Guarantor and the Subsidiary Guarantors.

“Guaranty” means that certain Guaranty, dated as of the Original Closing Date, as amended and restated by that certain Amended and Restated Guaranty substantially in the form of Exhibit D to the Participation Agreement, dated as of the Restatement Date, executed by the Parent Guarantor and each Subsidiary Guarantor party thereto from time to time and any other

Person required pursuant to Article VI of the Lease in connection with an Affiliate Transferee, including any and all supplements to the foregoing, as the foregoing may be further amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Substance” means any substance, waste or material that (i) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous by listing characteristic or definition under any Environmental Law including asbestos, polychlorinated biphenyls, radon gas, petroleum, crude oil or any fraction thereof, petroleum derivatives, by products and other hydrocarbons or (ii) that is or becomes otherwise regulated pursuant to any Environmental Law.

“Highest Lawful Rate” is defined in Section 4.6(b) of the Participation Agreement.

“Home Depot Ground Lease” means that certain Ground Lease, dated September 7, 2006, by and between Eastview Holdings LLC and Home Depot U.S.A., Inc., as the same may be amended, restated, modified, supplemented, extended or replaced.

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements (as issued by the International Accounting Standards Board and the International Financial Reporting Standards Interpretations Committee and/or adopted by the European Union) or other generally accepted accounting principles applicable to a Person in a particular country.

“Impositions” means any and all liabilities, losses, expenses and costs of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by a Governmental Authority (“Taxes”) (including (i) real property taxes and personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) any excise taxes; (iv) real estate transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, gross receipts, privilege and doing business taxes, license and registration fees; and (vi) assessments on the Site or Facility, including all assessments for public improvements or benefits, whether or not such improvements are commenced or completed within the Term), and in each case all interest, additions to tax and penalties thereon, which at any time may be levied, assessed or imposed by any Federal, state or local authority upon or with respect to (a) any Tax Indemnitee, the Leased Property or any part thereof or interest therein, or the Lessee or any sublessee or user of the Leased Property; (b) the financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, servicing, maintenance, repair, ownership, possession, purchase, rental, lease, activity conducted on, delivery, insuring, use, operation, improvement, transfer, return or other disposition of the Leased Property or any part thereof or interest therein; (c) the Notes, Lessor Amount, or other indebtedness with respect to the Leased Property or any part thereof or interest therein or transfer thereof; (d) the rentals, receipts or earnings arising from the Leased Property or any part thereof or interest therein; (e) the Operative Documents or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Leased Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract relating to the construction, acquisition or delivery of the Facility or any part thereof or interest therein; (h) the issuance of the Notes, (i) any transaction contemplated by Section 10.1(f) of the Participation Agreement; or (j) otherwise in connection with the Overall Transaction.

Notwithstanding anything in the first paragraph of this definition (except as provided in the final paragraph of this definition) the term “Impositions” shall not mean or include:

(i) Taxes and impositions imposed upon a Tax Indemnitee (other than Taxes that are, or are in the nature of, sales, use, value added, rental, transfer, property or ad valorem taxes with respect to the Leased Property or any sublease or other transfer thereof) that are imposed by any Governmental Authority and that are based upon or measured by the overall gross or net income or overall gross or net receipts (including, without limitation, any minimum taxes, income or capital gains taxes, or taxes on, measured by, with respect to, or in the nature of capital, net worth, excess profits, items of tax preference, capital stock, franchise, business privilege or doing business taxes or any taxes in the nature of an intangibles tax, an ad valorem tax or property tax imposed on a Participant, Sub-Participant, or any holder of a Note or Lessor Amount by reason of owning or holding a Note or Lessor Amount); provided that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

(ii) any Tax or imposition to the extent, but only to such extent, it relates to any act, event or omission that occurs, or relates to a period, after the termination of the Lease (but not any Tax or imposition that relates to any period prior to the termination of the Lease with respect to the Leased Property to which such Tax or Imposition relates;

(iii) any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of Section 13.4(b) of the Participation Agreement, provided that the foregoing shall not limit the Lessee’s obligation under Section 13.4(b) of the Participation Agreement to advance to such Tax Indemnitee amounts with respect to Taxes or impositions that are being contested in accordance with Section 13.4(b) of the Participation Agreement or any expenses incurred by such Tax Indemnitee in connection with such contest;

(iv) any Taxes or impositions imposed upon a Tax Indemnitee with respect to any transfer, sale, financing or other disposition by such Tax Indemnitee of any interest in the Leased Property or any part thereof, or any interest therein or any interest or obligation under the Operative Documents or any Note or Lessor Amount, or from any sale, assignment, transfer or other disposition of any interest in a Tax Indemnitee or any

Affiliate thereof, (other than any transfer in connection with (1) the exercise by the Lessee of its Early Termination Option or any termination option or other purchase of the Leased Property by the Lessee (including the Purchase Option) or the exercise by Lessee of the Sale Option, (2) the occurrence of an Event of Default, (3) a Casualty or Condemnation affecting the Leased Property or (4) any assignment, sublease, modification or addition of or to the Leased Property by the Lessee);

(v) any Taxes or impositions imposed on a Tax Indemnitee to the extent such Tax Indemnitee or its Affiliate actually receives the benefit of a credit (or otherwise has a reduction in a liability for Taxes) in respect thereof against Taxes that are not indemnified under the Participation Agreement (but only to the extent such credit is not taken into account in calculating the indemnity payment on an After Tax Basis);

(vi) any Taxes or impositions imposed against or payable by a Tax Indemnitee resulting from, or that would not have been imposed but for, the gross negligence or willful misconduct of such Tax Indemnitee or its Affiliates;

(vii) Taxes or impositions imposed on or payable by a Tax Indemnitee to the extent such Taxes or impositions would not have been imposed but for a breach by the Tax Indemnitee or any Affiliate thereof of any representations, warranties or covenants set forth in the Operative Documents (unless such breach is caused by the Lessee’s breach of its representations, warranties or covenants set forth in the Operative Documents);

(viii) Taxes or impositions to the extent resulting from such Tax Indemnitee’s failure to comply with the provisions of Section 13.4(b) of the Participation Agreement, which failure precludes the ability to conduct a contest pursuant to Section 13.4(b) of the Participation Agreement (unless such failure is caused by the Lessee’s breach of its obligations under the Operative Documents); and

(ix) Taxes or impositions imposed on or with respect to or payable as a result of activities of a Tax Indemnitee or its Affiliate unrelated to the Overall Transaction.

Notwithstanding the foregoing, the exclusions from the definition of “Impositions” set forth in clauses (i), (ii), (iv) and (ix) shall not apply (but the other exclusions shall apply) to any Taxes or any increase in Taxes imposed on a Tax Indemnitee net of any decrease in Taxes realized by such Tax Indemnitee, to the extent that such Tax increase or decrease would not have occurred if on the Original Closing Date the Participants had advanced funds to the Lessee in the form of a loan secured by the Leased Property in an amount equal to the Participant Costs funded on the Original Closing Date, with debt service for such loan equal to the Basic Rent payable on each Payment Date and a principal balance at the maturity of such loan in an amount equal to the then outstanding Loans and Lessor Amount at the end of the Term of the Lease.

“Improvement” is defined in Section 10.2(b) of the Lease.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) the principal amount of all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Indebtedness and (ii) fair market value of such property at the time of determination (in the Parent Guarantor’s or Lessee’s good faith estimate), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty issued by banks or other financial institutions, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by operation of law as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness (including any Guarantees constituting Indebtedness) for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the fair market value of such identified asset as determined by such Person in good faith. Notwithstanding anything to the contrary in this definition, the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks to satisfy warranty or other unperformed obligations of a seller, (iii) obligations arising under any Swap Agreement, (iv) contingent or deferred payment obligations (including, without limitation, any purchase price adjustments, indemnification obligations, reimbursement obligations, funding or investment commitments, or earnout, non-compete, consulting, royalty, milestone, option, development or other incentive payment obligations) with respect to (A) any Collaboration Arrangement or (B) any Acquisition, disposition, other acquisition of assets or other business combination, (v) obligations arising under any Permitted Call Spread Swap Agreement, (vi) all obligations of such Person arising under any Tax Abatement Transaction, (vii) the Obligations and Liabilities, and (viii) all obligations of such Person under or relating to any Operating Lease.

“Indemnitee” means any of Lessor, a Participant Indemnitee, a General Indemnitee or a Tax Indemnitee, as applicable.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Parent Guarantor that is not guaranteed by any other person or entity or subject to any other credit enhancement.

“Information” is defined in Section 15.14 of the Participation Agreement.

“Information Memorandum” means that certain Confidential Information Memorandum, dated December 2016, relating to the Parent Guarantor and a lease financing of the Site, as amended and otherwise supplemented on January 27, 2017, and as may be further amended, supplemented or otherwise modified in writing prior to the Original Closing Date.

“Insolvency Event” means any Event of Default described in Section 16.1(h) or (i) of the Lease with respect to the Lessee or the Parent Guarantor.

“Inspecting Parties” is defined in Section 4.2(a) of the Lease.

“Insurance Consultant” means A.J. Gallagher & Co. or any successor named by Lessor.

“Insurance Requirements” means all terms and conditions of any insurance policy required by Section 13.1 and Section 13.2 of the Lease to be maintained by the Lessee.

“Interest” means the interest accruing on the Loans as computed and payable in accordance with the terms of the Loan Agreement (including, without limitation, in accordance with Section 2.5 of the Loan Agreement).

“Interest Period” means the period commencing on (and including) the Original Closing Date and ending on (but excluding) the next succeeding Payment Date, and thereafter each period commencing on (and including) a Payment Date and ending on (but excluding) the next succeeding Payment Date.

“Interest Rate” means with respect to each Loan the interest rate calculated pursuant to Section 2.5(a) of the Loan Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Lease” means the Lease and Remedies Agreement, dated as of the Original Closing Date, as amended and restated by that certain Amended and Restated Lease and Remedies Agreement, dated as of the Restatement Date, between the Lessor and the Lessee, as amended, restated, supplemented or modified from time to time.

“Lease Balance” means, as of any date of determination, an amount equal to the sum, without duplication, of the Loan Balance with respect to each Lender and the Lessor Balance.

“Lease Renewal” is defined at Section 4.7(a) of the Participation Agreement.

“Lease Renewal Term” is defined at Section 4.7(a) of the Participation Agreement.

“Leased Property” means, collectively, (a) the Facility, (b) the Site, and (c) all other rights relating to the Site and/or the Facility conveyed to Lessor pursuant to that certain Bill of Sale from the Sellers dated as of March 3, 2017, but, in any such case, excluding Excluded Property.

“Leased Property Records” means those maintenance and other records relating to the maintenance and operation of the Leased Property in the possession of Lessee.

“Lenders” means, collectively, each of the financial institutions party to the Participation Agreement from time to time as a Lender and any other Person that shall have become a Lender under the Loan Agreement and Participation Agreement pursuant to an Assignment Agreement or other documentation contemplated thereby, other than any such Person that ceases to be a party to the Loan Agreement and the Participation Agreement pursuant to an Assignment Agreement or as otherwise contemplated thereby.

“Lenders’ Policy” is defined in Section 6.1(x) of the Participation Agreement.

“Lessee” means Old Saw Mill Holdings LLC, a New York limited liability company, together with its successors and permitted assigns, in its capacity as Lessee under the Lease.

“Lessee Property” is defined in Section 10.2(d) of the Lease.

“Lessor” means BA Leasing BSC, LLC, a Delaware limited liability company, as Lessor under the Lease.

“Lessor Amount” means, as of any date of determination, the aggregate amount of the Advance made by Lessor from its Lessor Commitment pursuant to Section 3.1 of the Original Participation Agreement, net of any distributions (other than distributions of Yield) with respect thereto.

“Lessor Balance” means, as of any date of determination, an amount equal to the sum of the outstanding Lessor Amount net of any distributions (other than distributions of Yield) with respect thereto, together with all accrued and unpaid Yield thereon.

“Lessor Commitment” means the commitment of the Lessor to make available the Lessor Commitment Amount.

“Lessor Commitment Amount” means the aggregate principal amount set forth on Schedule I of the Participation Agreement.

“Lessor Documents” means the Operative Documents to which Lessor is a party or is otherwise bound.

“Lessor Financing Statements” means UCC financing statements appropriately completed for filing in the applicable jurisdiction in order to protect the Lessor’s interest under the Lease to the extent the Lease is a security agreement.

“Lessor Lien” means any Lien, true lease or sublease or disposition or other transfer of title to or any interest in the Leased Property or rights in the Operative Documents arising as a result of (a) any claim against the Lessor, Administrative Agent or any Participant not resulting from the Overall Transaction or otherwise contemplated by the Operative Documents, (b) any act or omission of the Lessor, Administrative Agent or any Participant which is not required or permitted by the Operative Documents or is in violation of any of the terms of the Operative Documents, (c) any claim against Lessor, Administrative Agent or any Participant with respect to Taxes or Transaction Expenses against which Lessee is not required to indemnify the Lessor, Administrative Agent or any Participant, in its individual capacity, pursuant to Article XIII of the Participation Agreement, (d) any claim against the Lessor, Administrative Agent or any Participant arising out of any transfer by the Lessor or the Administrative Agent of all or any portion of the interest of the Lessor or the Administrative Agent in the Leased Property or the Operative Documents other than the transfer of title to or possession of the Leased Property by the Lessor pursuant to and in accordance with the Operative Documents, including pursuant to the exercise of remedies, or (e) any claim against any Participant arising out of any transfer by such Participant of any Note or Lessor Amount, or any interest therein, other than in accordance with the Participation Agreement and, in the case of a transfer of any Note, in accordance with the Loan Agreement.

“Lessor Shortfall Amount” is defined in Section 3.1(c) of the Lease.

“Liabilities” is defined in Section 1 of the Guaranty.

“LIBO Rate” means, for any date and at any time, the rate per annum equal to (i) the applicable London interbank offered rate per annum for deposits in Dollars appearing on Bloomberg LIBO Page (or any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) (in each case the “LIBOR Screen Rate”) as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, or if Bloomberg LIBOR Page or applicable successor or substitute screen or page is not available, the applicable LIBO Rate for the relevant Interest Period shall be the rate per annum determined by the Administrative Agent to be the arithmetic average of the rates at which Bank of America, N.A. offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of Bank of America, N.A.’s or its Affiliate’s relevant portion of the aggregate outstanding principal amount of the Notes and Lessor Amount and having a maturity approximately equal to such Interest Period. In no event shall the LIBO Rate be less than zero (0). It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 14.2 of the Participation Agreement.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, ground lease, master lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Agreement” means the Loan Agreement dated as of March 3, 2017, between Lessor, as Borrower thereunder, Administrative Agent, and the Lenders, as amended, restated, supplemented or modified from time to time.

“Loan Balance” means, as of any date of determination with respect to any Lender, the aggregate principal amount of Loans made by such Lender net of any distributions (other than distributions of Interest) with respect thereto (together with all accrued and unpaid Interest).

“Loan Commitment” means the commitments of the Lenders to make Loans to the Borrower on the Original Closing Date in an aggregate principal amount set forth on Schedule II to the Participation Agreement.

“Loan Documents” means the Loan Agreement and the Notes.

“Loans” means the Loans made by each Lender under and pursuant to Article II of the Loan Agreement.

“Material Acquisition” is defined in the definition of Consolidated EBITDA.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations or financial condition of Parent Guarantor and its Subsidiaries taken as a whole, (b) the ability of (i) Lessee to perform its payment obligations under the Operative Documents (taken as a whole) or (ii) the Lessee and the Guarantors, taken as a whole, to perform their payment obligations under the Operative Documents (taken as a whole), (c) the material rights or remedies of the Administrative Agent and the Participants under the Operative Documents (taken as a whole), (d) the rights or interests of Administrative Agent, Lessor or the Lenders in the Leased Property (taken as a whole) or (e) the validity or priority of the Liens on the Collateral (taken as a whole).

“Material Disposition” is defined in the definition of Consolidated EBITDA.

“Material Domestic Subsidiary” means each Material Subsidiary that is a Domestic Subsidiary and not an Excluded Subsidiary.

“Material Environmental Violation” is defined in Section 14.3 of the Lease.

“Material Indebtedness” means Indebtedness (other than, for the avoidance of doubt, the Obligations or the obligations under the Guaranty and other than any intercompany indebtedness), or obligations in respect of one or more Swap Agreements, of any one or more of the Lessee or any Guarantor in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Lessee or any Guarantor in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Lessee or any such Guarantor would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, at any time of determination, each wholly-owned Subsidiary which, as of the most recent fiscal year of the Parent Guarantor, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 8(a)(i) of the Guaranty, contributed greater than ten percent (10%) of Consolidated EBITDA for such period.

“Maturity Date” means the Expiration Date, as extended from time to time.

“Memorandum of Lease” means the Memorandum of Lease and Remedies Agreement, dated as of March 3, 2017, between the Lessee and the Lessor, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Milestone Payments” means payments based on the achievement of specified revenue, profit or other performance targets (financial or otherwise), in any such case, that are made pursuant to contractual arrangements during the period of twelve months ending on the Bank Credit Agreement Effective Date or arising thereafter in connection with any drug or pharmaceutical product research and development or Collaboration Arrangements or any Drug Acquisition and that are recognized as expense in the period in which they are incurred.

“Modifications” is defined in Section 10.1 of the Lease.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Nonconformance Amount” is defined in Section 13.2 of the Participation Agreement.

“Non-Renewing Participant” is defined in Section 4.7(c) of the Participation Agreement.

“Nonseverable” means a Modification or part of a Modification which cannot be readily removed from the Leased Property without causing material damage to or materially impairing the Fair Market Value, utility, useful life or residual value thereof as set forth in the Appraisal delivered on or prior to the Original Closing Date.

“Notes” is defined in Section 2.3 of the Loan Agreement.

“Obligations” means all obligations (monetary or otherwise) of the Lessee arising under or in connection with any of the Operative Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Omnibus Lease Amendment” means that certain Omnibus Agreement Regarding Leases, dated as of March 3, 2017, by and between Lessee and the Parent Guarantor.

“Operating Lease” means any Specified Lease Arrangement or other arrangement that is accounted for as an operating lease for purposes of the Operative Documents pursuant to clause (b) of this Appendix 1 to the Participation Agreement.

“Operative Documents” means the following:

(a)	the Participation Agreement;

(b)	the Purchase Agreement;

(c)	the Lease;

(d)	the Loan Agreement;

(e)	the Notes;

(f)	the Security Instruments;

(g)	the Administrative Agent Fee Letter and the Arranger Fee Letter (solely with respect to the provisions thereof relating to the Arranger Fee for purposes of Section 4.4 of the Participation Agreement);

(h)	the Memorandum of Lease;

(i)	the Guaranty;

(j)	the Assignment of Purchase Agreement;

(k)	the Funding Indemnity Agreement; and

(l)	the Deed.

“Original Closing Date” is defined in the recitals to the Participation Agreement.

“Original Executed Counterpart” is defined in Section 25.9 of the Lease.

“Original Payment” is defined in Section 13.5 of the Participation Agreement.

“Overall Transaction” means, collectively, the execution, delivery and performance by each of the Lessee, the Guarantors and Participants of the Operative Documents to which such Person is a party, the Funding, the use of the proceeds thereof, the issuance of Notes under the Loan Agreement and the lease of the Leased Property by the Lessor to the Lessee.

“Overdue Rate” means, with respect to any Loan or Lessor Amount, the lesser of (i) the Alternate Base Rate for such Loan or Lessor Amount plus 2.0% per annum and (ii) the Highest Lawful Rate.

“Owner’s Policy” is defined in Section 6.1(x) of the Participation Agreement.

“Parent Guarantor” means Regeneron Pharmaceuticals, Inc., a New York corporation.

“Participant Balance” means, with respect to any Participant as of any date of determination: (i) with respect to any Lender, the Loan Balance held by such Lender or (ii) with respect to Lessor, the Lessor Balance.

“Participant Costs” means the aggregate amount of the Purchase Price and reimbursement of the Deposit (to the extent not applied to the payment of the Purchase Price to the Sellers), subject to the Aggregate Commitment Amount.

“Participant Financing Statements” means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to perfect a security interest in favor of the Administrative Agent for the benefit of the Participants in the Lessee Collateral.

“Participant Indemnitee” means each Participant, the Administrative Agent (in its individual capacity and as agent), the Arranger, any additional, separate or co-agent appointed in accordance with the terms of the Participation Agreement, and their respective Affiliates, successors, permitted assigns, permitted transferees, contractors, employees, officers, directors, shareholders, partners, participants, representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Lessee or any Guarantor or any of their Affiliates be a Participant Indemnitee.

“Participant” or “Participants” means, individually and collectively, as the context may require, the Lessor and the Lenders.

“Participation Agreement” means that certain Participation Agreement, dated as of the Original Closing Date, as amended and restated by that certain Amended and Restated Participation Agreement, dated as of the Restatement Date, by and among the Lessee, the Lessor. the Lenders party thereto from time to time and the Administrative Agent, as amended, restated, supplemented or modified from time to time.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means (a) the third (3rd) day of the month in which the Base Term Commencement Date occurs and the third (3rd) day of every month thereafter. If the third (3rd) day of any month is not a Business Day, then the Payment Date shall be the next following Business Day, unless the result of such extension would carry such Payment Date into the next succeeding month, in which case such payment shall be made on the immediately preceding Business Day and (b) in any case, the Expiration Date (or, if applicable, the Termination Date).

“Payment Default” means the failure of Lessee to make any payment of (i) any amounts due pursuant to Sections 15.1, 18.1, 19.1(b) or 20.1 of the Lease when due and payable, or (ii) Basic Rent or, to the extent not subject to clause (i) above, any other amount required to be paid by Lessee pursuant to the Operative Documents when due and payable and, in any such case of this clause (ii), such failure shall continue unremedied for a period of five (5) Business Days.

“Payment Office” means the office of the Lessor or the Administrative Agent identified on Schedule III to the Participation Agreement as its Payment Office.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted 767 Improvements” means the Improvements described on Schedule C to the Lease.

“Permitted Call Spread Swap Agreement” means (a) any Swap Agreement (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which the Parent Guarantor acquires an option requiring the counterparty thereto to deliver to the Parent Guarantor shares of common stock of the Parent Guarantor, the cash value of such shares or a combination thereof from time to time upon exercise of such option and (b) any Swap Agreement pursuant to which the Parent Guarantor issues to the counterparty thereto warrants to acquire common stock of the Parent Guarantor (whether such warrant is settled in shares, cash or a combination thereof), in each case entered into by the Parent Guarantor in connection with the issuance of Permitted Convertible Notes; provided that the terms, conditions and covenants of each such Swap Agreement shall be such as are customary for Swap Agreements of such type (as determined by the Board of Directors of the Parent Guarantor in good faith). For the avoidance of doubt, “Permitted Call Spread Swap Agreement” includes any convertible note hedge and warrant transaction similar to any such transaction that was previously entered into by the Parent Guarantor in connection with the Parent Guarantor’s 1.875% convertible senior notes due October 1, 2016.

“Permitted Convertible Notes” means any unsecured notes issued by the Parent Guarantor that are convertible into common stock of the Parent Guarantor, cash or any combination thereof. For the avoidance of doubt, “Permitted Convertible Notes” includes any such notes similar to the Parent Guarantor’s 1.875% convertible senior notes due October 1, 2016.

“Permitted Developed Area Release Payment” means Sixteen Million Six Hundred Thousand Dollars ($16,600,000).

“Permitted Developed Areas” is defined in Section 10.3(b) of the Lease.

“Permitted Development Projects” means the work and development permitted under Sections 10.3(a) and 10.3(b) of the Lease.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that have not yet been paid (to the extent such non-payment does not violate Section 8(d) of the Guaranty) or are being contested in compliance with Section 8(d) of the Guaranty, and Liens for unpaid utility charges;

(b) carriers’, warehousemen’s, materialmen’s, mechanics’, workers’, repairmen’s, employees’, suppliers’ or other like Liens imposed by law arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days (or if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens) or are being contested in compliance with Section 8(d) of the Guaranty;

(c) pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or retirement benefits laws or regulations or employment laws, to secure liability to insurance carriers under insurance or self-insurance arrangements or to secure other public, statutory or regulatory obligations;

(d) pledges and deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, customer deposits and advances, surety, customs and appeal bonds, performance and completion bonds and other obligations of a like nature, in each case in the ordinary course of business, and Liens to secure letters of credit or bank guarantees supporting any of the foregoing;

(e) any Lien granted or arising in connection with any legal proceeding (including judgment Liens) to the extent such proceeding has not resulted in an Event of Default under Section 16.1(k) of the Lease or Liens securing appeal or surety bonds related to such legal proceedings or judgments;

(f) easements, zoning restrictions, rights-of-way and similar charges or encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent Guarantor and its Subsidiaries, taken as a whole;

(g) any interest or title of, and other statutory and common law liens of, a landlord, lessor or sublessor under any lease or sublease or any Lien affecting solely the interest of the landlord, lessor or sublessor;

(h) leases, licenses, subleases or sublicenses (i) that are granted to others and do not adversely interfere in any material respect with the business of the Parent Guarantor and its Subsidiaries as conducted at the time granted, taken as a whole, (ii) between or among any of the Lessee, any Guarantor or any of their respective Subsidiaries (or any combination thereof) or (iii) granted to other Persons and not prohibited under Section 9(c) of the Guaranty;

(i) purported Liens evidenced by the filing of precautionary UCC financing statements or similar filings relating to operating leases of personal property entered into by the Parent Guarantor or any of its Subsidiaries in the ordinary course of business;

(j) any interest or title of a licensor under any license or sublicense entered into by the Parent Guarantor or any Subsidiary as a licensee or sublicensee (i) existing on the Original Closing Date or the Restatement Date, (ii) in the ordinary course of its business or (iii) not otherwise prohibited by the Operative Documents;

(k) with respect to any real property, immaterial title defects or irregularities that do not materially impair the use of such real property; and

(l) Liens on real property, fixtures, equipment, other fixed or capital assets or other related assets in connection with a Tax Abatement Transaction in favor of the Related Municipal Party.

“Permitted Lien” means (a) the respective rights and interests of the parties to the Operative Documents, as provided in the Operative Documents, (b) Lessor Liens, (c) Liens for Taxes or utility charges that have not yet been paid (to the extent such non-payment does not violate the Lease, the Participation Agreement or Section 8(d) of the Guaranty) or being contested in good faith and by appropriate proceedings diligently conducted, so long as (i) no Event of Default shall have occurred and be continuing, (ii) such proceedings shall not involve any meaningful risk of the sale, forfeiture or loss of any of the Leased Property, the other Collateral, the Operative Documents, title thereto or any interest therein and shall not interfere with the use or disposition of the Leased Property, the other Collateral, the Operative Documents or the payment of Rent, (iii) such proceedings do not impair the perfection or priority of the Lien created by the Lease or the Security Instruments and (iv) the Lessee or the Parent Guarantor has set aside on its books adequate reserves in accordance with GAAP in respect of the Lien, (d) materialmen’s, mechanics’, workers’, repairmen’s, employees’, suppliers’ or other like Liens relating to the construction of any Improvements or in connection with any Modifications or arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or being contested in good faith and by appropriate proceedings so long as (i) no Event of Default shall have occurred and be continuing, (ii) such proceedings shall not involve any meaningful risk of the sale, forfeiture or loss of any of the Leased Property, the other Collateral, the Operative Documents, title thereto or any interest therein and shall not interfere with the use or disposition of the Leased Property, the other Collateral, the Operative Documents or the payment of Rent and (iii) such proceedings do not impair the perfection or priority of the Lien created by the Lease or the Security Instruments and, (e) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for the continuation of proceedings set forth in Section 12.1 of the Lease, (f) the rights of any sublessee under a sublease permitted pursuant to and subject to the terms of the Lease, (g) easements, rights of way and other encumbrances permitted pursuant to Section 11.2 of the Lease, (h) Liens expressly permitted under the Purchase Agreement, (i) easements, zoning restrictions, rights-of-

way and similar charges or other Liens imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent Guarantor and its Subsidiaries, taken as a whole, (j) with respect to any real property, immaterial title defects or irregularities that do not materially impair the use of such real property, (k) Liens of any of the types referred to in clause (c), (d) or (e) above that have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to the Lessor have been made), which bonding (or arrangements) shall comply with Applicable Laws, and has effectively stayed any execution or enforcement of such Liens, (l) Liens described on any of the Title Policies, (m) Liens on real property, fixtures, equipment, other fixed or capital assets or other related assets in connection with a Specified Tax Abatement Transaction in favor of the Related Municipal Party, (n) materialmen’s, mechanics’, workers’, repairmen’s, employees’, suppliers’ or other like Liens relating to the construction of any Improvements or in connection with any Modifications or arising in the ordinary course of business not exceeding (or, if less, attaching to Leased Property having a value not exceeding) $1,000,000 in the aggregate for this clause (n), and (o) Liens for Taxes that have not yet been paid securing obligations not exceeding (or, if less, attaching to Leased Property having a value not exceeding) $50,000 in the aggregate for this clause (o).

“Permitted Modification” is defined in Section 10.1(a) of the Lease.

“Permitted Restructurings” means a transaction or series of transactions pursuant to which direct and indirect Subsidiaries of the Parent Guarantor are converted, restructured or reorganized for tax planning or due to changes or potential changes in any relevant legal or regulatory framework, whether by (i) transfer, (ii) acquisition, (iii) contribution, (iv) merger, (v) consolidation, (vi) voluntary dissolution, (vii) liquidation, (viii) recapitalization, (ix) change in identity, form, place of organization, incorporation, domicile or, to the extent relevant, centre of main interests (as that term is used in Article 3(1) of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings), or (x) otherwise, in each case the result of which may cause a direct or indirect sale, assignment or transfer of Equity Interests and/or other assets between and among the Parent Guarantor and/or various Subsidiaries of the Parent Guarantor, and in each case to the extent the Administrative Agent (acting in its reasonable credit judgment) approves such Permitted Restructuring (it being understood and agreed that the proposed Permitted Restructurings disclosed in writing by the Parent Guarantor to the Administrative Agent prior to the Restatement Date are approved).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personalty” is defined in Section 24.2(c) of the Lease.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Guarantor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Priority Indebtedness” means (a) Indebtedness of the Parent Guarantor or any Subsidiary secured by any Lien on any asset(s) of the Parent Guarantor or any Subsidiary and (b) unsecured Indebtedness of any Subsidiary (other than Lessee, a Bank Credit Agreement Specified Loan Party or a Subsidiary Guarantor), in each case owing to a Person other than the Parent Guarantor or any Subsidiary.

“Purchase Agreement” means the Purchase Agreement, dated as of December 30, 2016, between Sellers and Lessee (as assignee of Parent Guarantor).

“Purchase Amount” means, as of any date of determination and without duplication, the sum of (a) the Lease Balance, plus (b) all other amounts owing by Lessee to the Administrative Agent, if any, and/or the Participants under the Operative Documents (including, but without duplication, accrued and unpaid Rent), plus (c) all Break Costs.

“Purchase Notice” means an irrevocable written notice by the Lessee delivered to the Lessor pursuant to Section 18.1 of the Lease, notifying the Lessor of the Lessee’s intention to exercise its Early Termination Option, and the proposed purchase date therefor.

“Purchase Option” is defined in Section 19.1(b) of the Lease.

“Purchase Price” means Seven Hundred Twenty Million Dollars ($720,000,000.00).

“PwC” means PricewaterhouseCoopers LLP.

“Recipient” is defined in Section 12.3 of the Participation Agreement.

“Related Municipal Party” means the industrial development agency or other Governmental Authority party to a Tax Abatement Transaction and, if applicable, any trustee or agent with respect to such Tax Abatement Transaction.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, migrating, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance into the environment, including, without limitation, ambient air, surface water, ground water or land.

“Renewal Effective Date” is defined at Section 4.7(a) of the Participation Agreement.

“Renewal Option” is defined in Section 19.1(a) of the Lease.

“Renewal Option Request” is defined at Section 4.7(a) of the Participation Agreement.

“Renewal Option Response Date” is defined at Section 4.7(a) of the Participation Agreement.

“Renewal Rescission” is defined in Section 4.7(a) of the Participation Agreement.

“Renewal Rescission Period” is defined in Section 4.7(a) of the Participation Agreement.

“Rent” means, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

“Required Modification” is defined in Section 10.1(a) of the Lease.

“Required Participants” means, at any time, the Participants whose aggregate Credit Exposures (as hereinafter defined) constitute more than 50% of the aggregate Credit Exposure of all Participants at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to (i) the Lessor shall mean the outstanding Lessor Amount owed to the Lessor at such time and (ii) each Lender shall mean the aggregate principal amount of Loans held by such Lender at such time net of any distributions (other than distributions of Interest) with respect thereto.

“Responsible Officer” means, relative to the Lessee or a Guarantor, as the context may require, the chief executive officer, president, a Financial Officer or chief legal officer of the Lessee or such Guarantor, as applicable, or any other Person designated by the Lessee or such Guarantor, as applicable, in writing to the Administrative Agent and reasonably acceptable to the Administrative Agent.

“Responsible Officer’s Certificate” means a certificate signed by any Responsible Officer of the Lessee or a Guarantor, as the context may require, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

“Restated Operative Documents” means, collectively, the Participation Agreement, the Guaranty, and the Lease, in each case, as amended and restated as of the Restatement Date.

“Restatement Date” is defined in Section 2.4 of the Participation Agreement.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent Guarantor or any Subsidiary, and (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent Guarantor or any option, warrant or other similar right to acquire any such Equity Interests in the Parent Guarantor. Notwithstanding the foregoing, and for the avoidance of doubt, any of the foregoing directly on account of any Permitted Convertible Notes or any Permitted Call Spread Swap Agreement, including (i) any issuance of, conversion of (including any cash payment upon conversion), or payment of any principal or premium on, or payment of any interest with respect to, or any other exercise of rights or performance of obligations under any Permitted Convertible Notes and

(ii) any entry into, payment with respect to, or early unwind or settlement of, or any other exercise of rights or performance of obligations under any Permitted Call Spread Swap Agreement, in any such case, shall not constitute a Restricted Payment.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sale Option” is defined in Section 19.1(c) of the Lease.

“Sale Option Recourse Amount” means, as of any date of determination, the Lease Balance and all other amounts owing by Lessee to the Administrative Agent, if any, and/or the Participants under the Operative Documents (including, but without duplication, accrued and unpaid Rent).

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (which for purposes of illustration and clarification includes, as of the Restatement Date, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person owned 50% or more or controlled by any such Person described in clause (a) or (b) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the United States Securities Act of 1933.

“Security Instruments” means the Lease, the Assignment of Leases and the UCC Financing Statements.

“Security Property” is defined in Section 24.2(b) of the Lease.

“Sellers” means BMR-Landmark at Eastview LLC and BMR-Landmark Eastview IV LLC.

“Significant Casualty” means that the Leased Property shall suffer (i) damage or destruction if the resulting cost to repair or restore the Leased Property is in excess of

$100,000,000 and cannot be restored prior to the Expiration Date or (ii) damage or destruction if the resulting cost to repair or restore the Leased Property is in excess of $250,000,000.

“Significant Condemnation” means that (i) (x) title to all or any material portion of the Leased Property shall be taken or appropriated by a Governmental Authority under the power of eminent domain or otherwise, (y) all or any material portion of the Leased Property shall be taken, confiscated, seized or requisitioned for use by any Governmental Authority under the power of eminent domain or otherwise, and such taking, confiscation, seizure or requisition for use pursuant to this clause (y) is for a period that exceeds one hundred eighty (180) consecutive days or, if less, the remaining portion of the Term, or (ii) as a result of any rule, regulation, order or other action by any Governmental Authority, the use of the Leased Property in commercial operation shall have been prohibited, directly or indirectly, for a period of sixty (60) consecutive days.

“Significant Environmental Event” means an Environmental Violation the cost of remediation of which, in the reasonable judgment of an independent environmental consultant would exceed $1,000,000.

“Site” means an approximately 150-acre parcel of real property and the Facility and other improvements thereon located in the towns of Mount Pleasant and Greenburgh, New York as more fully described in the Lease, including any Appurtenant Rights, but, in any such case, excluding Excluded Property.

“Specified Lease Arrangements” means, to the extent any of the following constitute Capital Lease Obligations (but for the provisions set forth in clause (b) of this Appendix 1 to the Participation Agreement) or other obligations reflected as a liability on the consolidated balance sheet of the Parent Guarantor, (a) any obligations of the Parent Guarantor and its Subsidiaries owed to any Affiliates of the Parent Guarantor related to leases of assets (whether pursuant to a Sale and Leaseback Transaction or otherwise), (b) any arrangement similar to either of the Existing Leases identified in clause “(a)” or “(b)” of the definition thereof (each as in effect immediately prior to the Original Closing Date), (c) the Obligations and Liabilities and (d) any lease or other obligation that was or would have been categorized as “facility lease obligations” or “facility financing obligations” on the Parent Guarantor’s consolidated balance sheet as of the Bank Credit Agreement Effective Date.

“Specified Material Environmental Violation” is defined in Section 14.3(b) of the Lease.

“Specified Significant Environmental Event” means (a) the occurrence of a Specified Material Environmental Violation but only to the extent and for so long as the Lessor shall have the right to terminate the Lease pursuant to Section 14.3(b) of the Lease due to such Specified Material Environmental Violation or (b) an Environmental Violation the cost of remediation of which, in the reasonable judgment of the Participants, after consultation with an independent environmental consultant and the Lessee, would exceed $25,000,000.

“Specified Tax Abatement Documents” means the documents evidencing each Specified Tax Abatement Transaction.

“Specified Tax Abatement Transaction” means any Tax Abatement Transaction with respect to all or any part of the Leased Property.

“Subject Contract” is defined in Section 24.2(b) of the Lease.

“Subject Leases” is defined in Section 24.2(b) of the Lease.

“Sub-Participant” is defined in Section 12.2 of the Participation Agreement.

“Subsidiary” or “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held. Unless otherwise qualified, all references to a “Subsidiary” or “subsidiary” in any Operative Document shall refer to a Subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” means each Material Domestic Subsidiary that is a party to the Guaranty. The Subsidiary Guarantors on the Restatement Date are identified as such in Schedule IV attached to the Participation Agreement.

“Supplemental Rent” means all amounts, liabilities and obligations for the payment of money (other than Basic Rent) which Lessee assumes or agrees to pay or is otherwise obligated to pay under the Lease or any other Operative Document (whether or not designated as Supplemental Rent) to Lessor, Administrative Agent or any other Person, including, without limitation, Break Costs, any Sale Option Recourse Amount, any Lease Balance and all rent and other amounts payable under the Lease.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Guarantor, Lessee or any Subsidiary shall be a Swap Agreement.

“Tax Abatement Documents” means the documents evidencing each Tax Abatement Transaction.

“Tax Abatement Transaction” means a transaction between the Parent Guarantor, Lessee and/or any Subsidiary, on the one hand, and a Related Municipal Party, on the other hand (and, if applicable, other Person(s)), entered into for the purposes of reducing certain of the Parent

Guarantor’s, Lessee’s and/or any Subsidiary’s Tax liabilities through (a) the sale, other transfer, lease or license to such Related Municipal Party of title to or an interest in real property, fixtures, equipment, other fixed or capital assets or other related assets of the Parent Guarantor, Lessee or such Subsidiary, (b) the granting to such Related Municipal Party of Liens on real property, fixtures, equipment, other fixed or capital assets or other related assets of the Parent Guarantor, Lessee or such Subsidiary, (c) a Sale and Leaseback Transaction or other transfer and licensing arrangement between the Parent Guarantor, Lessee and/or any Subsidiary, on the one hand, and such Related Municipal Party, on the other hand (and, if applicable, such other Person(s)), with respect to real property, fixtures, equipment, other fixed or capital assets or other related assets of the Parent Guarantor, Lessee or such Subsidiary, (d) any PILOT agreement or (e) any combination of the foregoing or through arrangements similar thereto.

“Tax Indemnitee” is defined in the definition of General Indemnitee.

“Taxes” is defined in the definition of Impositions.

“Term” is defined in Section 2.3 of the Lease.

“Termination Date” is defined in Section 15.2 of the Lease.

“Termination Notice” is defined in Section 15.1(a) of the Lease.

“Title Insurance Company” means (i) Chicago Title Insurance Company and First American Title Insurance Company with respect to the Administrative Agent’s Policy and (ii) Chicago Title Insurance Company, First American Title Insurance Company, Commonwealth Land Title Insurance Company and Old Republic National Title Insurance Company with respect to the Owner’s Policy, and, in each case, their successors or another national title insurance company selected by Lessee and reasonably satisfactory to the Administrative Agent.

“Title Policies” is defined in Section 6.1(x) of the Participation Agreement.

“Total Leverage Ratio” is defined in Section 9(f) of the Guaranty.

“Transaction Expenses” means all reasonable costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Documents and the transactions contemplated by the Operative Documents, including, without limitation, the following (it being acknowledged that (i) the fees, costs and expenses referred to in clauses (a), (c), (d), (f), (g), (h), and (j) below were previously paid in full, and (ii) to the extent due and payable prior to the Restatement Date, the fees, costs and expenses referred to in clauses (b), (e), and (i) below were previously paid):

(a) the Arranger Fee payable to BALC and BALC’s reasonable and documented out-of-pocket costs and expenses, including the costs and expenses incurred by BALC, with respect to any syndication and any other reasonable and documented out-of-pocket expenses of Arranger in connection with the consummation of the Overall Transaction;

(b) the reasonable and documented fees and expenses of Chapman and Cutler LLP, special counsel to the Lessor;

(c) the initial fees and reasonable and documented out-of-pocket expenses of each of Lessor and Administrative Agent incurred in connection with the consummation of the Overall Transaction;

(d) all applicable reasonable and documented appraisal fees and reasonable and documented expenses incurred in connection with the Appraisal that was delivered pursuant to Section 6.1(v) of the Participation Agreement;

(e) search fees, recording fees, filing fees and Taxes incurred in connection with Lien searches and the filing of UCC Financing Statements, Memorandum of Lease and any and all mortgages, deeds of trust or other Operative Documents;

(f) any title fees, premiums and escrow costs and other expenses relating to title insurance incurred in connection with the Advance as contemplated by the Operative Documents, and any reasonable and documented expenses incurred for the inspection of the site;

(g) reasonable and documented costs and expenses for the survey of the Site;

(h) reasonable and documented costs and expenses for the review of the environmental reports of the Site by Lessor;

(i) the Fees payable to Administrative Agent; and

(j) the reasonable and documented fees and expenses of the Insurance Consultant.

“UCC Financing Statements” means collectively the Participant Financing Statements and the Lessor Financing Statements.

“Uniform Commercial Code” and “UCC” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“United States” and “U.S.” mean the United States of America.

“Upfront Fee” means an amount payable to the Administrative Agent, for the account of each Participant, on the Original Closing Date, equal to (A) (i) 15 basis points (0.15%) if the commitment provided by such Participant (on a combined basis with all affiliates of such Participant) during syndication prior to the Original Closing Date is less than $50,000,000, (ii) 20 basis points (0.20%) if the commitment provided by such Participant (on a combined basis with all affiliates of such Participant) during syndication prior to the Original Closing Date is equal to or greater than $50,000,000 but less than $100,000,000 or (iii) 30 basis points (0.30%) if the commitment provided by such Participant (on a combined basis with all affiliates of such

Participant) during syndication prior to the Original Closing Date is equal to or greater than $100,000,000, multiplied by, in each such case, (B) the final allocated Commitment of such Participant (to the extent actually funded on the Original Closing Date).

“Upfront Payments” means any upfront or similar payments made during the period of twelve months ending on the Bank Credit Agreement Effective Date or arising thereafter in connection with any drug or pharmaceutical product research and development or Collaboration Arrangements or the closing of any Drug Acquisition and that are recognized as expense in the period in which they are incurred.

“wholly-owned Subsidiary” means a Subsidiary with respect to which 100% of the issued and outstanding Equity Interests are owned directly or indirectly by the Parent Guarantor (other than (x) directors’ qualifying shares; (y) shares issued to foreign nationals to the extent required by applicable law; and (z) shares held by a Person on trust for, or otherwise where the beneficial interest is held by, the Parent Guarantor (directly or indirectly)).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Taxes” means Taxes arising under the laws of any national, municipal or local government, political subdivision or taxing authority of the United States or any other jurisdiction imposed or collected by way of withholding (regardless of whether such taxes may also be imposed upon or collected from the recipient of a payment), and fines, interest, penalties or other additions thereto, thereon, in lieu thereof or for non-collection or in respect thereof.

“Yield” means, with respect to each Interest Period, the product of (a) the Yield Rate for such Interest Period and (b) the aggregate Lessor Amount outstanding, as determined for the applicable Interest Period in accordance with Section 4.1 of the Participation Agreement.

“Yield Rate” means, with respect to any Interest Period (A) the sum of the LIBO Rate for such Interest Period, plus the Applicable Margin for the Lessor Amount, and (B) if the provisions of Section 14.1 or Section 14.2 of the Participation Agreement for such Interest Period shall apply, the Alternate Base Rate.

Lessor Commitment as of Original Closing Date

Lessor	Lessor Commitment	Commitment Percentage (of the Aggregate Commitment Amount)
BA Leasing BSC, LLC	$72,000,000	10%

Schedule I

(to Amended and Restated Participation Agreement)

Lenders’ Commitments as of Original Closing Date

Lenders	Loan Commitment	Commitment Percentage (of the Aggregate Loan Commitment Amount)	Commitment Percentage (of the Aggregate Commitment Amount)

BA Leasing BSC, LLC	$153,000,000	23.61%	21.25%

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$95,000,000	14.66%	13.19%

JPMorgan Chase Bank, N.A.	$95,000,000	14.66%	13.19%

U.S. Bank National Association	$95,000,000	14.66%	13.19%

Fifth Third Bank	$65,000,000	10.03%	9.03%

Citibank, N.A.	$40,000,000	6.17%	5.56%

Goldman Sachs Bank USA	$40,000,000	6.17%	5.56%

The Northern Trust Company	$15,000,000	2.31%	2.08%

PNC Equipment Finance, LLC	$25,000,000	3.86%	3.47%

Citizens Bank, N.A.	$25,000,000	3.86%	3.47%

TOTAL:	$648,000,000	100%	90%

Schedule II
(to Amended and Restated Participation Agreement)

Notice Information, Payment Offices
and Applicable Lending Offices

[A copy of Schedule III to the Amended and Restated Participation
Agreement is on file with the Lessee and the Administrative Agent]

Schedule III
(to Amended and Restated Participation Agreement)

Subsidiary Guarantors as of Restatement Date

REGENERON HEALTHCARE SOLUTIONS, INC., a New York corporation

REGENERON GENETICS CENTER LLC, a Delaware limited liability company

Schedule IV
(to Amended and Restated Participation Agreement)

Governmental Actions; Filings and Recordings as of Original Closing Date

1. Recordation of the following instruments and documents in the Office of the County Clerk of the County of Westchester, New York:

a.	the Deed;
b.	the Memorandum of Lease;
c.	the Assignment of Leases;
d.	the Subordination Agreement by and among Lessee and Parent Guarantor in favor of Administrative Agent dated March 3, 2017

2. Filing of a UCC-1 financing statement in the Office of the County Clerk of the County of Westchester, New York, naming Lessee as debtor, Administrative Agent (as Administrative Agent for the Lenders), as total assignee secured party, and Lessor, as assignor secured party.

3. Filing of a UCC-1 financing statement in the office of the Secretary of State of the State of New York, naming Lessee as debtor, Administrative Agent (as Administrative Agent for the Lenders), as total assignee secured party, and Lessor, as assignor secured party.

4. Filing of a UCC-1 financing statement in the Office of the County Clerk of the County of Westchester, New York, naming Lessor as debtor and Administrative Agent (as Administrative Agent for the Lenders) as secured party.

5. Filing of a UCC-1 financing statement in the office of the Secretary of State of the State of Delaware, naming Lessor as debtor and Administrative Agent (as Administrative Agent for the Lenders) as secured party.

Schedule 6.1(xi)
(to Amended and Restated Participation Agreement)

Exhibit A
(to Amended and Restated Participation Agreement)

[Reserved]

Exhibit A
(to Amended and Restated Participation Agreement)

Form of Lessee’s Restatement Date Certificate

Dated as of May 2, 2019

To:	Bank of America, N.A., as Administrative Agent

BA Leasing BSC, LLC, as Lessor

This Restatement Date Certificate is delivered to you pursuant to Section 6.2(iii) of the Amended and Restated Participation Agreement, dated as of the date hereof (the “Participation Agreement”), among Old Saw Mill Holdings LLC, a New York limited liability company, as Lessee (“Lessee”), BA Leasing BSC, LLC, a Delaware limited liability company, as Lessor, Bank of America, N.A., not in its individual capacity, except as expressly stated therein, but solely as Administrative Agent, and the Lenders party thereto. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in Appendix 1 to the Participation Agreement, unless the context otherwise requires.

The undersigned, in his capacity as a Responsible Officer of the Lessee, is duly authorized and hereby certifies, in such capacity and on behalf of the Lessee and not in any personal capacity, to the Lessor and Administrative Agent that as of the date hereof:

1. All of the conditions set forth in Section 6.2 of the Participation Agreement are fully satisfied as of the date hereof (or waived in accordance with the Operative Documents), in any such case, except to the extent satisfaction of any such condition is subject to the discretion or control of the Administrative Agent any Participant and/or their Related Parties.

2. Each and every representation and warranty of the Lessee contained in each Operative Document to which it is a party is true and correct in all material respects on and as of the Restatement Date, except to the extent such representation or warranty specifically refers to an earlier date, in which case such representation or warranty is true and correct in all material respects on and as of such earlier date.

3. No Default, Event of Default, Event of Loss, Specified Significant Environmental Event or Specified Material Environmental Violation has occurred and is continuing.

Exhibit B-2
(to Amended and Restated Participation Agreement)

In Witness Whereof, I have signed my name as a duly authorized Responsible Officer of Lessee on the date first written above.

Old Saw Mill Holdings LLC

By:
Name:
Title:

Form of Parent Guarantor’s Restatement Date Certificate

Dated as of May 2, 2019

To:	Bank of America, N.A., as Administrative Agent

BA Leasing BSC, LLC, as Lessor

This Restatement Date Certificate is delivered to you pursuant to Section 6.2(iii) of the Amended and Restated Participation Agreement, dated as of the date hereof (the “Participation Agreement”), among Old Saw Mill Holdings LLC, a New York limited liability company, as Lessee (“Lessee”), BA Leasing BSC, LLC, a Delaware limited liability company, as Lessor, Bank of America, N.A., not in its individual capacity, except as expressly stated therein, but solely as Administrative Agent, and the Lenders party thereto, and in connection with that certain Amended and Restated Guaranty, dated as of the date hereof (the “Guaranty”), executed by Regeneron Pharmaceuticals, Inc., a New York corporation (the “Parent Guarantor”), and certain Subsidiary Guarantors from time to time party thereto. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in Appendix 1 to the Participation Agreement, unless the context otherwise requires.

The undersigned, in his capacity as a Responsible Officer of the Parent Guarantor, is duly authorized and hereby certifies, in such capacity and on behalf of the Parent Guarantor and not in any personal capacity, to the Lessor and Administrative Agent that as of the date hereof:

1. Each and every representation and warranty of each Guarantor contained in each Operative Document to which it is a party is true and correct in all material respects on and as of the Restatement Date, except to the extent such representation or warranty specifically refers to an earlier date, in which case such representation or warranty is true and correct in all material respects on and as of such earlier date.

2. No Default, Event of Default, Event of Loss, Specified Significant Environmental Event or Specified Material Environmental Violation has occurred and is continuing.

Exhibit C-2
(to Amended and Restated Participation Agreement)

In Witness Whereof, I have signed my name as a duly authorized Responsible Officer of Parent Guarantor on the date first written above.

Regeneron Pharmaceuticals, Inc.

By:
Name:
Title:

Form of Amended and Restated Guaranty

(See attached).

Exhibit D
(to Amended and Restated Participation Agreement)

EXECUTION VERSION

Amended and Restated Guaranty

dated as of May 2, 2019

made by

Regeneron Pharmaceuticals, Inc.,
as Parent Guarantor,

and

The Subsidiary Guarantors party hereto from time to time

Exhibit D
(to Amended and Restated Participation Agreement)

Schedules

Schedule 7(a)	—	Subsidiaries
Schedule 9(a)	—	Existing Indebtedness
Schedule 9(b)	—	Existing Liens

Annexes and Exhibits

Annex I	—	Form of Supplement to Guaranty

Amended and Restated Guaranty

This Amended and restated guaranty (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), dated as of May 2, 2019, is made by (i) Regeneron Pharmaceuticals, Inc., a New York corporation (the “Parent Guarantor”), (ii) each of the undersigned Subsidiaries (as hereinafter defined) of the Parent Guarantor (the “Initial Subsidiary Guarantors” and together with Parent Guarantor, the “Initial Guarantors”) and (iii) any additional Subsidiaries of the Parent Guarantor which become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I (collectively with the Initial Subsidiary Guarantors, the “Subsidiary Guarantors” and together with Parent Guarantor, the “Guarantors”) in favor of (a) each Participant (as hereinafter defined) and (b) Bank of America, N.A., not in its individual capacity, except as expressly stated therein, but solely as Administrative Agent (together with its successors and permitted assigns, in its capacity as Administrative Agent, the “Administrative Agent”), for the benefit of itself and the other Beneficiaries (as hereinafter defined).

Witnesseth:

Whereas, Old Saw Mill Holdings LLC, a New York limited liability company, as Lessee (together with its successors and permitted assigns, in its capacity as lessee, “Lessee”), BA Leasing BSC LLC, a Delaware limited liability company, as lessor (together with its successors and permitted assigns, in its capacity as Lessor, “Lessor”), the Administrative Agent, and the lenders from time to time party thereto have entered into that certain Amended and Restated Participation Agreement, dated as of May 2, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Participation Agreement”; unless otherwise defined herein or the context hereof otherwise requires, capitalized terms used herein but not otherwise defined herein or defined herein by reference to the Participation Agreement shall have the same meanings assigned to such terms in the Participation Agreement);

Whereas, the Initial Guarantors and the Administrative Agent are currently party to that certain Guaranty, dated as of March 3, 2017 (as amended, supplemented or otherwise modified prior to the Restatement Date, the “Original Guaranty”);

WHEREAS, the Parent Guarantor has requested that the Original Guaranty be amended and restated as set forth herein, which amendment and restatement shall become effective on the Restatement Date; and

WHEREAS, it is the intent of the parties hereto that this Guaranty (i) shall amend, restate and supersede in its entirety the Original Guaranty and (ii) shall re-evidence the “Liabilities” (under, and as defined in, the Original Guaranty) as contemplated hereby (and it shall not constitute a novation of the obligations and liabilities of the parties under the Original Guaranty).

Now, Therefore, in consideration of the foregoing and for other good and valuable consideration, the parties hereto hereby agree that the Original Guaranty is hereby amended and restated in its entirety as follows:

Section 1. Guarantee. Each Guarantor, jointly and severally, hereby irrevocably and unconditionally guarantees to (i) each Participant, for the benefit of itself and its Related Parties that are Beneficiaries (as hereinafter defined), and (ii) the Administrative Agent, for the benefit of itself and the other Beneficiaries (a) the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, and (b) the full and prompt performance when due of all of the Liabilities (as hereinafter defined) (or, in the case of such guarantee to each Participant, all of the Liabilities owed to such Participant and its Related Parties that are Beneficiaries), including, interest or yield on any such Liabilities, whether accruing before or after any bankruptcy or insolvency case or proceeding involving Lessee or any other Person, and, if interest or yield on any portion of such obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, including such interest and yield as would have accrued on any such portion of such obligations if such case or proceeding had not commenced. Each Guarantor further agrees to pay all expenses (including reasonable attorneys’ fees actually incurred and legal expenses) paid or incurred by any Beneficiary in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this Guaranty, subject to the limitations set forth in Section 15.17 of the Participation Agreement (including with respect to attorneys’ fees). The term “Beneficiaries,” as used herein, shall mean each of Lessor, Administrative Agent, each other Participant and each other Indemnitee. The term “Liabilities,” as used herein, shall mean all of the following, in each case howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, or now or hereafter existing, or due or to become due: all Rent (including, but not limited to Basic Rent and Supplemental Rent), Lease Balance, Purchase Amount, Sale Option Recourse Amount, indemnities and all additional amounts and other sums at any time due and owing, and required to be paid, in each case of the foregoing, by Lessee under the terms of the Lease, the Participation Agreement or any other Operative Document and all other obligations, covenants and agreements to be performed by Lessee under the Lease, the Participation Agreement or any other Operative Document (whether or not Lessee, any Guarantor or any other Person shall be relieved or released from any or all liability or obligations under any thereof, except on account of the full and indefeasible payment and performance of all Liabilities).

In any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or any other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Guaranty, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.

Each Guarantor agrees that upon the occurrence of an Event of Default described in Section 16.1(h) or (i) of the Lease, the Guarantors will pay to the Administrative Agent, for the benefit of the Beneficiaries, forthwith the full amount which would be payable hereunder by the Guarantors as if all Liabilities were then due and payable.

This Guaranty shall in all respects be an absolute and unconditional guaranty of payment and performance (and not of collection), and shall remain in full force and effect until the full

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and indefeasible payment and performance of all of the Liabilities and Guarantors’ obligations hereunder (notwithstanding, without limitation, the dissolution of Guarantors). The liability of Guarantors hereunder may be enforced without the Beneficiaries being required to resort to any other right, remedy or security; provided that any such enforcement shall be subject to any applicable grace or notice and cure period and shall be in accordance with Section 5.2 of the Loan Agreement and 16.2 of the Lease; provided, further, that, if an Acceleration has not occurred and a Payment Default exists under clause (ii) of such definition with respect to amounts owed to any Participant or its Related Parties that are Beneficiaries (other than a Payment Default with respect to (x) Basic Rent or (y) amounts owed to all Lenders or all Participants), then such Participant may demand payment hereunder for such amounts.

The obligations of Guarantor are independent of any obligations of Lessor, Administrative Agent, any Participant or any other Person under any of the Operative Documents. Each and every Event of Default under any of the Operative Documents with respect to the Liabilities shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be, hereunder as each such Event of Default occurs (subject to the provisos at the end of the immediately preceding paragraph).

Lessor and/or Administrative Agent on behalf of itself and the Beneficiaries may, from time to time at its discretion and without notice to any Guarantor, but subject to the provisions of the Operative Documents, take any or all of the following actions: (a) retain or obtain a lien upon or a security interest in any property to secure any of the Liabilities or any obligation hereunder; (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantors, with respect to any of the Liabilities; (c) extend or renew for one or more periods (regardless of whether longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any Guarantor hereunder or any obligation of any nature of any other obligor with respect to any of the Liabilities (including, without limitation, Lessee); (d) release or fail to perfect its lien upon or security interest in, or impair, surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (regardless of whether longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property; and (e) resort to any Guarantor for payment of any of the Liabilities, regardless of whether Lessor, any Lender or any other Person shall have resorted to any property securing any of the Liabilities or any obligation hereunder or shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Liabilities (all of the actions referred to in this paragraph being hereby expressly waived by each Guarantor).

Notwithstanding anything to the contrary herein, amounts paid or collected under this Guaranty shall be subject to Section 5.3 of the Participation Agreement, except to the extent otherwise expressly provided in any other applicable provision of the Participation Agreement.

Section 2. Guarantor’s Obligations Unconditional. Guarantors’ obligations hereunder are independent of Lessee’s obligations under the Lease and the other Operative Documents or in respect of any other Person, and the Administrative Agent, for the benefit of the Beneficiaries,

3

may enforce any of its rights hereunder independently of any other right or remedy that it or any other Beneficiary may at any time hold with respect to the Liabilities or any security or other guaranty therefor. Such obligations shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction (other than deductions or withholdings in respect of Taxes that are permitted by the Operative Documents), diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than full and indefeasible payment and performance of all of the Liabilities), whether based upon any claim that Lessee, Guarantor or any other Person may have against any Beneficiary or any other Person or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (other than full and indefeasible payment and performance of all of the Liabilities or as otherwise expressly permitted by Section 17) (whether or not any Guarantor or any other Person shall have any knowledge or notice thereof) including, without limitation, any of the following:

(A) subject to the terms of the Lease and the other Operative Documents, any amendment, modification, addition, deletion, supplement or renewal to or of or other change in the Liabilities or any Operative Document or any of the agreements referred to in any thereof, or any other instrument or agreement applicable to any Operative Document or any of the parties to such agreements, or to the Leased Property, or any assignment, mortgage or transfer thereof or of any interest therein, or any furnishing or acceptance of additional security for, guaranty of or right of offset with respect to, any of the Liabilities; or the failure of any security or the failure of any Beneficiary to perfect or insure any interest in any collateral;

(B) any failure, omission or delay on the part of Lessee, any Beneficiary or any other Guarantor to conform or comply with any term of any instrument or agreement referred to in clause (A) above;

(C) any waiver, consent, extension, indulgence, compromise, release or other action or inaction under or in respect of any instrument, agreement, guaranty, right of offset or security referred to in clause (A) above or any obligation or liability of Lessee or any Beneficiary or any other Person, or any exercise or non-exercise by any Beneficiary or any other Person of any right, remedy, power or privilege under or in respect of any such instrument, agreement, guaranty, right of offset or security or any such obligation or liability;

(D) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to Lessee, any Beneficiary, any Guarantor or any other guarantor or obligor of any Liabilities or any of their respective properties, or any action taken by any trustee, receiver or court in any such proceeding;

(E) subject to Sections 15.15 and 15.16 of the Participation Agreement, any limitation on the liability or obligations of any Person (including, without limitation, Lessee) under any Operative Document, the Liabilities, any collateral security for the Liabilities, any other guaranty of the Liabilities or any discharge, termination,

4

cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of any of the foregoing or any other agreement, instrument, guaranty or security referred to in clause (A) above or any term of any thereof (other than any such discharge, termination or cancellation as a result of full and indefeasible payment and performance of all of the Liabilities);

(F) any defect in the title, compliance with specifications, condition, design, operation or fitness for use of, or any damage to or loss or destruction of, or any interruption or cessation in the use of the Leased Property by Lessee or any other Person for any reason whatsoever (including, without limitation, any governmental prohibition or restriction, condemnation, requisition, seizure or any other act on the part of any governmental or military authority, or any act of God or of the public enemy) regardless of the duration thereof (even though such duration would otherwise constitute a frustration of a lease), whether or not resulting from accident and whether or not without fault on the part of Lessee or any other Person;

(G) any merger or consolidation of Lessee or any Guarantor into or with any other Person, or any sale, lease or transfer of any of the assets of Lessee or any Guarantor to any other Person, except as otherwise expressly provided by Section 17;

(H) any change in the ownership of any shares of capital stock of Lessee or any Guarantor or any corporate change in Lessee or any Guarantor, except as otherwise expressly provided by Section 17;

(I) any recovery of judgment against Lessee, or by any levy of any writ or process of execution under any such judgment (except to the extent such recovery indefeasibly reduces the Liabilities);

(J) any legal characterization of the obligations created by the Lease and the other Operative Documents as a lease, a secured financing or otherwise;

(K) absence of any notice to, or knowledge of, Guarantors of the existence or occurrence of any of the foregoing clauses (A) through (J); or

(L) any other occurrence or circumstance whatsoever, whether similar or dissimilar to the foregoing, and any other circumstance that might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against the Guarantors (other than full and indefeasible payment and performance of all of the Liabilities or as otherwise expressly permitted by Section 17).

The obligations of the Guarantors set forth herein constitute the full recourse obligations of the Guarantors enforceable against them on a joint and several basis to the full extent of all their respective assets and properties, notwithstanding any provision in the Lease or any other Operative Documents.

5

Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Liabilities and notice of or proof of reliance by any Beneficiary upon this Guaranty or acceptance of this Guaranty, and the Liabilities, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; provided that the foregoing shall not constitute a waiver of any notice specifically required to be given to such Guarantor by any Beneficiary under any of the Operative Documents. Each Guarantor unconditionally waives, to the extent permitted by law: (a) acceptance of this Guaranty and proof of reliance by any Beneficiary hereon; (b) notice of any of the matters referred to in clauses (A) through (L) above (other than any notice specifically required to be given to such Guarantor by any Beneficiary under any of the Operative Documents), or any right to consent or assent to any thereof (except to the extent the consent of such Guarantor with respect thereto is specifically required under any of the Operative Documents); (c) all notices that may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve intact any rights against Guarantor, including, without limitation, any demand, presentment, protest, proof or notice of nonpayment under any Operative Document, and notice of default or any failure on the part of Lessee to perform and comply with any covenant, agreement, term or condition of any Operative Document (in any such case, other than any notice specifically required to be given to such Guarantor by any Beneficiary under any of the Operative Documents); (d) any right to the enforcement, assertion or exercise against Lessee of any right, power, privilege or remedy conferred in any Operative Document or otherwise; (e) any requirement of diligence on the part of any Person; (f) any requirement of any Beneficiary to take any action whatsoever, to exhaust any remedies or to mitigate the damages resulting from a default by any Person under any Operative Document; (g) any notice of any sale, transfer or other disposition by any Person of any right under, title to or interest in any Operative Document or the Leased Property; and (h) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or that might otherwise limit recourse against any Guarantor (other than full and indefeasible payment and performance of all of the Liabilities or as otherwise expressly permitted by Section 17).

Each Guarantor agrees that this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment under any Operative Document by or on behalf of itself or Lessee is rescinded or must be otherwise disgorged or restored by any Beneficiary whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Each Guarantor further agrees that, without limiting the generality of this Guaranty, if an Event of Default shall have occurred and be continuing and any Beneficiary is prevented by Applicable Law from exercising its remedies under the Operative Documents, the Administrative Agent shall be entitled to receive hereunder from Guarantors, upon demand therefor, the sums which would have otherwise been due from Lessee to any such Beneficiary had such remedies been exercised.

Notwithstanding anything to the contrary herein, nothing contained in this Section 2 shall (i) prevent the assertion by any Guarantor or Lessee of any claim such Person may have against any Beneficiary by separate suit or proceedings or by compulsory counterclaim or (ii) constitute a waiver of any such claim, including, without limitation, any such claim arising from any breach

6

or non-compliance by any Beneficiary of any Operative Document or any term of any instrument or agreement referred to in clause (A) of the first paragraph of this Section 2.

Section 3. Subordination of Subrogation. Until full and indefeasible payment and performance of all of the Liabilities or the termination of this Guaranty pursuant to Section 17(d), no Guarantor will exercise any rights with respect to any claim or other rights which it may now or hereafter acquire against Lessee arising from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty or any other Operative Document, including any right of subrogation, reimbursement, contribution, exoneration, or indemnification, any right to participate in any claim or remedy of any Beneficiary against Lessee or any property or assets now or hereafter constituting part of the Collateral, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from Lessee directly or indirectly, in cash or other property or by setoff or in any manner, payment or security on account of such claim or other rights (other than to file proofs of claims only if the obligation owing to each Beneficiary hereunder has been fully satisfied). If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Liabilities shall not have been indefeasibly paid in cash or this Guaranty terminated pursuant to Section 17(d), such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for, the Administrative Agent, for the benefit of the Beneficiaries, and shall forthwith be paid to the Administrative Agent to be credited and applied pursuant to the terms of the Operative Documents. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Operative Documents and that the waiver set forth in this paragraph is knowingly made in contemplation of such benefits.

Each Guarantor hereby absolutely, unconditionally and irrevocably waives and agrees not to assert or take advantage of any defense based upon an election of remedies by any Beneficiary, including an election to proceed by nonjudicial rather than judicial foreclosure, which destroys or impairs any right of subrogation of such Guarantor or the right of such Guarantor to proceed against any Person for reimbursement, or both.

If all the Liabilities shall be paid indefeasibly in full or performed, Lessee, Lessor, Administrative Agent and/or the Lenders, as the case may be, will, at Guarantors’ request and expense, execute and deliver to Guarantors appropriate documents, without recourse and without warranty or representation, necessary to evidence the transfer by subrogation to Guarantors of an interest in the Liabilities resulting from such payment by Guarantors.

Section 4. Reasonableness and Effect of Waivers. Each Guarantor warrants and agrees that each of the waivers set forth in this Guaranty is made with full knowledge of its significance and consequences and that, under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of such waivers are determined to be contrary to any Applicable Law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

Section 5. Transfers by Beneficiaries. Each Beneficiary may, from time to time, whether before or after any discontinuance of this Guaranty, at its sole discretion and without

7

notice to Guarantors, assign or transfer any or all of its portion of the Liabilities or any interest therein in accordance with the terms and conditions of the Operative Documents; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for the purposes of this Guaranty, and each and every immediate and successive permitted assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of such assignee’s or transferee’s interest in the Liabilities, be entitled to the benefits of this Guaranty to the same extent as if such assignee or transferee were such Beneficiary.

Section 6. No Waiver by Beneficiaries. No delay in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Guaranty shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. Each Guarantor hereby acknowledges that there are no conditions to the effectiveness of this Guaranty, other than the occurrence of the Restatement Date.

Section 7. Guarantor Representations and Warranties. Parent Guarantor, on behalf of itself and its Subsidiaries, and as applicable, each Subsidiary Guarantor (as to itself), represents and warrants to the Administrative Agent and each of the Participants as of the Restatement Date, other than with respect to Disclosed Matters, that:

(a) Organization; Powers; Subsidiaries. Each Guarantor and its Material Subsidiaries (i) is duly organized or incorporated, as the case may be, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its organization or incorporation, as applicable, (ii) has all requisite organizational power and authority to carry on its business as now conducted and (iii) is qualified to do business in, and (to the extent the concept is applicable in such jurisdiction) is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, in any such clauses (i) (solely with respect to the good standing status of any such Subsidiary that is not a Guarantor), (ii) (solely with respect to the power and authority of any such Subsidiary that is not a Guarantor) and (iii), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Schedule 7(a) hereto identifies each Subsidiary as of the Restatement Date, noting whether such Subsidiary is a Material Domestic Subsidiary and/or a Material Subsidiary as of the Restatement Date, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Parent Guarantor and the other Subsidiaries and, if such percentage is not 100% (excluding (i) directors’ qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of the Lessee and each Material Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 7(a) as owned by the Parent Guarantor or another Subsidiary are owned, beneficially and of record, by the Parent Guarantor or any Subsidiary as of the Restatement Date free and clear of all Liens, other than Liens permitted pursuant to Section 9(b).

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(b) Authorization; Enforceability. The Operative Documents are within each Guarantor’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders of such Guarantor. The Operative Documents to which any Guarantor is a party have been duly executed and delivered by such Guarantor and constitute a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (iii) requirements of reasonableness, good faith and fair dealing.

(c) Governmental Approvals; No Conflicts. The execution, delivery and performance by each Guarantor of the Operative Documents to which such Guarantor is a party (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as are not material or have been, or will be by the time required, obtained or made and are, or will be by the time required, in full force and effect, (ii) will not violate in any material respect any applicable material law or regulation or the charter, by-laws, constitution or other organizational documents of such Guarantor or any material order of any Governmental Authority binding upon any Guarantor or its assets, (iii) will not violate in any material respect or result in a default under any indenture, material agreement or other material instrument binding upon such Guarantor or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Guarantor or any of its Material Subsidiaries, except, in the case of this clause (iii), for any such violations, defaults or rights that could not reasonably be expected to result in a Material Adverse Effect, and (iv) will not result in the creation or imposition of any Lien on any asset of such Guarantor or any of its Material Subsidiaries, other than Permitted Liens and requirements (if any) to provide cash collateral or deposits under any of the Operative Documents.

(d) Financial Condition; No Material Adverse Change. (i) The Parent Guarantor has heretofore furnished to the Participants its consolidated balance sheet and statements of operations, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2018. Such financial statements present fairly, in all material respects, the financial position of the Parent Guarantor and its consolidated Subsidiaries as of the end of such fiscal year and their results of operations for such fiscal year on a consolidated basis in accordance with GAAP.

(ii) As of the Restatement Date and excluding any Disclosed Matters, since December 31, 2018, there has been no material adverse change in the business, results of operations or financial condition of the Parent Guarantor and its Subsidiaries, taken as a whole.

(e) Properties. (i) Except for Liens permitted pursuant to Section 9(b), each of the Parent Guarantor and its Subsidiaries (including the Lessee) has good title to, or (to the knowledge of the Parent Guarantor) valid leasehold interests in, all its real and personal property (other than intellectual property, which is subject to Section 7(e)(ii)) material to its business, except as could not reasonably be expected to result in a Material Adverse Effect.

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(ii) Except for Disclosed Matters or as could not reasonably be expected to result in a Material Adverse Effect, (A) each of the Parent Guarantor and its Subsidiaries (including the Lessee) owns or is licensed to use (subject to the knowledge-qualified infringement representation in this Section 7(e)) all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and (B) the use thereof by the Parent Guarantor and its Subsidiaries (including the Lessee), to the Parent Guarantor’s knowledge, does not infringe upon the rights of any other Person.

(f) Litigation; Environmental Matters. (i) As of the Restatement Date and except for Disclosed Matters, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Guarantor, threatened in writing against or affecting the Parent Guarantor or any of its Subsidiaries (including the Lessee) (A) that could reasonably be expected to result in a Material Adverse Effect or (B) that involve this Guaranty, the Operative Documents or the Overall Transaction.

(ii) Except with respect to (x) Disclosed Matters and (y) other matters that could not reasonably be expected to result in a Material Adverse Effect (and other than with respect to the Site or Leased Property, which is subject to Section 7(p)), the Parent Guarantor and its Subsidiaries (including the Lessee) (A) are in compliance with all applicable Environmental Laws (which compliance includes possession of and compliance with all permits, licenses or other approvals required under applicable Environmental Laws), (B) are not subject to any Environmental Liability or (C) have not received written notice of any claim with respect to any Environmental Liability.

(g) Compliance with Laws. Each of the Parent Guarantor and its Subsidiaries (including the Lessee) is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except (i) for Disclosed Matters or (ii) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(h) Investment Company Status. Neither the Parent Guarantor nor any of its Subsidiaries (including the Lessee) is required to be registered as an “investment company” as defined in the Investment Company Act or subject to regulation as an “investment company” thereunder.

(i) Taxes. Each of the Parent Guarantor and its Subsidiaries (including the Lessee) has timely filed or caused to be filed all federal income Tax returns and all other material Tax returns and reports required to have been filed by it and has paid, caused to be paid or made a provision for the payment of, all federal income Taxes and all other material Taxes required to have been paid by it, except (A) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Guarantor and/or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (B) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(j) ERISA. No ERISA Event has occurred or is reasonably expected to occur

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that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(k) Disclosure. All written information and all information that is formally presented at a general meeting (which may be a telephonic meeting) of the Lenders (in any such case, other than any projections, estimates, forecasts and other forward-looking information and information of a general economic or industry-specific nature) furnished by or on behalf of the Parent Guarantor or any Subsidiary to the Lessor or Administrative Agent or any other Participant pursuant to or in connection with this Guaranty or any other Operative Document, when taken as a whole and after giving effect to all supplements and updates thereto, does not (when furnished) contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading (when taken as a whole) in light of the circumstances under which such statements are made; provided that, with respect to forecasts or projections of financial information with respect to the Parent Guarantor or any Subsidiary so furnished to the Lessor, the Administrative Agent or any Participant pursuant to or in connection with this Guaranty or any other Operative Document, each Guarantor represents only that such information was prepared in good faith based upon assumptions believed by the Parent Guarantor to be reasonable at the time prepared (it being understood by the Lessor, the Administrative Agent and the other Participants that any such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent Guarantor, the Lessee or their respective Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections).

(l) Federal Reserve Regulations. No part of the proceeds of the Advance have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the F.R.S. Board, including Regulations T, U and X of the F.R.S. Board.

(m) No Default. As of the Restatement Date, no Default, Event of Default, Event of Loss, Specified Significant Environmental Event or Specified Material Environmental Violation has occurred and is continuing.

(n) Anti-Corruption Laws and Sanctions. The Parent Guarantor has implemented and maintains in effect policies and is implementing procedures reasonably designed to achieve material compliance by the Parent Guarantor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Guarantor, its Subsidiaries and, to the knowledge of the Parent Guarantor, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent Guarantor, any Subsidiary or to the knowledge of the Parent Guarantor or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Parent Guarantor, any agent of the Parent Guarantor or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No use of proceeds or Overall Transaction has violated any Anti-Corruption Law or applicable Sanctions.

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(o) Certain Original Closing Date Representations. The representations and warranties set forth in clauses (o), (q), (s), (t) and (u) of Section 7 of the Original Guaranty were true and correct in all material respects as of the Original Closing Date.

(p) Environmental Condition of the Site. Except as set forth in the Environmental Audit described in Section 6.1(vi) of the Participation Agreement or as could not reasonably be expected to result in a Material Adverse Effect:

(i) neither the Parent Guarantor nor the Lessee has received any written notice of, or written inquiry from any Governmental Authority regarding, any Environmental Claim or any violation or non-compliance with Environmental Laws with regard to the Site;

(ii) neither the Parent Guarantor nor the Lessee has stored, released or transported any Hazardous Substances on the Leased Property or the Site in violation of Environmental Laws;

(iii) the Site does not contain any Hazardous Substance at, on or under the Site in amounts or concentrations that constitute a violation of Environmental Laws; and

(iv) Parent Guarantor or Lessee has obtained all Governmental Approvals relating to the Site which are required of it under all Environmental Laws.

(q) [Reserved].

(r) Patents, Trademarks. There are no material patents, patent rights, trademarks, service marks, trade names, copyrights, licenses or other intellectual property rights with respect to the Leased Property that are necessary for the operation of the Leased Property by the Lessee, except to the extent that the Lessee has rights in respect thereof without material payment of royalties or other material licensing payments, which rights may be freely leased, licensed or otherwise provided to Lessor or any successor owner, lessee, user or operator of the Leased Property pursuant to the Operative Documents.

(s) [Reserved].

(t) [Reserved].

(u) [Reserved].

(v) Applicable Law. The Facility and the Site are in compliance in all material respects with all Applicable Laws and Insurance Requirements, and any present use and presently anticipated future use thereof by Lessee and its agents, assignees, employees, invitees, lessees, licensees and tenants comply in all material respects with all Applicable Laws, in any such case, except where any such noncompliance individually or in the aggregate could not

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reasonably be expected to have a material adverse effect on Lessee’s ability to perform its material obligations under the Operative Documents. Except as could not reasonably be expected to have a Material Adverse Effect, no notices, complaints or orders of violation or noncompliance or liability have been issued to the Parent Guarantor or the Lessee or, to the best of the Parent Guarantor’s knowledge, threatened by any Person with respect to the Leased Property or the present or intended future use thereof, and the Parent Guarantor is not aware of any circumstances which could give rise to the issuance of any such notices, complaints or orders.

(w) Condition. Adequate utility facilities are available to the Leased Property over dedicated and accepted public streets and rights of way or valid easements that run with the land. As of the Restatement Date, no fire or other Casualty with respect to the Leased Property has occurred which has had a Material Adverse Effect. Adequate ingress and egress to and from the Leased Property is available over dedicated and accepted public streets and rights-of-way or valid easements that run with the land. With respect to the Leased Property, all material licenses, permits and approvals (including, without limitation, material building and environmental permits, licenses, approvals, authorizations and consents) necessary and required for the use and operation of the Leased Property have been obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be.

(x) Flood Hazard Areas. If the Site is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable Governmental Authority, then, to the extent required by Applicable Laws, flood insurance has been obtained by Lessee in accordance with the National Flood Insurance Act of 1968, as amended.

(y) No Prohibited Transactions. None of the transactions contemplated by the Operative Documents will constitute a prohibited transaction within the meaning of Section 4975(c)(1)(A) through (D) of the Code.

Section 8. Guarantor Affirmative Covenants. The Parent Guarantor shall comply with the following covenants until all Liabilities have been paid in full:

(a) Financial Statements and Other Information. The Parent Guarantor will furnish to the Administrative Agent for distribution to each Participant:

(i) within ninety (90) days after the end of each fiscal year of the Parent Guarantor, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP consistently applied throughout the period covered thereby (except as expressly noted therein), with such audited balance sheet and related consolidated financial statements reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any

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qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position of the Parent Guarantor and its consolidated Subsidiaries as of the end of such fiscal year and their results of operations for sure fiscal year on a consolidated basis in accordance with GAAP;

(ii) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Guarantor, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the period commencing at the beginning of such fiscal year and ending with such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified on behalf of the Parent Guarantor by a Responsible Officer of the Parent Guarantor as presenting fairly in all material respects the financial position of the Parent Guarantor and its consolidated Subsidiaries as of the end of such fiscal quarter and their results and operations for the fiscal period covered thereby on a consolidated basis in accordance with GAAP consistently applied throughout the period covered thereby (except as otherwise expressly noted therein), subject to normal year-end audit adjustments and the absence of footnotes;

(iii) concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of a Responsible Officer of the Parent Guarantor delivered on behalf of the Parent Guarantor, (A) certifying as to whether, to the knowledge of such Responsible Officer, a Default has occurred and is continuing and, if a Default has occurred that is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Sections 9(f) and (g), and (C) to the extent that any change in GAAP or application thereof has a material impact on the financial statements accompanying such certificate and such change and impact has not been noted in such financial statements, stating whether any such change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 6.2(xviii) of the Participation Agreement and, if any such change has occurred, specifying the effect of such change on such financial statements accompanying such certificate;

(iv) promptly after the same become publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements (A) filed by the Parent Guarantor with the SEC (or any Governmental Authority succeeding to any or all of the functions of the SEC) or with any national securities exchange, or (B) distributed by the Parent Guarantor to its shareholders generally, as the case may be;

(v) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt,

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written notice of such rating change; and

(vi) promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Parent Guarantor, Lessee or any Subsidiary, or compliance with the terms of the Participation Agreement, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Participant for the purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Documents required to be delivered pursuant to clauses (i), (ii) and (iv) of this Section 8(a) (1) may be delivered electronically and (2) shall be deemed to have been delivered on the date on which such documents are (A) filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System, (B) posted or the Parent Guarantor provides a link thereto on http://www.regeneron.com or https://investor.regeneron.com or at another website identified in a notice from the Parent Guarantor and accessible by the Participants without charge; or (C) delivered to the Administrative Agent for posting on, or otherwise posted on the Parent Guarantor’s or Lessee’s behalf on, an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

(b) Notices of Material Events. The Parent Guarantor will furnish to the Administrative Agent (for distribution to each Participant) written notice of the following, promptly after a Responsible Officer of the Parent Guarantor has actual knowledge thereof:

(i) the occurrence of any Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Guarantor, Lessee or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(iv) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8(b) shall be accompanied by a statement of a Responsible Officer of the Parent Guarantor setting forth in reasonable detail the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Information required to be delivered pursuant to clause (ii), (iii) and (iv) of this Section 8(b) shall be deemed to have been delivered if such information, or one or more annual, quarterly, current or other reports containing such information, is (A) filed for public availability

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on the SEC’s Electronic Data Gathering and Retrieval System, (B) posted or the Parent Guarantor provides a link thereto on http://www.regeneron.com or https://investor.regeneron.com or at another website identified in a notice from the Parent Guarantor and accessible by the Lenders without charge; or (C) delivered to the Administrative Agent for posting on, or otherwise posted on the Parent Guarantor’s or Lessee’s behalf on, an Internet or intranet website, if any, to which the Administrative Agent and the Participants have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Information required to be delivered pursuant to this Section 8(b) may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

(c) Existence; Conduct of Business. The Parent Guarantor will, and will cause each other Subsidiary Guarantor, Lessee and each of the Material Subsidiaries to, (A) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (B) take, or cause to be taken, all reasonable actions to maintain the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of the business of the Parent Guarantor and its Subsidiaries taken as a whole, except, in the case of this clause (B), to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 8(c) shall not prohibit any Permitted Restructurings, merger, consolidation, disposition, liquidation, dissolution or other transaction permitted under Section 9(c).

(d) Payment of Taxes. The Parent Guarantor will, and will cause each of its Subsidiaries (including the Lessee) to, pay its Tax liabilities that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Guarantor and/or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

(e) Maintenance of Properties; Insurance. The Parent Guarantor will, and will cause each of its Subsidiaries (including the Lessee) to, (i) keep and maintain all other tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted and except (A) pursuant to transactions permitted by Section 9(c) or (B) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (ii) maintain, subject to Article XIII of the Lease, in all material respects, with carriers reasonably believed by the Parent Guarantor to be financially sound and reputable insurance or through reasonable and adequate self-insurance in such amounts and against such risks and such other hazards, as is customarily maintained by companies engaged in the same or similar businesses under similar circumstances.

(f) Books and Records; Inspection Rights. The Parent Guarantor will, and will cause each of its Material Subsidiaries and the Lessee to, keep proper books of record and account in which full, true and correct entries in conformity in all material respects with applicable law are made of all material financial dealings and transactions in relation to its business and activities and, subject to Section 8(a)(ii), in form permitting financial statements conforming with GAAP or IFRS (as applicable) to be derived therefrom. The Parent Guarantor will, and will cause each of its Subsidiaries (including the Lessee) to, permit any representatives

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designated by the Lessor and/or Administrative Agent, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its Responsible Officers and, provided that the Parent Guarantor or such Subsidiary is afforded the opportunity to participate in such discussion, its independent accountants, in any such case, at reasonable times during normal business hours and as often as reasonably requested upon reasonable prior written notice to the Parent Guarantor, and subject to reasonably requirements of confidentiality, including requirements imposed by law or by contract; provided that so long as no Event of Default has occurred and is continuing, none of the Guarantors or Lessee shall be required to reimburse the Lessor or Administrative Agent or any of their respective representatives for fees, costs and expenses in connection with the Administrative Agent’s or the Lessor’s exercise of such rights set forth in this sentence more than one time total in any calendar year. The Parent Guarantor acknowledges that, subject to Section 15.14 of the Participation Agreement, the Administrative Agent or Lessor, after exercising its rights of inspection, may prepare and distribute to the Participants certain reports pertaining to the assets of the Parent Guarantor, Lessee and/or any Subsidiary for internal use by the Administrative Agent, the Lessor and the Lenders in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 8 or any other provision of any Operative Document, neither the Parent Guarantor nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (1) constitutes non-financial trade secrets or non-financial proprietary information, (2) in respect of which disclosure to the Administrative Agent or any Participant (or any designated representative) is then prohibited by law, rule or regulation or any agreement binding on the Parent Guarantor or any of its Subsidiaries or (3) is subject to attorney-client or similar privilege or constitutes attorney work-product.

(g) Compliance with Laws. The Parent Guarantor will, and will cause each of its Subsidiaries (including the Lessee) to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), except (i) for Disclosed Matters or (ii) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Parent Guarantor will maintain in effect and enforce policies and is implementing and will maintain procedures reasonably designed to achieve material compliance by the Parent Guarantor, its Subsidiaries (including the Lessee) and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(h) Additional Subsidiary Guarantors. Within forty-five (45) days (or such later date as may be agreed upon by the Required Participants) after which financial statements have been delivered pursuant to Section 8(a)(i) and any Person (other than the Lessee) qualifies as a Material Domestic Subsidiary pursuant to the definition of “Material Subsidiary” in accordance with the calculations in such financial statements, the Parent Guarantor shall provide the Administrative Agent with written notice thereof and shall cause each such Subsidiary to execute and deliver to the Administrative Agent the Guaranty (or a joinder thereto in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, the Guaranty (or joinder thereto) to be accompanied by requisite organizational resolutions, other organizational or constitutional documentation and legal

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opinions as may be reasonably requested by the Administrative Agent (with any such opinion so requested to be in form and substance reasonably satisfactory to the Administrative Agent but, in any case, limited to the types of matters covered in any legal opinion delivered pursuant to Article VI of the Participation Agreement). Each guarantor and each borrower under the Bank Credit Agreement that is a Domestic Subsidiary (and not (x) the Lessee or (y) an Excluded Subsidiary pursuant to any of clauses (a) through (d) of the definition thereof) shall be party to this Guaranty, subject to Section 17 hereof. Notwithstanding anything to the contrary in any Operative Document, no Excluded Subsidiary shall be required to become a Subsidiary Guarantor.

(i) Use of Proceeds. The proceeds of the Advance will be used only to pay for Participant Costs. No part of the proceeds of the Advance will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the F.R.S. Board, including Regulations T, U and X of the F.R.S. Board. The Parent Guarantor shall procure that its Subsidiaries (including the Lessee) and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Advance (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9. Guarantor Negative Covenants. The Parent Guarantor shall comply with the following covenants until all Liabilities have been paid in full:

(a) Subsidiary Indebtedness. The Parent Guarantor will not permit Lessee or any other Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(i) [reserved];

(ii) Indebtedness existing on the Restatement Date and set forth in Schedule 9(a) and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof (other than with respect to unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions, premiums and expenses associated with such Indebtedness);

(iii) Indebtedness of any Subsidiary to the Parent Guarantor or any other Subsidiary;

(iv) Guarantees by any Subsidiary of Indebtedness or other obligations of the Parent Guarantor or any other Subsidiary;

(v) Indebtedness of any Subsidiary incurred to finance the acquisition, construction, repair, replacement, lease or improvement of any fixed or capital

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assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness; provided that (A) such Indebtedness is initially incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction, repair, replacement, lease or improvement and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (v) shall not exceed $75,000,000 at any time outstanding;

(vi) Indebtedness of any Subsidiary as an account party in respect of letters of credit, bank guarantees, letters of guaranty or similar instruments;

(vii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(viii) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(ix) Guarantees, surety bonds or performance bonds securing the performance of any Subsidiary, in each case incurred or assumed in connection with an Acquisition or disposition or other acquisition of assets not prohibited hereunder;

(x) Indebtedness of any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations;

(xi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or otherwise in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(xii) Indebtedness in respect to judgments or awards under circumstances not giving rise to an Event of Default;

(xiii) Indebtedness in respect of obligations that are being contested in accordance with Section 8(d);

(xiv) Indebtedness consisting of (A) deferred payments or financing of insurance premiums incurred in the ordinary course of business of any Subsidiary

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and (B) take or pay obligations contained in any supply agreement entered into in the ordinary course of business;

(xv) Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of the Parent Guarantor or any Subsidiary incurred in the ordinary course of business or existing on the Restatement Date;

(xvi) customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case received or incurred in the ordinary course of business;

(xvii) Priority Indebtedness of any Subsidiary; provided that immediately after giving effect to the incurrence of any such Priority Indebtedness in reliance on this clause (xvii), the sum of (without duplication) (i) the aggregate principal amount of all such Priority Indebtedness outstanding in reliance on this clause (xvii), plus (ii) the aggregate principal amount of Indebtedness and other obligations of the Parent Guarantor and its Subsidiaries secured by Liens in reliance on Section 9(b)(xix)(B) 9(b)(xix)(C), shall not exceed fifteen percent (15%) of the Parent Guarantor’s Consolidated Net Worth (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 8(a)(i) or Section 8(a)(ii);

(xviii) unsecured Indebtedness of the Lessee or any other Subsidiary so long as at the time of and immediately after giving effect on a pro forma basis to the incurrence of such Indebtedness (A) no Event of Default shall have occurred and be continuing and (B) the Parent Guarantor shall be in compliance with the financial covenants set forth in Sections 9(f) and (g);

(xix) other Indebtedness in an aggregate outstanding principal amount not to exceed $75,000,000;

(xx) Indebtedness assumed by any Subsidiary in connection with any Acquisition or other acquisition of any property or assets or Indebtedness of any Person that becomes a Subsidiary after the Restatement Date in a transaction not prohibited hereby, and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness; provided that (A) such Indebtedness is not incurred in contemplation of such acquisition and (B) the aggregate outstanding principal amount of such Indebtedness does not exceed $200,000,000;

(xxi) the “Obligations” (as defined in the Bank Credit Agreement) in an aggregate principal amount of up to $1,000,000,000, including any additional “Commitments” and/or “Incremental Term Loans” (as such terms are defined therein) pursuant to Section 2.20 of the Bank Credit Agreement, any “Specified Ancillary Obligations” or other defined term of similar import (as defined in the

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Bank Credit Agreement), and any amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness to the extent not resulting in the aggregate principal amount of all Indebtedness outstanding at any time pursuant to this Section 9(a)(xxi) exceeding $1,000,000,000 (other than with respect to increases pursuant to any such amendment, modification, extension, refinancing, renewal and/or replacement on account of unpaid accrued interest and premium on such Indebtedness, any committed or undrawn amounts and underwriting discounts, fees, commissions, premiums and expenses associated with such Indebtedness);

(xxii) Indebtedness of the Lessee or any Subsidiary incurred to develop Permitted Developed Areas, Undeveloped Areas and/or Permitted Development Projects; and

(xxiii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Leased Property and the routine administration of Lessee, in amounts not to exceed six percent (6%) of the principal balance of the Loans, which liabilities are not more than sixty (60) days past the date invoiced (unless being contested in good faith in accordance with the terms of this Guaranty and the other Operative Documents), are not evidenced by a note, and which amounts are normal and reasonable under the circumstance.

(b) Liens. The Parent Guarantor will not, and will not permit Lessee or any other Subsidiary to, create, incur, assume or permit to exist any Lien on (y) the Leased Property other than Permitted Liens or (z) any other property or asset now owned or hereafter acquired by it except:

(i) Liens (if any) created pursuant to any Operative Document including with respect to any obligation to provide cash collateral;

(ii) Permitted Encumbrances and Permitted Liens;

(iii) any Lien on any property or asset of the Parent Guarantor or any Subsidiary existing on the Restatement Date and set forth in Schedule 9(b) and any amendments, modifications, extensions, renewals, refinancings and replacements thereof; provided that (1) such Lien shall not apply to any other property or asset of the Parent Guarantor or any Subsidiary other than improvements thereon, replacements and products thereof, additions and accessions thereto or proceeds thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are not prohibited hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property and (2) the amount secured or benefited thereby is not increased (other than as not otherwise prohibited by this Guaranty) and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as not

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otherwise prohibited by this Guaranty);

(iv) any Lien existing on any property or asset prior to the acquisition thereof by the Parent Guarantor or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Restatement Date prior to the time such Person becomes a Subsidiary or existing on any asset of any Person existing at the time such Person is merged into or consolidated with the Parent Guarantor or a Subsidiary and any amendments, modifications, extensions, renewals and replacements thereof; provided that (1) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (2) such Lien shall not apply to any other property or assets of the Parent Guarantor or any Subsidiary (other than improvements thereon, replacements and products thereof, additions and accessions thereto or proceeds thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are not prohibited hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property) and (3) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary or the date of such merger or consolidation, as the case may be, and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as not prohibited by this Guaranty);

(v) Liens on assets (including capital leases) acquired (including as a replacement), constructed, repaired, leased or improved by the Parent Guarantor or any Subsidiary; provided that (A) such Liens secure Indebtedness or Capital Lease Obligations of the Parent Guarantor or any Subsidiary permitted by Section 9(a)(v) (or, in the case of the Parent Guarantor, that would have been permitted by Section 9(a)(v) had such Indebtedness or Capital Lease Obligations instead been incurred by a Subsidiary), (B) such Liens and the Indebtedness secured thereby are initially incurred prior to or within one hundred eighty (180) days after such acquisition or lease or the completion of such construction, replacement, repair or improvement and (C) such Liens shall not apply to any other property or assets of the Parent Guarantor or any Subsidiary other than improvements thereon, replacements and products thereof, additions and accessions thereto or proceeds thereof and customary security deposits; provided that individual financings of equipment provided by one lender (or a syndicate of lenders) may be cross-collateralized to other financings of equipment provided by such lender (or syndicate);

(vi) Liens granted by (i) a Subsidiary that is not a Subsidiary Guarantor in favor of the Parent Guarantor, the Lessee or another Subsidiary in respect of Indebtedness or other obligations owed by such Subsidiary to the Parent Guarantor, the Lessee or such other Subsidiary and (ii) Lessee, a Guarantor or a Bank Credit Agreement Specified Loan Party in favor of another Guarantor,

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another Bank Credit Agreement Specified Loan Party or Lessee in respect of Indebtedness or other obligations owed by Lessee, such Guarantor or such Bank Credit Agreement Specified Loan Party to such other Guarantor, such other Bank Credit Agreement Specified Loan Party or Lessee;

(vii) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Parent Guarantor or any of its Subsidiaries the ordinary course of business;

(viii) Liens securing the financing of insurance premiums solely to the extent of such premiums;

(ix) statutory and common law rights of setoff and other Liens, similar rights and remedies arising as a matter of law encumbering deposits of cash, securities, commodities and other funds in favor of banks, financial institutions, other depository institutions, securities or commodities intermediaries or brokerage, and Liens of a collecting bank arising under Section 4-208 or 4-210 of the UCC in effect in the relevant jurisdiction or any similar law of any foreign jurisdiction on items in the course of collection;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xi) Liens on any cash earnest money deposits made by the Parent Guarantor or any of its Subsidiaries in connection with an Acquisition or other investment not prohibited hereunder, including, without limitation, in connection with any letter of intent or purchase agreement relating thereto;

(xii) Liens in connection with the sale or transfer of any assets in a transaction permitted under Section 9(c), customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(xiii) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Parent Guarantor or any Subsidiary (A) in the ordinary course of business or (B) not otherwise prohibited hereunder other than in connection with Indebtedness;

(xiv) dispositions and other sales of assets permitted under Section 9(c);

(xv) to the extent constituting a Lien, Liens with respect to repurchase obligations in the ordinary course of business in connection with the cash management activities of the Parent Guarantor or any Subsidiary;

(xvi) Liens that are contractual rights of set-off (A) relating to the

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establishment of depositary relations with banks or other financial institutions not given in connection with the issuance of Indebtedness or (B) relating to pooled deposit or sweep accounts of Parent Guarantor or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Guarantor or any Subsidiary;

(xvii) any Lien (and rights of set-off) arising under Section 24 or 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (nederlandse vereniging van Banken);

(xviii) Liens of sellers of goods to the Parent Guarantor, any Subsidiary Guarantor and any of their respective Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(xix) Liens securing (A) Indebtedness of any Subsidiary described in clause (a) of the definition of Priority Indebtedness outstanding in reliance on Section 9(a)(xvii), (B) Priority Indebtedness of the Parent Guarantor and (C) other obligations (excluding Indebtedness) of the Parent Guarantor or any Subsidiary; provided that immediately after giving effect to the incurrence of any Indebtedness or obligations secured by Liens in reliance on this clause (xix), the sum of (without duplication) (x) the aggregate principal amount of all Priority Indebtedness of any Subsidiary outstanding in reliance on Section 9(a)(xvii), plus (y) the aggregate outstanding principal amount of all Indebtedness and other obligations of the Parent Guarantor and its Subsidiaries secured by Liens in reliance on subclause (ii) or (iii) above shall not exceed fifteen percent (15%) of the Parent Guarantor’s Consolidated Net Worth (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 8(a)(i) or Section 8(a)(ii);

(xx) Liens in favor of a credit card or debit card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable thereunder, or customary deposits on reserve held by such credit card or debit card processor;

(xxi) pledges or deposits to secure Indebtedness of the Parent Guarantor or any Subsidiary as an account party in respect of letters of credit, bank guarantees, letters of guaranty or similar instruments so long as the aggregate principal amount of such Indebtedness so secured does not exceed $50,000,000;

(xxii) pledges or transfers of collateral to support bilateral mark-to-market security arrangements in respect of uncleared swap or derivative transactions;

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(xxiii) Liens on assets of the Parent Guarantor and its Subsidiaries not otherwise permitted under this Section 9(b) so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $75,000,000;

(xxiv) in the case of any joint venture, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(xxv) Liens (if any) created pursuant to the Bank Credit Agreement with respect to any obligation to provide cash collateral in connection with any defaulting lenders thereunder, any letters of credit issued thereunder and/or extensions of credit thereunder denominated in a currency other than Dollars; and

(xxvi) Liens on Permitted Developed Areas, Undeveloped Areas and/or Permitted Development Projects and property related to any of the foregoing (other than any Collateral); provided that such Liens secure (A) Indebtedness permitted by Section 9(a)(xxii) or (B) obligations not constituting Indebtedness that were incurred in connection with the development of any such property.

(c) Fundamental Changes and Asset Sales. (i) The Parent Guarantor will not, and will not permit Lessee or any other Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions, including pursuant to a Sale and Leaseback Transaction) all or substantially all of the assets of the Parent Guarantor and its Subsidiaries (taken as a whole) (whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(A) any Person (other than the Parent Guarantor or any of its Subsidiaries) may merge or consolidate with the Parent Guarantor or any of its Subsidiaries; provided that any such merger or consolidation involving (1) the Lessee must result in the Lessee as the surviving entity (unless in connection therewith an Affiliate Transferee becomes the Lessee pursuant to Article VI of the Lease), (2) the Parent Guarantor must result in the Parent Guarantor as the surviving entity and (3) a Subsidiary Guarantor must result in a Subsidiary Guarantor (or any entity that becomes a Subsidiary Guarantor) as the surviving entity;

(B) any Subsidiary may merge into or consolidate with a Guarantor, the Lessee, or a Bank Credit Agreement Specified Loan Party in a transaction in which the surviving entity is such Guarantor, the Lessee or such Bank Credit Agreement Specified Loan Party; provided that any such merger or consolidation involving (1) the Lessee must result in the Lessee as the surviving entity (unless in connection therewith an Affiliate Transferee becomes the Lessee pursuant to Article VI of the Lease), (2) the Parent Guarantor must result in the Parent Guarantor as the surviving entity and (3) a

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Subsidiary Guarantor must result in a Subsidiary Guarantor as the surviving entity (unless also involving the Lessee or Parent Guarantor, in which case, subclause (1) or (2) above shall apply, as applicable);

(C) any Subsidiary that is not a Subsidiary Guarantor may merge into or consolidate with, or sell, transfer, lease or otherwise dispose of any or all of its assets to, another Subsidiary that is not a Subsidiary Guarantor (in connection with a liquidation, winding up or dissolution or otherwise);

(D) any Subsidiary may sell, transfer, lease or otherwise dispose of any or all of its assets to the Parent Guarantor, the Lessee, a Subsidiary Guarantor or a Bank Credit Agreement Specified Loan Party (in connection with a liquidation, winding up or dissolution or otherwise);

(E) any Subsidiary that is not a Subsidiary Guarantor may liquidate, wind up or dissolve (1) if the Parent Guarantor determines in good faith that such liquidation, winding up or dissolution is in the best interests of the Parent Guarantor and is not materially disadvantageous to the Participants or (2) to the extent undertaken in good faith for the purpose of improving the overall tax efficiency of the Parent Guarantor and its Subsidiaries;

(F) the Parent Guarantor and its Subsidiaries may consummate Permitted Restructurings;

(G) the Parent Guarantor and its Subsidiaries may enter into, terminate or modify leases, subleases, licenses and sublicenses of technology and other property (1) in the ordinary course of business, (2) between or among the Parent Guarantor, the Lessee, any Subsidiary Guarantors and any of their Subsidiaries (or any combination thereof) or (3) as permitted by Article VI of the Lease;

(H) the Parent Guarantor and its Subsidiaries may incur Liens permitted under Section 9(b); and

(I) with respect to any rights, title or interest of the Parent Guarantor and its Subsidiaries in the Collateral and the Purchase Agreement, leases, subleases, assignments and other transfers pursuant to or permitted by any of the Operative Documents, including (A) the assignment of some or all of the rights under the Purchase Agreement (including the right to take title to the Facility) pursuant to the Assignment of Purchase Agreement and (B) the assignment or other transfer to Parent Guarantor or a directly or indirectly wholly-owned Domestic Subsidiary of Parent Guarantor as an affiliate transferee pursuant to the Operative Documents; and

(J) with respect to any rights, title or interest of the Parent Guarantor and its Subsidiaries in any Permitted Developed Areas,

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Undeveloped Areas and/or Permitted Development Projects and property related to any of the foregoing (other than any Collateral pursuant to this subclause (J)), leases, subleases, licenses, sublicenses, assignments and other transfers (including, without limitation, any termination or modification of any such lease, sublease, license or sublicense), in any such case of this subclause (J), to the extent (x) not in violation of the Lease and (y) made pursuant to or not prohibited by any definitive documentation governing related Indebtedness (if any) permitted by Section 9(a)(xxii).

(ii) The Parent Guarantor will not, and will not permit Lessee or any other Subsidiary to, engage to any material extent in any business substantially different from businesses of the type conducted by the Parent Guarantor and its Subsidiaries (taken as a whole) on the Restatement Date and businesses reasonably related, ancillary, similar, complementary or synergistic thereto or reasonable extensions, development or expansion thereof.

(d) Restricted Payments. The Parent Guarantor will not, and will not permit Lessee or any other Subsidiary to, make, directly or indirectly, any Restricted Payment, except (i) the Parent Guarantor may pay dividends or make other Restricted Payments with respect to its Equity Interests payable solely in additional Equity Interests, (ii) the Parent Guarantor may purchase, redeem or otherwise acquire Equity Interests upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or with the proceeds received from the substantially concurrent issue of new Equity Interests, (iii) the Parent Guarantor may make cash payments (A) on securities convertible into or exchangeable for Equity Interests in the Parent Guarantor in accordance with their terms or (B) in lieu of the issuance of fractional Equity Interests in connection with any dividend, split or combination thereof or the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Parent Guarantor, (iv) Subsidiaries may (A) make dividends or other distributions to their respective equityholders with respect to their Equity Interests (which distributions shall be (x) made on at least a ratable basis to any such equityholders that are Guarantors and (y) in the case of a Subsidiary that is not a wholly-owned Subsidiary, made on at least a ratable basis to any such equityholders that are the Parent Guarantor or a Subsidiary), (B) make other Restricted Payments to Parent Guarantor, the Lessee or any Subsidiary Guarantor (either directly or indirectly through one or more Subsidiaries that are not Subsidiary Guarantors or the Lessee), (C) other than with respect to any such distributions by a Subsidiary Guarantor, make other Restricted Payments to a Bank Credit Agreement Specified Loan Party (either directly or indirectly through one or more Subsidiaries that are not Bank Credit Agreement Specified Loan Parties, Subsidiary Guarantors or the Lessee) and (D) make any Restricted Payments that the Parent Guarantor would have otherwise been permitted to make pursuant to this Section 9(d), (v) the Parent Guarantor may make Restricted Payments (A) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent Guarantor from any future, present or former employee, officer, director, manager or consultant of the Parent Guarantor or any Subsidiary upon the death, disability, retirement or termination of employment of any such Person or (B) pursuant to and in accordance with any agreement (including any employment agreement), stock option or stock ownership plans, incentive plans or other benefit plans, in each case for future, present or former

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directors, officers, managers, employees or consultants of the Parent Guarantor and its Subsidiaries (including, without limitation, in respect of tax withholding or other similar tax obligation related to the foregoing), (vi) the Parent Guarantor and its Subsidiaries may make any other Restricted Payment so long as no Event of Default has occurred and is continuing at the time such Restricted Payment is made or would arise immediately after giving effect (on a pro forma basis) thereto and the aggregate amount of all such Restricted Payments pursuant to this clause (vi) during any fiscal year of the Parent Guarantor does not exceed $100,000,000; provided that such Dollar limitation shall not be applicable, and such Restricted Payment shall not count against such Dollar limitation, if at the time of the making of such Restricted Payment and immediately after giving effect (on a pro forma basis) thereto, the Total Leverage Ratio is equal to or less than 3.00 to 1.00, and (vii) the Parent Guarantor may pay any dividend or distribution or make any irrevocable Restricted Payment within 60 days after the date of declaration of such dividend or distribution or giving irrevocable notice with respect to such Restricted Payment, as the case may be, if at the date of declaration or notice such Restricted Payment would have complied with the provisions of this Guaranty (including the other provisions of this Section 9(d)).

(e) Transactions with Affiliates. The Parent Guarantor will not, and will not permit Lessee or any other Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions on terms and conditions not materially less favorable to the Parent Guarantor or such Subsidiary than could be obtained on an arm’s-length basis from a Person that is not an Affiliate for a comparable transaction (considering such transactions and all other related transactions as a whole), (ii) transactions between or among the Parent Guarantor and its Subsidiaries (or an entity that becomes a Subsidiary of the Parent Guarantor as a result of such transaction) (or any combination thereof), (iii) the payment of customary fees to directors of the Parent Guarantor or any of its Subsidiaries, and customary compensation, reasonable out-of-pocket expense reimbursement and indemnification (including the provision of directors and officers insurance) of, and other employment or consulting agreements and arrangements, employee benefit plans and stock incentive plans paid to, future, present or past directors, officers, managers and employees of the Parent Guarantor or any of its Subsidiaries, (iv) transactions undertaken in good faith for the purpose of improving the overall tax efficiency of the Parent Guarantor and its Subsidiaries, (v) loans, advances and other transactions to the extent not prohibited by the terms of this Guaranty, the Lease or the Participation Agreement, including without limitation any Restricted Payment permitted by Section 9(d) and transactions permitted by Section 9(c), (vi) issuances of Equity Interests to Affiliates and the registration rights and other customary rights associated therewith, (vii) any Collaboration Arrangement or any other license, sublicense, lease or sublease (A) in existence on the Restatement Date (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not materially adverse to the interests of the Lenders in their capacities as such), (B) in the ordinary course of business or (C) substantially consistent with past practices, (viii) transactions with Affiliates that are Disclosed Matters, (ix) transactions pursuant to agreements in effect on the Restatement Date (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not materially adverse to the interests of the Participants in their capacities as such), (x) transactions with joint ventures for the purchase or sale of property or other assets and

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services entered into in the ordinary course of business and investments in joint ventures, (xi) transactions approved by (A) a majority of Disinterested Directors of the Parent Guarantor or of the applicable Subsidiary in good faith or (B) a committee of the board of directors (or other governing body) of such Person that is comprised of Disinterested Directors (or such committee otherwise approves such transactions by action of Disinterested Directors), (xii) any transaction or series of related transactions with respect to which the aggregate consideration paid, or fair market value of property disposed of, by the Parent Guarantor and its Subsidiaries is less than $2,000,000 for any such individual transaction or series of related transactions, (xiii) subleases and assignments permitted by the Operative Documents, including Article VI of the Lease, and other transactions permitted by Section 9(c)(J), (xiv) any transaction in respect of which the Parent Guarantor delivers to the Administrative Agent (for delivery to the Lessor or the Participants) a letter addressed to the Board of Directors of the Parent Guarantor (or the board of directors or other relevant governing body of the relevant Subsidiary) from an accounting, appraisal or investment banking firm that is in the good faith determination of the Parent Guarantor qualified to render such letter, which letter states that such transaction is on terms that are no less favorable to the Parent Guarantor or the relevant Subsidiary, as applicable, than would be obtained on an arm’s-length basis from a Person that is not an Affiliate for a comparable transaction, and (xv) any transaction with an Affiliate where the only consideration paid consists of Equity Interests of the Parent Guarantor.

(f) Maximum Total Leverage Ratio. The Parent Guarantor will not permit the ratio (the “Total Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after March 31, 2019, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Parent Guarantor and its Subsidiaries on a consolidated basis, to be greater than 3.50 to 1.00. Notwithstanding the foregoing, the Parent Guarantor shall be permitted (such permission, the “Acquisition Holiday”) on no more than two (2) occasions during the term of the Participation Agreement to allow the maximum Total Leverage Ratio under this Section 9(f) to be increased to 4.00 to 1.00 for a period of four consecutive fiscal quarters in connection with an Acquisition occurring during the first of such four fiscal quarters if the aggregate consideration paid or to be paid in respect of such Acquisition exceeds $500,000,000, so long as the Parent Guarantor is in compliance on a pro forma basis with the maximum Total Leverage Ratio of 4.00 to 1.00 on the closing date of such Acquisition immediately after giving effect to such Acquisition; provided that (x) the Parent Guarantor shall provide notice in writing to the Administrative Agent of such increase and a transaction description of such Acquisition (regarding the name of the Person or summary description of the assets being acquired and the approximate purchase price), (y) the Parent Guarantor may not elect a new Acquisition Holiday for at least two (2) fiscal quarters following the end of an Acquisition Holiday and (z) at the end of such period of four consecutive fiscal quarters, the maximum Total Leverage Ratio permitted under this Section 9(f) shall revert to 3.50 to 1.00.

(g) Minimum Interest Coverage Ratio. The Parent Guarantor will not permit the ratio, determined as of the end of each of its fiscal quarters ending on and after March 31, 2019, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all

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calculated for the Parent Guarantor and its Subsidiaries on a consolidated basis, to be less than 2.50 to 1.00.

Section 10. Successors and Assigns. This Guaranty shall be binding upon each Guarantor and upon each Guarantor’s successors and assigns; provided that no Guarantor shall assign or transfer any of its interests or obligations hereunder without the prior written consent of the requisite Participants in accordance with Section 15.5 of the Participation Agreement (it being understood that the foregoing proviso shall not prohibit transactions permitted by Section 9(c) of this Guaranty).

Section 11. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12. Submission to Jurisdiction; Service of Process. Each Guarantor: (a) submits for itself and its property in any legal action or proceeding relating to this Guaranty, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the borough of Manhattan, and appellate courts from any thereof; (b) consents that any such action or proceedings may be brought to such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees, to the fullest extent of Applicable Law, that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address referred to in Section 13 below or at such other address of which the other parties hereto shall have been notified pursuant to Section 13; and (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall affect the right that any Beneficiary may otherwise have to sue in any other jurisdiction.

Section 13. Notices. All notices, requests, demands or other communications (i) to any Guarantor or (ii) that are required or permitted to be made by any Guarantor pursuant to this Guaranty to Administrative Agent and/or any Participant shall be in writing and shall be deemed to have been duly given when addressed to the appropriate Person and delivered in the manner specified in Section 15.3 of the Participation Agreement. The initial address for notices to each Guarantor is set forth on Schedule III to the Participation Agreement.

Section 14. Amendment. This Guaranty may not be amended or modified or any of its provisions waived, except in accordance with the terms of Section 15.5 of the Participation Agreement.

Section 15. Governing Law; Waiver of Jury Trial. This Guaranty SHALL IN ALL RESPECTS, EXCEPT AS SET FORTH IN THE PROVISO, BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK AS TO ALL MATTERS OF

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CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW; PROVIDED, HOWEVER, THAT WITH RESPECT TO THE CREATION, PERFECTION, EFFECT OF PERFECTION, PRIORITY AND ENFORCEMENT OF SECURITY INTERESTS AND LIENS IN THE LEASED PROPERTY AND PROJECT COLLATERAL, SUCH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE UNIFORM COMMERCIAL CODE OF SUCH STATE (INCLUDING THE CHOICE OF LAW RULES UNDER SUCH UNIFORM COMMERCIAL CODE). Each Guarantor hereby expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Guaranty or under any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith or arising from any relationship existing in connection with this Guaranty, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

Section 16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Operative Document), each Guarantor acknowledges and agrees that: (i) (A) the services regarding this Guaranty provided by the Administrative Agent and the Participants are arm’s-length commercial transactions between the Guarantors, on the one hand, and the Administrative Agent and the Participants, on the other hand, (B) each Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Operative Documents; (ii) (A) the Administrative Agent and each Participant is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Guarantor or any other Person and (B) neither the Administrative Agent nor any Participant has any obligation to any Guarantor or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Operative Documents; and (iii) the Administrative Agent and the Participants and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Guarantors and their respective Affiliates, and neither the Administrative Agent, nor any Participant has any obligation to disclose any of such interests to any Guarantor or any of its Affiliates. None of the Administrative Agent and the Participants will use confidential information obtained from or on behalf of Lessee or any Guarantor by virtue of the transactions contemplated by the Operative Documents or its other relationships with Lessee or any Guarantor in connection with the performance by the Administrative Agent or such Participant of services for other companies, and none of the Administrative Agent and the Participants will furnish any such information to other companies. To the fullest extent permitted by law, each Guarantor hereby waives and releases any claims that it may have against the Administrative Agent, or any Participant with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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Section 17. Releases; Termination of Guaranty.

(a) A Subsidiary Guarantor shall automatically be released from its obligations under this Guaranty upon the consummation of any transaction permitted by this Guaranty as a result of which such Subsidiary Guarantor ceases to be a Subsidiary, so long as, immediately after giving effect to the consummation of such transaction, no Default or Event of Default results therefrom; provided that, if so required by this Guaranty or the Participation Agreement, the Required Participants shall have consented to such transaction and the terms of such consent shall not have provided otherwise.

(b) Further, the Administrative Agent may (and is hereby irrevocably authorized by each Participant to), upon the request of the Parent Guarantor or Lessee, release any Subsidiary Guarantor from its obligations under this Guaranty if such Subsidiary Guarantor is no longer a Material Domestic Subsidiary, becomes an Excluded Subsidiary or is otherwise not required pursuant to this terms of this Guaranty to provide a Subsidiary Guaranty; provided that, unless such Subsidiary Guarantor is a Bank Credit Agreement Specified Loan Party, prior to or substantially concurrently with the release of such Subsidiary Guarantor pursuant to this Section 17(b), it ceases to be a loan party (whether as a guarantor and/or borrower) under the Bank Credit Agreement and related loan documents.

(c) Further, the Administrative Agent may (and is hereby irrevocably authorized by each Participant to), upon the request of the Parent Guarantor or Lessee, release any Guarantor from its obligations under this Guaranty if such release is approved, authorized or ratified by the requisite Participants pursuant to Section 15.5 of the Participation Agreement.

(d) At such time as the Liabilities (other than Liabilities expressly stated to survive such payment and termination) shall have been indefeasibly paid in full in cash, all obligations of each Guarantor under this Guaranty shall automatically terminate (other than with respect to Liabilities expressly stated to survive such payment and termination), all without delivery of any instrument or performance of any act by any Person (it being agreed that, upon indefeasible payment in full in cash of the Liabilities (other than (i) Liabilities expressly stated to survive such payment and termination and (ii) contingent Liabilities for costs, expenses, indemnities and similar obligations not then due and payable), Sections 8 and 9 of this Guaranty shall automatically terminate, notwithstanding the survival of this Guaranty with respect to Liabilities expressly stated to survive such payment and termination).

(e) Upon request by the Administrative Agent at any time, the Participants will confirm in writing the Administrative Agent’s authority to release any particular Guarantor pursuant hereto. In connection with any termination or release pursuant to this Section 17, the Administrative Agent shall (and is hereby irrevocably authorized by each Participant to) execute and deliver to any Guarantor or Lessee, at such Guarantor’s or Lessee’s expense, all documents that such Guarantor or Lessee shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 17 shall be without recourse to or warranty by the Administrative Agent except with respect to any customary further assurances that are expressly agreed to in writing by the Administrative Agent.

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Section 18. Contribution with Respect to Liabilities.

(a) To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Liabilities satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Liabilities and termination of this Guaranty, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 18 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 18 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Guarantors against other Guarantors under this Section 18 shall be exercisable upon the full and indefeasible payment of the Liabilities in cash and the termination of this Guaranty pursuant to Section 17.

Section 19. Effect of Restatement. On the Restatement Date, the Original Guaranty will be amended and restated as set forth in this Guaranty. The parties hereto acknowledge and agree, however, that (a) this Guaranty and the other Restated Operative Documents do not constitute a novation or termination of the Liabilities under and as defined in the Original Guaranty or under the other Operative Documents as in effect immediately prior to the Restatement Date, (b) such Liabilities are in all respects continuing with only the terms being modified as provided in this Guaranty and the other Restated Operative Documents, (c) the mortgage, liens and security interests in favor of the Lessor securing payment of such Obligations are in all respects continuing and in full force and effect with respect to all Obligations and (d) except to the extent the context requires otherwise, all references in the other Operative Documents to the

33

“Guaranty” or other reference originally applicable to the Original Guaranty shall be deemed to refer without further amendment to this Guaranty, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

[End of Page]
[Signature Pages Follow]

34

In Witness Whereof, each Initial Guarantor has caused this Amended and Restated Guaranty to be executed and delivered as of the date first above written.

Regeneron Pharmaceuticals, Inc., as Parent Guarantor

By:
Name:
Title:

[Signature Page to Amended and Restated Guaranty]

Regeneron Healthcare Solutions, Inc., as a Subsidiary Guarantor

By:
Name:
Title:

[Signature Page to Amended and Restated Guaranty]

Regeneron Genetics Center LLC, as a Subsidiary Guarantor

By:
Name:
Title:

[Signature Page to Amended and Restated Guaranty]

Acknowledged and Agreed as of the date first written above: Bank of America, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Page to Amended and Restated Guaranty]

Annex I

Form of Supplement to Guaranty

Reference is hereby made to the Amended and Restated Guaranty, dated as of May 2, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by (i) Regeneron Pharmaceuticals, Inc., a New York corporation (the “Parent Guarantor”), and (ii) each Subsidiary of the Parent Guarantor party thereto from time to time as a Subsidiary Guarantor, and together with the New Subsidiary Guarantor (as defined below) (the “Subsidiary Guarantors”) in favor of (a) each Participant, and (b) the Administrative Agent, for the benefit of itself and the other Beneficiaries. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [Name of New Subsidiary Guarantor], a [corporation] [partnership] [limited liability company] (the “New Subsidiary Guarantor”), agrees to become, and does hereby become, a Subsidiary Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in clauses (a) (solely the first sentence thereof), (b) and (c) of Section 7 of the Guaranty that are applicable to a Subsidiary Guarantor or a Subsidiary of the Parent Guarantor are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of the date hereof except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.

In Witness Whereof, the New Subsidiary Guarantor has caused this Supplement to the Guaranty to be duly executed and delivered as of this ____ day of ________________, 20__.

[Name of New Subsidiary Guarantor]

By:
Name:
Title:

Form of Assignment Agreement

This Assignee Assumption Agreement (this “Agreement”) is made by [Name of Assignee], a ____________________ (“Assignee”), and agreed to and acknowledged by [Name of Assignor], a ____________________ (“Assignor”), on [_______ __, 20__].

Witnesseth:

Whereas, Assignor is a party to that certain Amended and Restated Participation Agreement, dated as of May 2, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Participation Agreement”), among Assignor, as a Participant; Old Saw Mill Holdings LLC, a New York limited liability company, as Lessee; BA Leasing BSC, LLC, as Lessor; Bank of America, N.A., not in its individual capacity, except as expressly stated therein, but solely as Administrative Agent; and the Lenders from time to time party thereto;

Whereas, subject to the terms and conditions hereof, pursuant to Section 12.1 of the Participation Agreement, Assignor desires to transfer $[_______] of the amount of its [Loan Balance][Lessor Balance] and its related right, title and interest in, to and under the Participation Agreement, the other Operative Documents to which Assignor is a party, the Leased Property and the other Collateral to Assignee, and Assignee desires to acquire $[_______] of the amount of Assignor’s [Loan Balance][Lessor Balance] and of said right, title and interest in, to and under the Participation Agreement, the other Operative Documents to which Assignor is a party, the Leased Property and the other Collateral;

Whereas, subject to the terms and conditions hereof, pursuant to Section 12.1 of the Participation Agreement Assignee is required, inter alia, to become a party to the Participation Agreement and to all of the other Operative Documents to which Assignor is a party, to provide all of the representations, warranties and agreements set forth in Section 2 hereof and to be bound by all of the terms of, and to undertake and assume all of the obligations with respect to the Interest (as defined below) of Assignor contained in, the Operative Documents, except as provided below and Assignor acknowledges and consents to the assumption of such agreements and obligations by Assignee;

Now Therefore, in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used but not defined herein shall, except as such definitions may be specifically modified in the body of this Participation Agreement for the purposes of a particular section, paragraph or clause, have the meanings given such terms in Appendix 1 to the Participation Agreement.

Exhibit E
(to Amended and Restated Participation Agreement)

Section 2. Agreements.

(a) Transfer and Assumption. Assignor hereby irrevocably sells, transfers and assigns, without recourse to Assignor, to Assignee $[_______] of its [Loan Balance][Lessor Balance] and its related right, title and interest in, to and under the Participation Agreement, the other Operative Documents to which Assignor is a party, the Leased Property and the other Collateral, and Assignee hereby irrevocably (A) purchases and assumes $[_______] of Assignor’s [Loan Balance][Lessor Balance] and all of such right, title and interest transferred pursuant to this paragraph (a) in, to and under the Participation Agreement, the other Operative Documents to which Assignor is a party, the Leased Property and other Collateral, (B) confirms that from and after the date hereof it shall be a party to each of the Operative Documents to which Assignor is a party and (C) from and after the date hereof agrees to be bound by all the terms of such Operative Documents as a Participant, and undertakes and assumes all the obligations of Assignor contained in such Operative Documents with respect to the Interest; provided that (x) Assignor’s rights to indemnification under Article XIII of the Participation Agreement to the extent relating to acts, conditions or events occurring or existing prior to the date hereof shall be retained in full by Assignor, provided, however, that Assignor shall have the right to direct the Administrative Agent with respect to such rights retained by Assignor and (y) any obligations of Assignor arising or accruing prior to the date hereof shall be retained by Assignor and not assumed by Assignee. The right, title and interest so transferred are hereinafter called the “Interest”. The [Loan Balance][Lessor Balance] transferred hereunder is equal to $____________.

(b) Representations and Warranties of Assignee. Assignee, for the benefit of the other Participants, Administrative Agent, Lessee and the Guarantors, hereby represents and warrants that:

(i) Eligible Assignee. [SELECT ONE]:

_____ Assignee is (x) already a Participant (immediately prior to the effectiveness of this Agreement), (y) an Affiliate or Subsidiary of a Participant, and/or (z) a lender or Affiliate or Subsidiary of a lender under the Bank Credit Agreement.

_____ Assignee is an Eligible Assignee under clause (c) or (d) of the definition thereof and, to the extent required pursuant to the terms of the Participation Agreement, has obtained Lessee’s consent to the assignment contemplated hereby.

(ii) Power and Authority. Assignee has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Operative Documents to which it will become a party (the “Assigned Agreements”) and to accept the assignment and transfer of the Interest and engage in the Overall Transaction.

(iii) Assignee Liens. There are no Lessor Liens attributable to the Assignee on the Lease, the Leased Property or any other Collateral.

(iv) Organization, etc. The Assignee is a ____________________ validly organized and existing and in good standing under the laws of the State or jurisdiction of its creation.

(v) ERISA. The Assignee (i) did not make, or subsequently acquire an interest in, any of the Loans or other Advances with the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA), which is subject to Title I of ERISA or “plan” (as defined in Section 4975(e)(1) of the Code), (ii) is not purchasing the Interest hereunder with any such assets, and (iii) is not performing its obligations under the Operative Documents with any such assets.

(vi) Authorization; Binding Effect. This Agreement has been or will be, on the date required to be delivered hereby, duly authorized, executed and delivered by the Assignee. This Agreement and each of the other Assigned Agreements are the valid, legal and binding agreements of the Assignee, enforceable against the Assignee in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(vii) Non-Contravention. Neither the execution and delivery by the Assignee of this Agreement, nor compliance with the terms and provisions hereof, violates any of the terms, conditions or provisions of its charter documents or bylaws.

(viii) Tax Documentation. Attached to this Agreement is any documentation required to be delivered by the Assignee pursuant to the terms of Section 12.3 of the Participation Agreement, duly completed and executed by the Assignee.

(c) Representations and Warranties of Assignor. Assignor hereby represents and warrants that (i) it is the legal and beneficial owner of the Interest (immediately prior to giving effect to this Agreement), (ii) the Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(d) Third Party Beneficiaries. Assignor and Assignee hereby expressly agree that Lessee, the Guarantors and Administrative Agent are third-party beneficiaries of this Agreement.

(e) Payments. From and after the date hereof, the Administrative Agent (or the Lessee or Lessor, as applicable, in accordance with the Operative Documents) shall make all payments in respect of the Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the date hereof and to the Assignee for amounts which have accrued from and after the date hereof.

Section 3. Miscellaneous.

(a) Notices. The address of Assignee, for notices and payments under the Operative Documents and its Applicable Lending Office, is until further notice in accordance with Section 15.3 of the Participation Agreement, as follows:

Notice Information of Assignee:

Address:

Attention:
Telephone: (____)
Facsimile: (____)

Applicable Lending Office of Assignee (Address for Wires):

Bank: _______________________
Address: _______________________
ABA Routing No: _______________________
Account No: _______________________
Account Name: _______________________
Attention: _______________________
Reference: _______________________

(b) Governing Law. This Agreement shall in all respects be governed by the internal law of the State of New York, including as to all matters of construction, validity and performance, without reference to any conflict of law principles, except Title 14 of Article 5 of the New York general obligations law.

(c) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

(d) Benefit and Binding Effect. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, Assignor, Assignee and their respective successors and permitted assigns.

(e) Entire Agreement. This Agreement, together with the agreements, instruments and other documents required to be executed and delivered in connection herewith, represents the entire agreement between Assignor and Assignee and supersedes all prior agreements and understanding of Assignor and Assignee with respect to the subject matter covered hereby.

(f) Effective Date. This Agreement and the assignment and assumption effected hereby shall be effective from and after the date first above written.

(g) Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, restated, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

(h) Certain Assurances. Each of Assignor and Assignee shall do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such further acts, conveyances and assurances as any party to the Participation Agreement shall reasonably require for accomplishing the purposes of and carrying out obligations of such party under this Agreement and the Operative Documents.

(i) Non-Reliance. Assignor and the Administrative Agent hereby informs Assignee that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby or by the Participation Agreement, and that such Person has a financial interest in the transactions contemplated hereby or by the Participation Agreement in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advance and the Participation Agreement, (ii) may recognize a gain if it extended the Advance for an amount less than the amount being paid for an interest in the Advance by Assignee or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Operative Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

[(j) Approval by Lessee. To the extent required pursuant to the terms of the Participation Agreement, Lessee consents to the assignment contemplated hereby.]

In Witness Whereof, the undersigned has caused this Assignee Assumption Agreement to be duly executed by its officer thereunto duly authorized on the day and year first above written.

[Assignee]

By:
Name:
Title:

[Assignor]

By:
Name:
Title:

Acknowledged and Approved:

BA Leasing BSC, LLC, as Lessor

By:
Name:
Title:
Date:

Consented to:

Old Saw Mill Holdings LLC, as Lessee

By:
Name:
Title:
Date:

[Lessor/Lender Letterhead]

___________ __, 20__

Old Saw Mill Holdings LLC, as Lessee

c/o Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill River Road

Tarrytown, New York 10591

Attention: Leonard Brooks, Vice President, Treasurer

Telecopy No. (914) 847-1555

Telephone No. (914) 847-7320

E-mail: leonard.brooks@regeneron.com

c/o Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill River Road

Tarrytown, New York 10591

Attention: Joseph J. LaRosa, Executive Vice President, General Counsel and Secretary

Telecopy No. (914) 789-5061

Telephone No. (914) 847-7498

E-mail: joseph.larosa@regeneron.com

Bank of America, N.A., as Administrative Agent
555 California Street, Fourth Floor
San Francisco, California 94103
Attention: Aamir Saleem
Telephone Number: (415) 436-2769

Re:	Notice of [Lessor/Lender] Assignment

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Participation Agreement, dated as of May 2, 2019 (as amended, restated, supplemented and modified to date, the “Participation Agreement”), by and among Old Saw Mill Holdings LLC, a New York limited liability company, as Lessee (the “Lessee”), BA Leasing BSC, LLC, as Lessor (“Lessor”), Bank of America, N.A., not in its individual capacity, except as expressly stated therein, but solely as Administrative Agent (the “Administrative Agent”), and the Lenders from time to time party thereto. Capitalized terms used in this letter but not otherwise defined herein shall have the meanings given such terms in the Participation Agreement.

In accordance with Section 12.1 of the Participation Agreement, please be advised that the [Lessor/Lender] intends to assign to [Assignee], a ___________________ [corporation/limited liability company/limited partnership] with an address at __________________________________ (the “Assignee”), $[_______] of its [Loan Balance][Lessor Balance] and of its related right, title and interest in, to and under the Participation Agreement, the Operative Documents, the Leased Property and the other Collateral. The proposed assignment is intended to take place on or after _____________ ___, 20__ (subject to the receipt of any consent required pursuant to Section 12.1 of the Participation Agreement). We shall inform you if the proposed transfer is no longer scheduled to occur.

Please acknowledge your receipt of this notice of assignment by executing the signature block below. Please contact us with any questions regarding the proposed transfer.

Sincerely,

By:
Name:
Title:

Receipt of this notice is hereby
acknowledged as of the date set forth
below:

Bank of America, N.A., not in its individual capacity,
except as expressly stated herein,
but solely as Administrative Agent

By:
Name:
Title:
Date:

Form of Officer’s Certificate of Lessee

Secretary’s Certificate of Old Saw Mill Holdings LLC

May 2, 2019

I, Joseph J. LaRosa, Secretary of Old Saw Mill Holdings LLC, a New York limited liability company (the “Company”), do hereby certify, in my capacity as Secretary of the Company and on behalf of the Company and not in any personal capacity, that as of the date hereof:

1. Attached hereto as Exhibit A is a true, correct and complete copy of the Articles of Organization of the Company (the “Articles of Organization”), as certified by the Secretary of State of the State of New York, as in effect on the date hereof. No amendment, restatement or other modification to the Articles of Organization has been filed in the office of the Secretary of State of the State of New York since the date of such certification by the Secretary of State of the State of New York as set forth in Exhibit A.

2. Attached hereto as Exhibit B is a true and complete copy of the Limited Liability Company Agreement of the Company (the “LLC Agreement”), as in full force and effect at all times since [_______, _____], to and including the date hereof. There are no other agreements (whether referred to as a limited liability company agreement, operating agreement or otherwise), written, oral or implied, of the member or members of the Company as to the affairs of the Company and the conduct of its business other than as attached hereto as Exhibit B.

3. The resolutions of the Company’s Board of Managers attached as Exhibit C to that certain Certificate of the Secretary of the Company, dated March 3, 2017 and delivered in connection with the Original Participation Agreement (a) have not in any way been (i) amended or modified in any matter that would have the effect of reducing, limiting, or conditioning the authorizations described therein or (ii) revoked, rescinded, or superseded, and (b) have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.

4. Attached hereto as Exhibit D is a list of the officer(s) of the Company, each of whom has been duly elected or appointed, has duly qualified and on this day is an officer of the Company holding the office indicated opposite the name of such person, authorized to execute and deliver each of the Operative Documents to which the Company is a party and any additional documents contemplated thereby, and the signature set opposite the name of such officer is the genuine signature of such person.

5. The Company has, and since the time of its formation has had, at least one validly admitted and existing member of the Company.

Exhibit F-1
(to Amended and Restated Participation Agreement)

6. (i) No procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by the Company, its Board of Managers or its members, that would result in the liquidation, dissolution or winding-up of the Company, (ii) no event has occurred that has adversely affected the full force and effect status of the Company under the laws of its jurisdiction of formation, and the Company has taken all actions required by the laws of its jurisdiction of formation to maintain such full force and effect status and (iii) no grounds exist for the revocation or forfeiture of the Articles of Organization.

This certificate is delivered in connection with the Amended and Restated Participation Agreement, dated as of the date hereof (the “Participation Agreement”), among the Company, as Lessee, BA Leasing BSC, LLC, a Delaware limited liability company, as Lessor, Bank of America, N.A., not in its individual capacity, except as expressly stated herein, but solely as Administrative Agent, and the financial institutions from time to time party thereto as Participants. Capitalized terms used herein, but not defined, shall have the meanings ascribed to such terms in Appendix 1 to the Participation Agreement.

[Remainder of page intentionally left blank.]

In Witness Whereof, I have signed my name as of the date first set forth above.

By:
	Name:	Joseph J. LaRosa
	Title:	Secretary

I, Leonard Brooks, Treasurer of the Company, hereby certify as of the date first written above that Joseph J. LaRosa has been duly elected or appointed, has been duly qualified and this day is the Secretary of the Company and that the signature set forth above is his genuine signature.

In Witness Whereof, I have signed my name as of the date first set forth above.

By:
	Name:	Leonard Brooks
	Title:	Treasurer

Exhibit A

Articles of Organization of the Company

See attached

Exhibit B

LLC Agreement of the Company

See attached

Exhibit C

[Reserved]

Exhibit D

List of Officers of the Company

Name	Position	Signature

Form of Officer’s Certificate of Parent Guarantor

Secretary’s Certificate of Regeneron Pharmaceuticals, Inc.

May 2, 2019

I, Joseph J. LaRosa, Secretary of Regeneron Pharmaceuticals, Inc., a New York corporation (the “Company”), do hereby certify, in my capacity as Secretary of the Company and on behalf of the Company and not in any personal capacity, that as of the date hereof:

1. Attached hereto as Exhibit A is a true, correct and complete copy of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), as certified by the Secretary of State of the State of New York, as in effect on the date hereof. No amendment, restatement or other modification to the Certificate of Incorporation has been filed in the office of the Secretary of State of the State of New York since the date of such certification by the Secretary of State of the State of New York as set forth in Exhibit A.

2. Attached hereto as Exhibit B is a true and complete copy of the By-Laws of the Company (the “By-Laws”), as in full force and effect at all times since [_______, _____], to and including the date hereof.

3. The resolutions of the Company’s Board of Directors attached as Exhibit C to that certain Certificate of the Secretary of the Company, dated March 3, 2017 and delivered in connection with the Original Participation Agreement (a) have not in any way been (i) amended or modified in any matter that would have the effect of reducing, limiting, or conditioning the authorizations described therein or (ii) revoked, rescinded, or superseded, and (b) have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.

4. Attached hereto as Exhibit D is a list of the officer(s) of the Company, each of whom has been duly elected or appointed, has duly qualified and on this day is an officer of the Company holding the office indicated opposite the name of such person, authorized to execute and deliver each of the Operative Documents to which the Company is a party and any additional documents contemplated thereby, and the signature set opposite the name of such officer is the genuine signature of such person.

5. (i) No procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by the Company, its Board of Directors or its shareholders, that would result in the liquidation, dissolution or winding-up of the Company, (ii) no event has occurred that has adversely affected the full force and effect status of the Company under the laws of its jurisdiction of incorporation, and the Company has taken all actions required by the laws of its jurisdiction of incorporation to maintain such full force and effect status and (iii) no grounds exist for the revocation or forfeiture of the Certificate of Incorporation.

Exhibit F-2
(to Amended and Restated Participation Agreement)

This certificate is delivered in connection with the Amended and Restated Participation Agreement, dated as of the date hereof (the “Participation Agreement”), among Old Saw Mill Holdings LLC, as Lessee, BA Leasing BSC, LLC, a Delaware limited liability company, as Lessor, Bank of America, N.A., not in its individual capacity, except as expressly stated herein, but solely as Administrative Agent, and the financial institutions from time to time party thereto as Participants. Capitalized terms used herein, but not defined, shall have the meanings ascribed to such terms in Appendix 1 to the Participation Agreement.

[Remainder of page intentionally left blank.]

In Witness Whereof, I have signed my name as of the date first set forth above.

By:
Name:
	Title:	Secretary

I, ______________, the _______________________ of the Company, hereby certify that _____________________ has been duly elected, has been duly qualified and this day is the Secretary of the Company and that the signature set forth above is his genuine signature.

In Witness Whereof, I have signed my name as of the date first set forth above.

By:
Name:
Title:

Exhibit A

Certificate of Incorporation of the Company

See attached

Exhibit B

By-Laws of the Company

See attached

Exhibit C

[Reserved]

Exhibit D

List of Officers of the Company

Name	Position	Signature

Form of Officer’s Certificate of Subsidiary Guarantors

Secretary’s Certificate of [___________]

May 2, 2019

I, __________________, Secretary of [__________], a [__________], (the “Company”), do hereby certify, in my capacity as Secretary of the Company and on behalf of the Company and not in any personal capacity, that as of the date hereof:

1. Attached hereto as Exhibit A is a true, correct and complete copy of the [Certificate/Articles of Formation/Incorporation] of the Company (the “[Certificate of Incorporation]”), as certified by the Secretary of State of the State of [______], as in effect on the date hereof. No amendment, restatement or other modification to the [Certificate of Incorporation] has been filed in the office of the Secretary of State of the State of [______] since the date of such certification by the Secretary of State of the State of [______] as set forth in Exhibit A.

2. Attached hereto as Exhibit B is a true and complete copy of the [By-Laws/LLC Agreement] of the Company, as in full force and effect at all times since [_______, _____], to and including the date hereof.

3. The resolutions of the Company’s [Board of Directors/Managers] attached as Exhibit C to that certain Certificate of the Secretary of the Company, dated March 3, 2017 and delivered in connection with the Original Participation Agreement (a) have not in any way been (i) amended or modified in any matter that would have the effect of reducing, limiting, or conditioning the authorizations described therein or (ii) revoked, rescinded, or superseded, and (b) have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.

4. Attached hereto as Exhibit D is a list of the officer(s) of the Company, each of whom has been duly elected or appointed, has duly qualified and on this day is an officer of the Company holding the office indicated opposite the name of such person, authorized to execute and deliver each of the Operative Documents to which the Company is a party and any additional documents contemplated thereby, and the signature set opposite the name of such officer is the genuine signature of such person.

5. (i) No procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by the Company, its [Board of Directors/Managers] or its [shareholders/members], that would result in the liquidation, dissolution or winding-up of the Company, (ii) no event has occurred that has adversely affected the [full force and effect status][good standing] of the Company under the laws of its jurisdiction of [incorporation/formation], and the Company has taken all actions required by the laws of its jurisdiction of [incorporation/formation] to maintain such [full force and effect status][good standing] and (iii) no grounds exist for the revocation or forfeiture of the [Certificate of Incorporation].

Exhibit F-3
(to Amended and Restated Participation Agreement)

6. [Add other applicable information as necessary.]

This certificate is delivered in connection with the Amended and Restated Participation Agreement dated as of the date hereof (the “Participation Agreement”)., among Old Saw Mill Holdings LLC, as Lessee, BA Leasing BSC, LLC, a Delaware limited liability company, as Lessor, Bank of America, N.A., not in its individual capacity, except as expressly stated herein, but solely as Administrative Agent, and the financial institutions from time to time party thereto as Participants. Capitalized terms used herein, but not defined, shall have the meanings ascribed to them in Appendix 1 to the Participation Agreement.

[Remainder of page intentionally left blank.]

In Witness Whereof, I have signed my name as of the date first set forth above.

By:
Name:
	Title	Secretary

I, ______________, the _______________________ of the Company, hereby certify that _____________________ has been duly elected, has been duly qualified and this day is the Secretary of the Company and that the signature set forth above is his genuine signature.

In Witness Whereof, I have signed my name as of the date first set forth above.

By:
Name:
Title:

Exhibit A

[Certificate/Articles of Formation/Incorporation] of the Company

See attached

Exhibit B

[By-Laws/LLC Agreement] of the Company

See attached

Exhibit C

[Reserved]

Exhibit D

List of Officers of the Company

Name	Position	Signature